                       SECURITIES AND EXCHANGE COMMISSION



                             Washington, D. C. 20549


                                ----------------



                                    FORM U5S


                                  ANNUAL REPORT


                   For the Fiscal Year Ended December 31, 1998


        Filed pursuant to the Public Utility Holding Company Act of 1935 by


                              THE SOUTHERN COMPANY


                           270 PEACHTREE STREET, N. W.
                             ATLANTA, GEORGIA 30303

                              THE SOUTHERN COMPANY
                                    FORM U5S
                                      1998


                                TABLE OF CONTENTS



                ITEM                                                PAGE NUMBER


1.       System Companies and Investments Therein as of
           December 31, 1998                                                 1

2.       Acquisitions or Sales of Utility Assets                             7

3        Issue, Sale, Pledge, Guarantee or Assumptions
           of System Securities                                              7

4.       Acquisition, Redemption or Retirement of System
           Securities                                                        8

5.       Investments in Securities of Nonsystem Companies                    10

6.       Officers and Directors                                              11

7.       Contributions and Public Relations                                  50

8.       Service, Sales and Construction Contracts                           53

9.       Wholesale Generators and Foreign Utility Companies                  54

10.      Financial Statements and Exhibits                                   A

                                      ITEMS

ITEM 1.   SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1998.

Name of Company                                  Number of          Percentage         Issuer
(Add abbreviation                                 Common             of Voting          Book           Owner's
  used herein)                                 Shares Owned            Power            Value        Book Value
                                                                                             In Thousands

THE SOUTHERN COMPANY
     (SOUTHERN)                                       None               None               n/a              n/a

     ALABAMA POWER COMPANY
        (ALABAMA)                                5,608,955                100        $2,784,067       $2,784,067

        Alabama Energy Providers, Inc.               1,000                100                 1                1

        Alabama Property Company                     1,000                100             9,935            9,935

        Alabama Power Capital Trust I
           (ALABAMA TRUST I)                           n/a                n/a             3,000            3,000

        Alabama Power Capital Trust II
           (ALABAMA TRUST II)                          n/a                n/a             6,186            6,186

        Southern Electric
           Generating
           Company (SEGCO) (a)                     164,000                 50            24,360           24,360

     ENERGIA DE NUEVO LEON, S. A.
        DE C. V.                                       358             33 1/3                 -                -

     GEORGIA POWER COMPANY
        (GEORGIA)                                7,761,500                100        3,,784,172        3,784,172

        SEGCO (a)                                  164,000                 50            24,360           24,360

        Piedmont-Forrest
           Corporation (PIEDMONT)                  100,000                100             7,667            7,667
                                                                                         13,273  (b)      13,273

        Georgia Power LP Holdings Corp.
           (GEORGIA POWER
           HOLDINGS)                                   500                100                 -                -

        Georgia Power Capital, L.P.
           (GEORGIA CAPITAL)                           n/a                n/a             4,165            4,165

        Georgia Power Capital Trust I
           (GEORGIA TRUST I)                           n/a                n/a             8,171            8,171

        Georgia Power Capital Trust II
           (GEORGIA TRUST II)                          n/a                n/a             6,218            6,218

        Georgia Power Capital Trust III
           (GEORGIA TRUST III)                         n/a                n/a             6,557            6,557






ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1998.
              (Continued)

Name of Company                                             Number of       Percentage       Issuer
(Add abbreviation                                            Common          of Voting        Book           Owner's
  used herein)                                            Shares Owned         Power          Value        Book Value
                                                                                                  In Thousands

     GULF POWER COMPANY (GULF)                                992,717          100          427,652           427,652

        Gulf Power Capital Trust I
           (GULF TRUST I)                                         n/a          n/a            1,418             1,418

        Gulf Power Capital Trust II
           (GULF TRUST II)                                        n/a          n/a            1,493             1,493

     MISSISSIPPI POWER COMPANY
        (MISSISSIPPI)                                       1,121,000          100          391,231           391,231

        Mississippi Power Capital Trust I
           (MISSISSIPPI TRUST I)                                  n/a          n/a            1,082             1,082

        Mississippi Power Services, Inc.                          100          100               10                10

     MOBILE ENERGY SERVICES
        HOLDINGS, INC. (MESH)                                   1,000          100           19,333            19,333

        Mobile Energy Services
           Company, LLC (MESCO)                                   n/a           99           74,178            74,178

     POWERCALL, INC.                                            1,000          100            2,111             2,111

     SAVANNAH ELECTRIC AND
        POWER COMPANY
        (SAVANNAH)                                         10,844,635          100          175,865           175,865

        Savannah Electric and Power Capital Trust I
           (SAVANNAH ELECTRIC TRUST I)                            n/a          n/a            1,242             1,242

     SOUTHERN ENERGY, INC.  (Southern Energy)                   1,000          100        2,661,113         2,661,113

        ASOCIADOS DE ELECTRICIDAD                              11,999          (c)              (d)               (d)

        SEI Y ASOCIADOS DE ARGENTINA S. A.                  9,840,000          (c)              (d)               (d)
           Hidroelectrica Alicura, S. A.                  166,380,000          (c)              (d)               (d)

        SOUTHERN COMPANY CAPITAL
           FUNDING, INC.                                          n/a          100           53,142            53,142

        SOUTHERN ELECTRIC, INC.                                 1,000          100               17                17



                                       2

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1998.
              (Continued)

Name of Company                                             Number of        Percentage       Issuer
(Add abbreviation                                            Common           of Voting        Book          Owner's
  used herein)                                            Shares Owned          Power          Value       Book Value
                                                                                                  In Thousands

       SOUTHERN ENERGY FINANCE
           COMPANY, INC.                                        1,000          100          139,969           139,969
           EPZ Lease, Inc.                                      1,000          (c)              (d)               (d)
              EPZ Lease, L.L.C.                                  None          (c)              (d)               (d)
                 EPZ Lease Holding A, L.L.C.                     None          (c)              (d)               (d)
                 EPZ Lease Holding B, L.L.C.                     None          (c)              (d)               (d)
                 EPZ Lease Holding C, L.L.C.                     None          (c)              (d)               (d)
           Dutch Gas Lease, Inc.                                1,000          (c)              (d)               (d)
              Dutch Gas Lease, L.L.C.                            None          (c)              (d)               (d)
                 Dutch Gas Lease Holding A, L.L.C.               None          (c)              (d)               (d)
                 Dutch Gas Lease Holding B, L.L.C.               None          (c)              (d)               (d)
                 Dutch Gas Lease Holding C, L.L.C.               None          (c)              (d)               (d)
           Southern Energy Clairton, Inc.                       1,000          (c)              (d)               (d)
              Southern Energy Clairton, L.L.C.                  1,000          (c)              (d)               (d)
           Southern Energy Clairton 2, Inc.                     1,000          (c)              (d)               (d)
           Southern Energy Carbontronics, Inc.                  1,000          (c)              (d)               (d)
              Southern Energy Carbontronics, L.L.C.             1,000          (c)              (d)               (d)

        SOUTHERN ENERGY RESOURCES, INC.
              (Southern Resources)                              1,000          100          131,652           131,652
           SEI Operadora de Argentina, S. A.                   11,999          (c)              (d)               (d)
           Southern Electric International-
              Asia, Inc                                         1,000          (c)              (d)               (d)
           Southern Electric International, GmbH                  500          (c)              (d)               (d)

        SOUTHERN ENERGY INTERNATIONAL,                          1,000          100        2,536,921         2,536,921
           INC.

           CAYMAN ENERGY TRADERS                                    1          (c)              (d)               (d)
              Southern Electric do Brazil Participacoes, Ltda     n/a          (c)              (d)               (d)
                  Companhia Energetica de Minas Gerais            n/a          (c)              (d)               (d)

           SOUTHERN ELECTRIC INTERNATIONAL
              FINANCE, INC                                      1,000          (c)              (d)               (d)

           SOUTHERN ELECTRIC INTERNATIONAL
              NETHERLANDS B.V.                                  1,000          (c)              (d)               (d)

           SE CHINA INVESTMENTS, INC,                           1,000          (c)              (d)               (d)
              Southern Energy Mauritius Limited                 1,000          (c)              (d)                (d
              SEMAR Limited                                     1,000          (c)              (d)               (d)
              Southern Energy Newco Limited                     1,000          (c)              (d)               (d)

           SEI BRAZIL HOLDINGS, INC.                            1,000          (c)              (d)               (d)

           SEI SOUTH AMERICA, INC.                              1,000          (c)              (d)               (d)

           SOUTHERN ENERGY CARIBE, LTD.                         1,000          (c)              (d)               (d)

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1998
              (Continued)

Name of Company                                           Number of          Percentage       Issuer
(Add abbreviation                                          Common             of Voting        Book          Owner's
  used herein)                                          Shares Owned            Power          Value       Book Value
                                                                                                    In Thousands

          SOUTHERN ENERGY - ASIA, INC.                         1,000          100        1,498,577         1,498,577
              Consolidated Electric Power Asia
                Limited (CEPA)                          1,066,124,419          (c)              (d)               (d)
              Southern Energy Asia Ventures, Inc.               1,000          (c)              (d)               (d)

           SOUTHERN ENERGY DO BRAZIL, LTDA                        n/a        99.85               50                50

           SOUTHERN ENERGY E ASSOCIADOS
              PARTICIPACOES, S.A.                                 n/a          100           81,000            81,000

           SOUTHERN ENERGY - NEWCO 2, INC.                      1,000          100          177,491           177,491
              SEI Chile, S. A.                                    999          (c)              (d)               (d)
                 Empresa Electrica del Norte
                    Grande, S. A.  (Edelnor)              158,643,607          (c)              (d)               (d)
                     Sitranor S. A.                               n/a          (c)              (d)               (d)
                 Energia del Pacifico S. A.                     1,000          (c)              (d)               (d)
                    Gasoducto Nor Andino
                      Argentina, S.A.                       3,600,000          (c)              (d)               (d)
                    Gasoducto Nor Andino S.A.                     n/a          (c)              (d)               (d)
              SEI Beteiligungs GmbH                                 1          (c)              (d)               (d)
                 P. T. Tarahan Power Company                      n/a          (c)              (d)               (d)
              Southern Electric Bahamas
                 Holdings, Ltd.                                 1,000          100           40,171            40,171
                 Southern Electric Bahamas, Ltd.                5,000          (c)              (d)               (d)
                 ICD Utilities Limited                      2,500,000          (c)              (d)               (d)
                 Freeport Power Company Limited               910,809          (c)              (d)               (d)


           SEI WORLDWIDE HOLDINGS, INC.                         1,000          (c)              (d)               (d)
              SEI Worldwide Holdings (Germany) GmbH                 3          (c)              (d)               (d)

           SEI GERMANY BEWAG, INC.                              1,000          (c)              (d)               (d)
              SEI Worldwide Holdings (Germany) GmbH                 3          (c)              (d)               (d)
                 Southern Energy Development Europa GmbH        1,000          (c)              (d)               (d)
                 Southern Energy Holdings Beteiligungs
                    gesellschaft mbH                                3          (c)              (d)               (d)
                    BEWAG                                  29,120,002          (c)              (d)               (d)

                                      4

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1998
              (Continued)

Name of Company                                           Number of          Percentage       Issuer
(Add abbreviation                                          Common             of Voting        Book          Owner's
  used herein)                                          Shares Owned            Power          Value       Book Value
                                                                                                   In Thousands
         SOUTHERN ENERGY- EUROPE, INC.                              1,000        100        296,275           296,275
              The Southern Company - Europe plc                   50,000         (c)            (d)               (d)
              Southern Energy Development - Europe Limited             2         (c)            (d)               (d)
                 Southern Energy Development Hungaria L.L.C.       1,000         (c)            (d)               (d)
              Southern Energy UK Generation Limited                  100         (c)            (d)               (d)
              Southern Energy Netherlands Ltd.                        55         (c)            (d)               (d)
              Southern Electric International - Europe, Inc.       1,000         (c)            (d)               (d)
                 SWEB Holdings UK                             12,184,716         (c)            (d)               (d)
                     SWEB Holdings Limited                       150,000         (c)            (d)               (d)
                         Southern Investments UK plc         500,400,587         (c)            (d)               (d)
                            South Western Electricity plc    113,989,525         (c)            (d)               (d)

           SOUTHERN ELECTRIC INTERNATIONAL
              TRINIDAD, INC.                                       1,000         100         37,666            37,666
              The Power Generation
                 Company of Trinidad
                 and Tobago Limited                          188,370,000         (c)            (d)               (d)

        SOUTHERN ENERGY NORTH
           AMERICA, INC.                                             500         100        333,236           333,236
           SEI Birchwood, Inc.                                     1,000         (c)            (d)               (d)
              Birchwood Power Partners, L. P.                        n/a         (c)            (d)               (d)
              Greenhost, Inc.                                         50          50            (d)               (d)
           SEI Hawaiian Cogenerators, Inc.                         1,000         (c)            (d)               (d)
           SEI New England Holding Corp.                           1,000         (c)            (d)               (d)
              Southern Energy New England, L.L.C.                  1,000         (c)            (d)               (d)
                  Southern Energy Canal, L.L.C.                    1,000         (c)            (d)               (d)
                  Southern Energy Kendall, L.L.C.                  1,000         (c)            (d)               (d)
              Southern Energy Canal III, Inc.                      1,000         (c)            (d)               (d)
              Newington Energy L.L.C.                              1,000         (c)            (d)               (d)
           SEI New England, Inc.                                   1,000         (c)            (d)               (d)
              Southern Energy Canal, L.L.C.                        1,000         (c)            (d)               (d)
              Southern Energy New England, L.L.C.                  1,000         (c)            (d)               (d)
           SEI State Line, Inc.                                    1,000         (c)            (d)               (d)
              State Line Holding Corporation                       1,000         (c)            (d)               (d)
              State Line Energy, L.L.C.                              n/a         (c)            (d)               (d)
           SEI Wisconsin Holdings, Inc.                            1,000         (c)            (d)               (d)
              SEI Wisconsin, L.L.C.                                1,000         (c)            (d)               (d)
           Southern Energy California, Inc.                        1,000         (c)            (d)               (d)
              Southern Energy Potrero, L.L.C.                      1,000         (c)            (d)               (d)
              Southern Energy Delta, L.L.C.                        1,000         (c)            (d)               (d)
           Southern Energy Bay Area Investments, Inc.              1,000         (c)            (d)               (d)
              Southern Energy Potrero, L.L.C.                      1,000         (c)            (d)               (d)
              Southern Energy Delta, L.L.C.                        1,000         (c)            (d)               (d)
           Southern Energy - Cajun, Inc.                          10,000         (c)            (d)               (d)
              Louisiana Generating L.L.C.                            n/a         (c)            (d)               (d)
           Southern Energy Texas (G.P.), Inc.                      1,000         (c)            (d)               (d)
              Southern Energy Central Texas, L.P.                  1,000         (c)            (d)               (d)



ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1998
              (Continued)

Name of Company                                           Number of          Percentage       Issuer
(Add abbreviation                                          Common             of Voting        Book          Owner's
  used herein)                                          Shares Owned            Power          Value       Book Value
                                                                                             In Thousands

        SOUTHERN ENERGY NORTH
           AMERICA, INC. (continued)
           Southern Energy Southwest Investments, Inc.             1,000         (c)            (d)               (d)
           Southern Energy Ventures, Inc.                          1,000         (c)            (d)               (d)
              Southern Energy Trading and Marketing, Inc.          1,000         (c)            (d)               (d)
                  Southern Energy Retail Trading and
                      Marketing, Inc.                              1,000         (c)            (d)               (d)
           Southern Energy Wichita Falls, L.P.                     1,000         (c)            (d)               (d)
           Southern Energy New York G.P., Inc.                     1,000         (c)            (d)               (d)
           Southern Energy Hudson Valley Investments, Ltd.         1,000         (c)            (d)               (d)
              Southern Energy Bowline, L.L.C.                      1,000         (c)            (d)               (d)
              Southern Energy Lovett, L.L.C.                       1,000         (c)            (d)               (d)
              Southern Energy NY - Gen L.L.C.                      1,000         (c)            (d)               (d)
           SC Energy Ventures, Inc.                                1,000         (c)            (d)               (d)
              Southern Company Energy Marketing L.P.                 n/a         (c)            (d)               (d)
           SC Ashwood Holding, Inc.                                1,000         (c)            (d)               (d)
              Southern Company Energy Marketing G.P., L.L.C.         n/a         (c)            (d)               (d)


     SOUTHERN COMPANY
        SERVICES, INC. (SCS)                                      14,500         100            875               875

     SOUTHERN COMMUNICATIONS
        SERVICES, INC. (Southern LINC)                               500         100         92,936            92,936
                                                                                             46,666  (e)       46,666

     SOUTHERN ELECTRIC RAILROAD
        COMPANY (SERC)                                             5,000         100              5                 5

     SOUTHERN NUCLEAR OPERATING
        COMPANY, INC. (Southern Nuclear)                           1,000         100          2,049             2,049
                                                                                              5,000  (f)        5,000

     SOUTHERN TELECOM, INC.                                        1,000         100          7,947             7,947

     SOUTHERN COMPANY ENERGY
        SOLUTIONS, INC. (Energy                                      500         100         24,799            24,799
           Solutions)


ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1998
              (Continued)


Notes to Item 1:
(a)      SEGCO is 50% owned by ALABAMA and 50% owned by GEORGIA.
         The amounts shown reflect the respective ownership interests of each company.
(b) Promissory note due on demand; interest rate, based on GEORGIA's embedded cost of capital, was 9.74% at January 1, 1999.
(c)      This information is contained in Item 9, Part I(a).
(d)      This information is filed confidentially pursuant to Rule 104.
(e) Unsecured notes payable due on or before December 31, 2000 at an end-of-year interest rate of 4.48%.
(f) Unsecured notes payable due on or before December 31, 2000 at an end-of-year interest rate of 5.33%.
(g) The new companies formed in 1998 were all incorporated in the state of Delaware and are listed below.
         Southern Energy Ventures, Inc. was formed in January 1998.
         Southern Energy Asia Ventures, Inc. was formed  in February 1998.
         SE China Investments, Inc.; Southern Energy Canal, LLC; Southern
          Energy Kendall, LLC;
         Southern Energy New England, LLC; SEI New England Holding Corp.; and
          SEI New England, Inc. were formed in May 1998.
         Southern Energy Carbontronics, Inc.;  Southern Energy Carbontronics,
          LLC and  Southern Energy - Europe, Inc. were formed in June 1998.
         Southern Energy Caribe, Ltd.; SEI Wisconsin, LLC; and SEI Wisconsin
          Holdings, Inc. were formed in July 1998.
         SEI Brazil Holdings, Inc. and SEI South America, Inc. were formed in
          August  1998.
         Southern Energy Southwest  Investments, Inc.; Southern Energy Wichita
          Falls, LP and Southern Energy Texas (G.P.) Inc. were formed in September 1998.
         Southern Energy Europe Investments, Inc.; Southern Energy Canal III,
          Inc.; Southern Energy Potrero, LLC; Southern Energy Delta, LLC; Southern Energy Bay Area Investments, Inc.; Southern Energy California,Inc.; Southern Energy Netherlands, Ltd.; Southern Energy New York GP, Inc.; Southern Energy Hudson Valley Investments, Ltd.; Southern Energy Bowline, LLC; and Southern Energy Lovett, LLC were formed in November 1998.
         Southern Energy Central Texas, L.P. was formed in December 1998.


ITEM 2.  ACQUISITION OR SALES OF UTILITY ASSETS.

NONE.

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES.

NONE.

ITEM 4.      ACQUISITION, REDEMPTION, OR RETIREMENT OF SYSTEM SECURITIES.

                               Calendar Year 1998

                                Name of Company                                                                 Indicate
    Name of Issuer and        Acquiring, Redeeming    Number of Shares or Principal Amount                    Commission
      Title of Issue         or Retiring Securities   Acquired       Redeemed        Retired   Consideration  Authorization
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                                (See Note)
ALABAMA:

First Mortgage Bonds
                                           >
8.750% Series due 2021                  ALABAMA           None    $148,500,000    $148,500,000    $161,019,784
8.50% Series due 2022                   ALABAMA           None    $198,000,000    $198,000,000    $215,334,350
5.50% Series due 1998                   ALABAMA           None     $50,000,000     $50,000,000     $51,375,000
8.30% Series due 2022                   ALABAMA           None     $99,608,000     $99,608,000    $107,219,434
7.250% Series due 2007                  ALABAMA           None    $175,000,000    $175,000,000    $184,144,965
6.85% Series due 2002                   ALABAMA           None    $100,000,000    $100,000,000    $103,091,389

Preferred Stock
6.40% Series                            ALABAMA           None     $50,000,000     $50,000,000    $52,613,909
6.80% Series                            ALABAMA           None     $38,000,000     $38,000,000    $39,108,324

Pollution Control Revenue Bonds
6.05% Series B due 2023                 ALABAMA           None      $9,700,000      $9,700,000      $9,999,959
6.05% Series C due 2023                 ALABAMA           None     $87,290,000     $87,290,000     $89,989,322
5.80% Series H due 2022                 ALABAMA           None      $9,800,000      $9,800,000     $10,051,261

GEORGIA:

First Mortgage Bonds
7.00% Series due 2000                   GEORGIA           None    $100,000,000    $100,000,000    $100,000,000
7.95% Series due 2023                   GEORGIA           None    $138,250,000    $138,250,000    $138,250,000
5.50% Series due 1998                   GEORGIA           None    $100,000,000    $100,000,000    $100,000,000
7.75% Series due 2023                   GEORGIA           None     $70,000,000     $70,000,000     $70,000,000
6.85% Series due 2002                   GEORGIA           None    $150,000,000    $150,000,000    $150,000,000

Pollution Control Revenue Bonds
5.375% Series due 2005                  GEORGIA           None     $46,790,000     $46,790,000     $46,790,000
5.90% Series due 2024                   GEORGIA           None     $10,000,000     $10,000,000     $10,000,000
5.90% Series due 2024                   GEORGIA           None      $7,000,000      $7,000,000      $7,000,000
6.00% Series due 2018                   GEORGIA           None      $8,375,000      $8,375,000      $8,375,000
6.20% Series due 2022                   GEORGIA           None      $4,100,000      $4,100,000      $4,100,000
6.00% Series due 2018                   GEORGIA           None     $13,725,000     $13,725,000     $13,725,000

Preferred Stock
$5.00 Series                            GEORGIA        $11,200            None         $11,200         $10,667
$4.92 Series                            GEORGIA       $533,700            None        $533,700        $520,032
$4.60 Series                            GEORGIA       $420,300            None        $420,300        $361,606
$4.96 Series                            GEORGIA        $25,800            None         $25,800         $25,341
$4.60 1962 Series                       GEORGIA        $25,500            None         $25,500         $23,228
$4.60 1963 Series                       GEORGIA         $5,000            None          $5,000          $4,322
$4.72 Series                            GEORGIA       $110,500            None        $110,500        $103,284
$5.64 Series                            GEORGIA        $39,500            None         $39,500         $39,452
Series K Variable Rate                  GEORGIA             $0     $40,679,000     $40,679,000     $40,679,000
Series L Variable Rate                  GEORGIA             $0     $64,212,925     $64,212,925     $64,212,925


ITEM 4.      ACQUISITION, REDEMPTION, OR RETIREMENT OF SYSTEM SECURITIES.

                               Calendar Year 1998

                                Name of Company                                                                 Indicate
    Name of Issuer and        Acquiring, Redeeming    Number of Shares or Principal Amount                    Commission
      Title of Issue         or Retiring Securities   Acquired       Redeemed        Retired   Consideration  Authorization
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                                (See Note)
GULF:

First Mortgage Bonds
                                      >
5.55% Series due 1998                      GULF           None           None      $15,000,000     $15,000,000
5.00% Series due 1998                      GULF           None           None      $30,000,000     $30,000,000

Preferred Stock
4.64% Series                               GULF           None              50              50          $5,000
6.72% Series                               GULF           None         346,429         346,429      $8,660,725
Adjustable Rate                            GULF           None          31,560          31,560        $789,000

MISSISSIPPI:

First Mortgage Bonds
5 3/8% Series due 1998              MISSISSIPPI             $0     $35,000,000     $35,000,000     $35,000,000
6 5/8% Series due 2000              MISSISSIPPI             $0     $40,000,000     $40,000,000     $40,000,000

Pollution Control Bonds
5.80% Series due 2007               MISSISSIPPI           None         $20,000          $20,000        $20,000
6.20% Series due 2023               MISSISSIPPI           None     $13,000,000      $13,000,000    $13,260,000

SAVANNAH:

First Mortgage Bonds
8.30% Series due 2022                  SAVANNAH           None     $30,000,000      $30,000,000    $31,528,810

Preferred Stock
6.64% Series                           SAVANNAH           None     $35,000,000      $35,000,000    $35,000,000



Note to Item 4: All transactions exempt pursuant to Rule 42(b)(2), (4) or (5) or authorized in File No. 70-8095 or in the respective proceedings relating to the issuance and sale of preferred stock.

ITEM 5.   INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES.

                                                                 Number of
                                                                 Shares or                Carrying
                                                                 Principal                  Value
Name of Owner                       Name of Issuer            Amount Owned                to Owner
-------------                       --------------            ------------                --------
ALABAMA (one item)                        (1)                      204 shares                    $1
ALABAMA (four items)                      (2)                        $654,000              $654,000
GEORGIA (one item)                        (3)                      $4,000,000            $4,000,000
GULF (five items)                         (1)                      165 shares                    $1
Energy Solutions (one item)               (4)                  130,381 shares                    $1
SAVANNAH (one item)                       (1)                      266 shares                    $1

Notes to Item 5:

      (1) Securities representing bankruptcy distributions applicable to obligations of customers incurred in the ordinary course of business.

      (2) Debt securities issued by instrumentalities of political subdivisions within ALABAMA's service area to build promotional industrial buildings that will assist in advancing business and industrial development.

      (3) Investment made in a private venture capital fund for the purpose of assisting early-stage and high technology companies located principally in the Southeast, with a focus on Georgia-based firms. (See File No. 70-8085.)

      (4) Represents Energy Solutions investment in Integrated Communication Systems, Inc. (ICS). ICS is engaged in providing two-way communications over local telephone lines for a wide range of energy-related services in the residential and small commercial markets.

ITEM 6.      OFFICERS AND DIRECTORS.
             PART I.

The following are the abbreviations to be used for principal business address and positions.

Principal Business Address            Code

270 Peachtree Street
Atlanta, GA 30303                     (a)

600 North 18th Street
Birmingham, AL 35291                  (b)

241 Ralph McGill Boulevard, N.E.
Atlanta, GA 30308-3374                (c)

500 Bayfront Parkway
Pensacola, FL 32501                   (d)

900 Ashwood Parkway
Suite 500
Atlanta, GA 30338                     (e)

2992 West Beach Boulevard
Gulfport, MS 39501                    (f)

600 East Bay Street
Savannah, GA 31401                    (g)

Suipacha 1111 Piso 18
1368 Buenos Aires, Argentina          (h)

LN Alem 712 - Piso 7
(1001) Buenos Aires, Argentina        (i)

Apoquindo 3721 Office 114
Las Condes, Chile                     (j)

Avenida Grecia 750
Casilla 1290
Antofagasta, Chile                    (k)

800 Park Avenue, Aztec West
Almondsbury, Bristol BS12 4SE         (l)

5555 Glenridge Connector
Atlanta, GA 30342                     (m)

42 Inverness Center Parkway
Birmingham, AL 35242                  (n)

40 Inverness Center Parkway
Birmingham, AL 35242                  (o)



Position                              Code

Director                              D
President                             P
Chief Executive Officer               CEO
Chief Financial Officer               CFO
Chief Accounting Officer              CAO
Chief  Information Officer            CIO
Chief Production Officer              CPO
Senior Executive Vice President       SEVP
Executive Vice President              EVP
Senior Vice President                 SVP
Financial Vice President              FVP
Vice President                        VP
Controller/Comptroller                C
Counsel                               L
Secretary                             S
Treasurer                             T
General Manager                       GM
Managing Director                     MD
Commissioner                          M

SOUTHERN
Name and Principal Address  (a)     Position

John C. Adams                       D
 755 Lee Street
 P. O. Box 272
 Alexander City, AL 35011-0272
A. D. Correll                       D
 133 Peachtree Street, N.E.
 Atlanta, GA 30303
A. W. Dahlberg                      D,P,CEO
Paul J. DeNicola  (c)               D,EVP
Jack Edwards                        D
 P. O. Box 123
 Mobile, AL 36601
H. Allen Franklin  (c)              D,EVP
Bruce S. Gordon                     D
 1095 Avenue of the Americas
 New York, NY 10036
L. G. Hardman III                   D
 P. O. Box 149
 Commerce, GA 30529
Elmer B. Harris  (b)                D,EVP
Zack T. Pate                        D
 700 Galleria Parkway
 Atlanta, GA 303339
William J. Rushton, III             D
 P. O. Box 2606
 Birmingham, AL 35202
Dr. Gloria M. Shatto                D
 P. O. Box 490610
 Mount Berry, GA 30149

ITEM 6.    OFFICERS AND DIRECTORS.
           PART I.  (Continued)

SOUTHERN (continued)
Name and Principal Address  (a)     Position

Gerald J. St. Pe'                   D
 P. O. Box 149
 Pascagoula, MS 39568
Herbert Stockham                    D
 P. O. Box 130118
 Birmingham, AL 35213
W. L. Westbrook                     FVP,CFO,T
Thomas G. Boren  (e)                SVP
Warren Y. Jobe                      SVP
Stephen A. Wakefield                SVP,L
David R. Altman                     VP
C. Alan Martin                      VP
Charles D. McCrary (b)              VP
Steven R. Spencer                   VP
Christopher C. Womack               VP
Dr. W. Robert Woodall, Jr.          VP
W. Dean Hudson  (c)                 C
Tommy Chisholm                      S

ALABAMA
Name and Principal Address  (b)     Position

Whit Armstrong                      D
 P. O. Box 900
 Enterprise, AL 36331
David J. Cooper                     D
 118 N. Royal Street
 Mobile, AL 36602
A. W. Dahlberg  (a)                 D
Peter V. Gregerson, Sr.             D
 644 Walnut Street
 Gadsden, AL 35901
Elmer B. Harris                     D,P,CEO
Carl E. Jones, Jr.                  D
 P. O. Box 2527
 Mobile, AL 36622
Patricia M. King                    D
 1501 South Quintard Avenue
 Anniston, AL 36201
James K. Lowder                     D
 2000 Interstate Park Drive
 Suite 400
 Montgomery, AL 36109
Wallace D. Malone, Jr.              D
 P. O. Box 2554
 Birmingham, AL 35290
Thomas C. Meredith                  D
 Chancellor of the University of
  Alabama
 401 Queen City Avenue
 Tuscaloosa, AL 35401
William V. Muse                     D
 Auburn University
 107 Samford Hall
 Auburn, AL 36849
John T. Porter                      D
 1101 Martin L. King, Jr. Dr. S.W.
 Birmingham, AL 35211
Robert D. Powers                    D
 202 East Broad Street
 Eufaula, AL 36027
Andreas Renschler                   D
 Daimler-Chrysler AG
 WERK 000 HPCT 103
  70546 Stuttgard, Germany
C. Dowd Ritter, III                 D
 P. O. Box 11007
 Birmingham, AL 35288
William J. Rushton, III             D
 P. O. Box 2606
 Birmingham, AL 35202
James H. Sanford                    D
 1001 McQueen Smith Road South
 Prattville, AL 36066
John C. Webb, IV                    D
 125 W. Washington Street
 Demopolis, AL 36732
Banks H. Farris                     EVP
Michael D. Garrett                  EVP
William B. Hutchins, III            EVP,CFO
Charles D. McCrary                  EVP
James H. Miller, III                SVP
Earl B. Parsons, Jr.                SVP
Michael L. Scott                    SVP
Jacquelyn S. Shaia                  SVP
Christopher C. Womack               SVP
Art P. Beattie                      VP,S,T
William W. Cooper                   VP
James M. Corbitt                    VP
W. Roy Crow                         VP
Thomas A. Fanning  (a)              VP
C. Stephen Fant                     VP
Robert Holmes, Jr.                  VP
Robin A. Hurst                      VP
C. Alan Martin  (a)                 VP
Rodney O. Mundy                     VP,L
Donald W. Reese                     VP
Julian H. Smith, Jr.                VP
William R. Smith                    VP
Susan N. Story                      VP
Cheryl G. Thompson                  VP
Anthony J. Topazi                   VP
Terry H. Waters                     VP

ITEM 6.    OFFICERS AND DIRECTORS
           PART I.  (Continued)

ALABAMA PROPERTY COMPANY
Name and Principal Address  (b)     Position

Elmer B. Harris                     D,P
William B. Hutchins, III            D,VP
Susan N. Story                      D,VP
Art P. Beattie                      S,C
J. Randy DeRieux                    T

ALABAMA ENERGY PROVIDERS, INC.
Name and Principal Address  (b)     Position

Rodney O. Mundy            D
Banks H. Farris                     D
William B. Hutchins, III            D
Charles D. McCrary                  D
Michael L. Scott                    D,P
Art P. Beattie                      S,T

GEORGIA
Name and Principal Address  (c)     Position

Daniel P. Amos                      D
 1932 Wynnton Road
 Columbus, GA
Juanita Baranco                     D
 7060 Jonesboro Road
 Morrow, GA 30260
A. W. Dahlberg  (a)                 D
William A. Fickling, Jr.            D
 P. O. Box 1976
 Macon, GA 31202-1976
H. Allen Franklin                   D,P,CEO
L. G. Hardman III                   D
 P. O. Box 149
 Commerce, GA 30529
Warren Y. Jobe                      D,EVP
James R. Lientz, Jr.                D
 P. O. Box 4899
 Atlanta, GA 30302-4899
G. Joseph Prendergast               D
 191 Peachtree Street, N.E.
 Atlanta, GA 30303-1757
Herman J. Russell                   D
 504 Fair Street, S.W.
Atlanta, GA 30313
Dr. Gloria M. Shatto                D
 P. O. Box 490610
 Mount Berry, GA 30149
William Jerry Vereen                D
 P. O. Box 460
 Moultrie, GA 31776-0460
Carl Ware                           D
 P. O. Box Drawer 1734
 Atlanta, GA 30301
William C. Archer, III              EVP
Gene R. Hodges                      EVP
Charles D. McCrary                  EVP
David M. Ratcliffe                  EVP,CFO,T
Wayne T. Dahlke                     SVP
James K. Davis                      SVP
Robert H. Haubein, Jr.              SVP
Leonard J. Haynes                   SVP
Fred D. Williams                    SVP
Judy M. Anderson                    VP,S
Robert S. Beason                    VP
Robert L. Boyer                     VP
M. A. Brown                         VP
J. L. Conn                          VP
Fred W. DeMent, Jr.                 VP
Thomas A. Fanning (a)               VP
A. Bryan Fletcher                   VP
J. Kevin Fletcher                   VP
J. W. George                        VP
Craig S. Lesser                     VP
J. B. Manley                        VP
C. Alan Martin  (a)                 VP
J. L. Martin, Jr.                   VP
Cliff Thrasher                      VP,C,CAO
Jeffrey L. Wallace                  VP
Christopher C. Womack               VP
James A. Wilson                     VP
Dr. W. Robert Woodall, Jr.  (a)     VP

PIEDMONT
Name and Principal Address  (c)     Position

H. Allen Franklin                   D,P
David M. Ratcliffe                  D,EVP,T
Judy M. Anderson                    VP,S

GEORGIA POWER HOLDINGS
Name and Principal Address  (c)     Position

David M. Ratcliffe                  D,P,T
Judy M. Anderson                    VP,S
Charles O. Rawlins  (a)             VP

SEGCO
Name and Principal Address  (b)     Position

Robert L. Boyer  (c)                D
H. Allen Franklin  (c)              D,VP
Elmer B. Harris                     D,P
Robert H. Haubein, Jr. (c)          D
William B. Hutchins, III            D,VP
Charles D. McCrary                  D
Earl B. Parsons, Jr.                D

ITEM 6.  OFFICERS AND DIRECTORS
           PART I.  (Continued)

SEGCO     (continued)
Name and Principal Address  (b)     Position
David M. Ratcliffe                  D
Michael D. Garrett                  D
Art P. Beattie                      S,T
J. Randy DeRieux                    T

GULF
Name and Principal Address  (d)     Position

Travis J. Bowden                    D,P,CEO
Paul J. DeNicola  (c)               D
Fred C. Donovan, Sr.                D
 P. O. Box 13370
 Pensacola, FL 32591
W. Deck Hull, Jr.                   D
 P. O. Box 2266
 Panama City, FL 32402
Joseph K. Tannehill                 D
 10 Arthur Drive
 Lynn Haven, FL 32444
Barbara H. Thames                   D
 1450 Berryhill Road
 Milton, FL 32570
F. M. Fisher, Jr.                   VP
J. E. Hodges, Jr.                   VP
C. Alan Martin (a)                  VP
Robert G. Moore                     VP
Arlan E. Scarbrough                 VP,CFO
Michael L. Scott (b)                VP
Christopher C. Womack (a)           VP
Ronnie R. Labrato                   C
Warren E. Tate                      S,T

ENERGIA de NUEVO LEON, S.A. DE C.V.
Name and Principal Address  (e)     Position

Marcelo Canales Clarion             D
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico
William R. Easter                   D
Jean M. Fauvd                       D
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico
Ismael Garza T.                     D
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico
Tanenguy Le Marechal                D
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico
Raul Rangel Hinojosa                D
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico
Santiago C. Reyes Retana            D
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico
W. Clay Smith                       D
Andres Gonzalez Sandoval            S
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico

MISSISSIPPI
Name and Principal Address  (f)     Position

Paul J. DeNicola  (c)               D
Edwin E. Downer                     D
 7642 Poplar Springs Drive
 Meridian, MS 39305
Dwight H. Evans                     D,P,CEO
Robert S. Gaddis                    D
 P. O. Box 168
 Laurel, MS 39440
Aubrey K. Lucas                     D
 Box 5164
 Hattiesburg, MS 39406
George A. Schloegel                 D
 Hancock Bank
 P. O. Box 4019
 Gulfport, MS 39502
Philip J. Terrell                   D
 701 West North Street
 Pass Christian, MS 39571
Gene Warr                           D
 2600 Beach Boulevard
 Biloxi, MS 39531
H. Ed Blakeslee                     VP
Andrew J. Dearman, III              VP
C. Alan Martin  (a)                 VP
Don E. Mason                        VP
Michael W. Southern                 VP,CFO,
                                    S,T
Frances V. Turnage                  C

MISSISSIPPI POWER SERVICES, INC.
Name and Principal Address  (f)     Position

H. Ed Blakeslee                     D
Andy J. Dearman, III                D
Dwight H. Evans                     D
Don E. Mason                        D
Michael W. Southern                 D
Frances V. Turnage                  C

ITEM 6.      OFFICERS AND DIRECTORS
           PART I.  (Continued)

MOBILE ENERGY SERVICES HOLDINGS, INC.
Name and Principal Address (e)      Position

Kerry E. Adams  (n)                 D
Thomas G. Boren                     D
Thomas V. Brown                     D
S. Marce Fuller                     D,P,CEO
Alan W. Harrelson                   D,VP
Gale E. Klappa                      D
Thomas J. Madden, III               D
Richard J. Koch                     VP
Richard J. Pershing                 D
Fred Stimpson                       D
Cheryl G. Thompson                  D
James A. Ward                       D,VP,C
Tommy Chisholm  (a)                 S

MOBILE ENERGY SERVICES COMPANY, LLC
Name and Principal Address (e)      Position

Thomas G. Boren                     P,CEO
S. Marce Fuller                     VP
Raymond D. Hill                     VP,CFO
Richard J. Koch                     VP,GM
Christopher Kysar                   VP
Mark R. Ogle                        VP
James A. Ward                       VP,C
Tommy Chisholm  (a)                 S

SAVANNAH
Name and Principal Address  (g)     Position

Archie H. Davis                     D
 P. O. Box 188
 Savannah, GA 31402
Paul J. DeNicola  (c)               D
Walter D. Gnann                     D
 P. O. Box 334
 Springfield, GA 31329
G. Edison Holland, Jr.              D,P,CEO
Robert B. Miller, III               D
 P. O. Box 8003
 Savannah, GA 31412
Arnold M. Tenenbaum                 D
 P. O. Box 2567
 Savannah, GA 31498
W. Miles Greer                      VP
Kirby R. Willis                     VP,T,CFO
Christopher C. Womack  (a)          VP
Nancy Frankenhauser                 C,S

Southern Energy, Inc.
Name and Principal Address  (e)     Position

Thomas G. Boren                     D,P
A. W. Dahlberg (a)                  D
Paul J. DeNicola  (c)               D
H. Allen Franklin  (c)              D
Elmer B. Harris (b)                 D
W. L. Westbrook  (a)                D,VP
S. Marce Fuller                     EVP
Raymond D. Hill                     EVP,CFO
 Richard J. Pershing                EVP
Gale E. Klappa                      SVP
Vance N. Booker                     VP
Tommy Chisholm  (a)                 VP,S
Anne M. Cleary                      VP
David T. Gallaspy                   VP
Alan W. Harrelson                   VP
J. R. Harris                        VP
Randall E. Harrison                 VP
J. William Holden, III              VP,T
Ronald E. Leggett                   VP
Craig S. Lesser                     VP
William A. Maner, III               VP
Richard F. Owen                     VP
David R. Rozier, Jr.                VP
Barney S. Rush                      VP
James A. Ward                       VP,C

Asociados de Electricidad, S.A.
Name and Principal Address  (h)     Position

Ricardo Falabella                   D
Mariano F. Grondona                 D,S
J. William Holden, III  (e)         D,P

SEI y Asociados de Argentina, S.A.
Name and Principal Address  (i)     Position

Juan Carlos Apostolo                D
J. Alfred Berrong                   D
Peter J. Davenport                  D
Ricardo Falabella                   D
Mariano F. Grondona                 D,S
J. William Holden, III  (e)         D,P
W. L. Westbrook  (a)                D

ITEM 6.    OFFICERS AND DIRECTORS
           PART I.  (Continued)

Hidroelectrica Alicura, S.A.
Name and Principal Address  (i)     Position

Peter J. Davenport                  D
Alejandro Del Re                    D
Ruben A. Etcheberry                 D
Ricardo Falabella                   D,VP
Mariano F. Grondona                 D,S
J. William Holden, III  (e)         D,P
Ruben Mastrargello                  D
Santiago J. Bergada Moritan         D
Juan  C. Santos                     D
William L. Westbrook (a)            D

Southern Electric, Inc.
Name and Principal Address  (e)     Position

Richard J. Pershing                 D,VP
James A. Ward                       D,VP,T
Thomas G. Boren                     P,CEO
Tommy Chisholm  (a)                 S
Raymond D. Hill                     VP,CFO
Barney S. Rush                      VP

Southern Energy International, Inc.
Name and Principal Address  (e)     Position

Thomas G. Boren                     D
Richard J. Pershing                 D
James A. Ward                       D,P
Raymond D. Hill                     VP,T
Tommy Chisholm  (a)                 S

Southern Energy - Newco 2, Inc.
Name and Principal Address  (e)     Position

Thomas G. Boren                     D
Richard J. Pershing                 D
James A. Ward                       D,P
Raymond D. Hill                     VP,T
Tommy Chisholm  (a)                 S

SEI Chile, S.A.
Name and Principal Address (j)      Position

Christopher Darnell                 D
J. William Holden III (e)           D
Jorge Granic Latorre                D

Empresa Electrica del Norte Grande, S.A.
Name and Principal Address  (k)     Position

Edgardo Boeninger Kausel            D
Edmundo Dupre Echeverria            D
J. William Holden, III (e)          D
Mark S. Lynch                       CEO
Marcelo Trivelli Oyarzun            D
Richard J. Pershing                 D
Jeffrey A. Spencer                  CFO
W. L. Westbrook  (a)                D

Sitranor S. A.
Name and Principal Address  (k)     Position

Mario Espinoza Duran                D
Oscar Moscoso Fabres                D
Ricardo Campano Gandara             D
Jerry Honeycutt                     D
Mark S. Lynch                       D
Eduardo Zuniga Pacheco              D
Carlos Larrain Pena                 D
Luis Hormazibal Villagran           D
Pedro Artiagoitia Artave            CEO

Energia del Pacifico Limitada
Name and Principal Address  (k)     Position

Jorge Granic Latorre                D
Carlos Larrain Pena                 D
Mark S. Lynch                       CEO
Jeffrey A. Spencer                  CFO

ITEM 6.    OFFICERS AND DIRECTORS
           PART I.  (Continued)

SEBH
Name and Principal Address  (e)     Position

Thomas G. Boren                     D,P
J. William Holden, III              D,VP
Richard J. Pershing                 D,VP
Raymond D. Hill                     VP,T,CFO
Ronald E. Leggett                   VP
James A. Ward                       C
Tommy Chisholm  (a)                 S

Southern Electric Bahamas Ltd.
Name and Principal Address  (e)     Position

Thomas G. Boren                     D,P
J. William Holden, III              D,VP
Richard J. Pershing                 D,VP
Raymond D. Hill                     VP,T,CFO
Ronald E. Leggett                   VP
Tommy Chisholm  (a)                 S
James A. Ward                       C

Freeport Power Company Limited
Name and Principal Address Position

Thomas G. Boren  (e)                D
Larry R. Brantley                   D,P,CEO
 P. O. Box  F-40888
 Freeport, Grand Bahama Island,
 Bahamas
Jack A. Hayward                     D
 P. O. Box  F-40888
 Freeport, Grand Bahama Island,
 Bahamas
J. William Holden, III  (e)         D
Albert J. Miller                    D
 P. O. Box  F-40888
 Freeport, Grand Bahama Island,
 Bahamas
Richard J. Pershing  (e)            D
Edward P. St. George                D
 P. O. Box  F-40888
 Freeport, Grand Bahama Island,
 Bahamas
Raymond D. Hill                     VP,CFO
Ian O. Barry                        VP,T
 P. O. Box  F-40888
 Freeport, Grand Bahama Island,
 Bahamas
Willie A. M. Moss                   VP,S
 P. O. Box  F-40888
 Freeport, Grand Bahama Island,
 Bahamas

SEI Beteiligungs GmbH
Name and Principal Address  (e)     Position

Thomas G. Boren                     D,MD
Barney S. Rush                      D,MD
James A. Ward                       D,MD

P. T. Tarahan Power Company
Name and Principal Address  (e)     Position

Tanri Abeng                         M
Ir. Aburizal Bakrie                 P,M
Thomas G. Boren                     M
David T. Gallaspy                   M
Mintarto Halim                      M
Ronald E. Leggett                   M
Mark S. Lynch                       M
Soy M. Pardede                      M
Richard J. Pershing                 M
George S. Tahija                    M
James A. Ward                       M
Raymond V. Haley                    P,D
Thomas K. Amster                    D
Lekir A. Daud                       D
Ir. Arjono D. Kamarga               D
Amin M. Lakhani                     D

Southern Electric Brasil Participacoes Ltda.
Name and Principal Address Position

Pedro Paulo Cristofaro              D
 Av Almirante Barroso,
 No. 52, 5 Andar
 Rio de Janeiro, Brasil CEP 20031
Julian Fonseca Pena Chediak         D
 Av Almirante Barroso,
 No. 52, 5 Andar
 Rio de Janeiro, Brasil CEP 20031

ITEM 6.    OFFICERS AND DIRECTORS
           PART I.  (Continued)

Southern Electric International - Europe, Inc.
Name and Principal Address  (e)     Position

Thomas G. Boren                     D,P
Richard J. Pershing                 D
Barney S. Rush                      D
James A. Ward                       D,VP,T
Tommy Chisholm  (a)                 S

Gasoducto Nor Andino Argentina S.A.
Name and Principal Address  (e)     Position

Conrado Bianchi                     D
Walter Cole                         D
Richardo Falabella                  D
Jan Flachet                         D,VP
Willy Heyselberghs                  D,P
Mark S. Lynch                       D
Andre van der Bogaert               D

Gasoducto Nor Andino S.A.
Name and Principal Address  (e)     Position

Chrisitan Biebuyck                  D
Willy Heyselberghs                  D,P
Jerry Honeycutt                     D
Mark S. Lynch                       D
Philip Olivier                      D
Jeffery A. Spencer                  D
Andre van der Bogaert               D

Southern Electric International Finance, Inc.
Name and Principal Address  (e)     Position

James J. Coppola, Jr.               D
D. R. Rozier, Jr.                   D,VP
L. Terry Turner                     D
William R. Bechstein                D,VP
James A. Ward                       P
Raymond D. Hill                     VP,T
Patricia L. Roberts (a)             S

Southern Energy Development - Europe Limited
Name and Principal Address  (e)     Position

Thomas G. Boren                     MD
Jason C. Harlan                     MD
Raymond D. Hill                     MD
Miles W. McHugh                     MD
Richard J. Pershing                 MD
Barney S. Rush                      MD
James A. Ward                       MD

Southern Energy Netherlands Ltd,
Name and Principal Address  (e)     Position

Thomas G. Boren                     D,P
S. Marce Fuller                     D
Raymond D. Hill                     D,VP,CFO
Richard J. Pershing                 D,VP
John J. Robinson                    D,VP
Barney S. Rush                      D
James A. Ward                       D,VP,T
William L. Westbrook (a)            D
Steve Byone                         VP
Tommy Chisholm (a)                  S

ITEM 6.    OFFICERS AND DIRECTORS
           PART I.  (Continued)

The Southern Company - Europe plc
Name and Principal Address  (e)     Position

Thomas G. Boren                     D,CEO
Raymond D. Hill                     D
Richard Owen                        D
Richard J. Pershing                 D
James A. Ward                       D
Miles W. McHugh                     S

Southern Energy UK Generation Limited
Name and Principal Address (e)      Position

Thomas G. Boren                     D
Sam H. Dabbs, Jr. (a)               D
Richard J. Pershing                 D
Roabert H.W. Powell                 D
Patricia L. Roberts (a)             D
James A. Ward                       D
Tommy Chisholm (a)                  S

Southern Investments UK plc
Name and Principal Address  (e)     Position

Accentacross Limited                D
Carson B. Harreld                   D,CFO,CAO
William P. Bowers                   D
Mighteager Limited                  D
Richard J. Pershing                 D,CEO
C. Philip Saunders                  D
Robert A. Symons                    D
Miles W. McHugh                     S

South Western Electricity plc
Name and Principal Address  (l)     Position

William P. Bowers                   D,CEO
Carson B. Harreld                   D
Roger L. Petersen                   D
C. Philip Saunders                  D
Robert A. Symons                    D
Robin D. Edmunds                    S

Southern Electric International Trinidad, Inc.
Name and Principal Address  (e)     Position

Thomas G. Boren                     D,P
Richard Owen                        D
Richard J. Pershing                 D
James A. Ward                       D,VP
J. William Holden, III              VP
Tommy Chisholm  (a)                 S,T

Southern Electric International, Inc.
Name and Principal Address  (e)     Position

Thomas G. Boren                     D
James A. Ward                       D,VP,T
S. Marce Fuller                     VP
Raymond D. Hill                     VP,CFO
 Richard J. Pershing                VP
Tommy Chisholm                      S

ITEM 6.    OFFICERS AND DIRECTORS.
           PART I.  (Continued)

The Power Generation Company of
  Trinidad and Tobago Limited
Name and Principal Address Position

Ronald Chan                         D
 Scotia Centre
 Cr. Park and Richmond Streets
 Port of Spain, Trinidad, W.I.
Barbara Fagan                       D
 200 Westlake Park Blvd.
 Houston, TX 77253
J. William Holden, III (e)          D
Ronald E. Leggett  (e)              D
John MacKay                         D
 6 St. Kitts Avenue
 Federation Park, Trinidad, W. I.
Judith Morris                       D
 63 Frederick Street
 Port of Spain, Trinidad, W.I.
Larry M. Porter                     D,GM
 6A Queens Park West,
 First Floor
 Port of Spain, Trinidad, W.I.
Jacqueline Quamina                  D
 Eric Williams Plaza
 Independence Square
 Port of Spain, Trinidad, W.I.
Chandrabhan Sharma                  D
 University of the West Indies
 St. Augustine, Trinidad, W.I.
W. L. Westbrook  (a)                D
Charmaine
 Pemberton-Carrington               S
 63 Frederick Street
 Port of Spain, Trinidad, W.I.

Southern Energy - Asia, Inc.
Name and Principal Address  (e)     Position

Edwin H. Adams                      D,VP
 18/F Hong Kong Telecom Tower
 979 King's Road
 Quarry Bay, Hong Kong
Thomas G. Boren                     D,P
A. W. Dahlberg (a)                  D
Raymond D. Hill                     D,EVP
Dean Koch                           D,VP
Frederick D. Kuester                D,VP
18/F Hong Kong Telecom Tower
 979 King's Road
 Quarry Bay, Hong Kong
Richard J. Pershing                 D,VP
James A. Ward                       D,VP,T
S. Marce Fuller                     VP
Tommy Chisholm (a)                  S

ITEM 6.    OFFICERS AND DIRECTORS.
           PART I.  (Continued)

SCS
Name and Principal Address  (c)     Position

A. W. Dahlberg  (a)                 D
Paul J. DeNicola                    D,P,CEO
H. Allen Franklin                   D
Elmer B. Harris  (b)                D
Kerry E. Adams  (n)                 EVP
C. Alan Martin  (a)                 EVP
Charles D. McCrary (b)              EVP
David M. Ratcliffe                  EVP
Stephen A. Wakefield (a)            EVP
W. L. Westbrook  (a)                EVP
Robert S. Beason                    SVP
Thomas A. Fanning (a)               SVP
Robert H. Haubein                   SVP
Leonard J. Haynes                   SVP
W. Dean Hudson                      SVP,C,CFO
William K. Newman  (b)              SVP
Earl B. Parsons, Jr. (b)            SVP
Michael L. Scott                    SVP
Steven R. Spencer (a)               SVP
Christopher C. Womack  (a)          SVP
David R. Altman  (a)                VP
I. Otis Berkhan                     VP
Robert L. Boyer                     VP
Tommy Chisholm  (a)                 VP,S,L
David L. Coker                      VP
James L. Conn                       VP
A. J. Connor  (b)                   VP
Andrew J. Dearman, III (f)          VP
Douglas E. Dutton  (n)              VP
James C. Fleming (a)                VP
J. Kevin Fletcher                   VP
Dr. C. H. Goodman  (b)              VP
Douglas E. Jones (a)                VP
Allen L. Leverett (a)               VP
Charles D. Long, IV (b)             VP
William L. Marshall, Jr. (b)        VP
J. Mike McClure                     VP
Karl R. Moor                        VP
 1130 Connecticut Avenue, NW
 Washington, DC 20036
Robert G. Moore (d)                 VP
Rodney O. Mundy (b)                 VP
Earl B. Parsons, III (a)            VP
James P. Sale (a)                   VP
Bertram E. Sears                    VP
Jerry L. Stewart  (b)               VP
Dr. W. Robert Woodall, Jr.  (a)     VP
John F. Young (a)                   VP
Charles O. Rawlins (a)              T

Southern LINC
Name and Principal Address (m)      Position

A. W. Dahlberg  (a)                 D
Robert G. Dawson                    D,P,CEO
Paul J. DeNicola  (c)               D
H. Allen Franklin  (c)              D
Elmer B. Harris  (b)                D
W. L. Westbrook  (a)                D
R. Craig Elder                      D,VP,T
Tommy Chisholm  (a)                 S

Southern Resources
Name and Principal Address  (e)     Position

Thomas G. Boren                     D,P,CEO
A. W. Dahlberg  (a)                 D
Paul J. DeNicola  (c)               D,VP
H. Allen Franklin  (c)              D
Elmer B. Harris (b)                 D
W. L. Westbrook  (a)                D,VP
S. Marce Fuller                     EVP
Raymond D. Hill                     EVP,CFO
 Richard J. Pershing                EVP
Gale E. Klappa                      SVP
Vance N. Booker                     VP
Tommy Chisholm  (a)                 VP,S
Anne M. Cleary                      VP
David T. Gallaspy                   VP
Alan W. Harrelson                   VP
J. R. Harris                        VP
Randall E. Harrison                 VP
J. William Holden, III              VP,T
Ronald E. Leggett                   VP
Craig S. Lesser                     VP
William A. Maner, III               VP
Richard Owen                        VP
David R. Rozier, Jr.                VP
Barney S. Rush                      VP
James A. Ward                       VP,C

SEI Operadora de Argentina, S.A.
Name and Principal Address  (i)     Position

Ricardo Falabella                   D,VP
J. William Holden, III  (e)         D,P
Ronald E. Leggett  (e)              D
Mariano F. Grondona                 S

ITEM 6.    OFFICERS AND DIRECTORS.
           PART I.  (Continued)

Southern Electric International - Asia, Inc
Name and Principal Address  (e)     Position

Thomas G. Boren                     D,P
Raymond D. Hill                     D,VP,CFO
James A. Ward                       D,T
Tommy Chisholm (a)                  S

Southern Electric International GmbH
Name and Principal Address  (e)     Position

Thomas G. Boren                     GM
Tommy Chisholm  (a)                 GM
Jason C. Harlan                     GM
Raymond D. Hill                     GM
Richard J. Pershing                 GM
Barney S. Rush                      GM
James A. Ward                       GM

SERC
Name and Principal Address  (n)     Position

Charles D. McCrary (b)              D,P
T. Roy Harrell                      VP
Earl B. Parsons, Jr.  (b)           VP
Larry M. Porter  (e)                VP
Tommy Chisholm  (a)                 S,T

Southern Nuclear
Name and Principal Address  (o)     Position

A. W. Dahlberg  (a)                 D
Paul J. DeNicola  (c)               D
H. Allen Franklin  (c)              D
William G. Hairston, III            D,P,CEO
Elmer B. Harris  (b)                D
Jackie D. Woodard                   EVP
James B. Beasley                    VP
John O. Meier                       VP,L
D. N. Morey, III                    VP
H. Lewis Sumner, Jr.                VP
Christopher C. Womack (a)           VP
Kathleen S. King                    C,T,CFO
Sherry A. Mitchell                  S

Energy Solutions
Name and Principal Address  (c)     Position

Robert S. Beason                    D
J. Kevin Fletcher                   D
J. Thomas Kilgore, Jr.              D
Allen L. Leverett (a)               D,T
William T. Orr (e)                  D
C. Alan Martin (a)                  D
Michael L. Scott (b)                D
Bertram E. Sears                    D,P
W. L. Westbrook  (a)                D
Thomas R. Thames                    VP,GM
Tommy Chisholm  (a)                 S

Southern Energy Finance Company, Inc.
Name and Principal Address  (e)     Position

Thomas G. Boren                     D,P
Raymond D. Hill                     D,VP,CFO
James A. Ward                       D,VP,T
S. Marce Fuller                     VP
Christopher J. Kysar                VP
Tom Mathew                          VP
Tommy Chisholm (a)                  S

EPZ Lease, Inc.
Name and Principal Address  (e)     Position

William R. Bechstein                D,VP
 1105 N. Market Street
 Suite 1300
 Wilmington, DE 19801
David R. Rozier, Jr.                D,VP,T
L. Terry Turner                     D
Christopher J. Kysar                VP
Tom Mathew                          VP
James A. Ward                       P
Patricia L. Roberts (a)             S

ITEM 6.    OFFICERS AND DIRECTORS
           PART I.  (Continued)

EPZ Lease, L.L.C.
Name and Principal Address  (e)     Position

Christopher J. Kysar                Officer
Tom Mathew                          Officer
John Rachford                       Officer

EPZ Holding A, L.L.C.
Name and Principal Address  (e)     Position

Christopher J. Kysar                Officer
Tom Mathew                          Officer
John Rachford                       Officer

EPZ Holding B, L.L.C.
Name and Principal Address  (e)     Position

Christopher J. Kysar                Officer
Tom Mathew                          Officer
John Rachford                       Officer

EPZ Holding C, L.L.C.
Name and Principal Address  (e)     Position

Christopher J. Kysar                Officer
Tom Mathew                          Officer
John Rachford                       Officer

Southern Energy North America, Inc.
Name and Principal Address  (e)     Position

Vance N. Booker                     D
Thomas G. Boren                     D,P
S. Marce Fuller                     D,VP
Alan W. Harrelson                   D
Randal E. Harrison                  D
Richard J. Pershing                 D,VP
James A. Ward                       D,C
W. L. Westbrook  (a)                D
Raymond D. Hill                     VP,T,CFO
Ronald E. Leggett                   VP
Tommy Chisholm  (a)                 S

Southern Energy Trading and Marketing, Inc.
Name and Principal Address  (e)     Position

Thomas G. Boren                     D,P
Thomas A. Fanning  (a)              D
S. Marce Fuller                     D,EVP

Raymond D. Hill                     D,VP,CFO
Richard J. Pershing                 D
James A. Ward                       D,VP,T,C
W. L. Westbrook  (a)                D
Steve Byone                         VP
Alexander Eydeland                  VP
David T. Gallaspy                   VP
Donald R. Jefferis                  VP
Gary T. Morsches                    VP
O. Jay Oates, II                    VP
William T. Orr                      VP
John W. Ragan                       VP
John J. Robinson                    VP
Mark J. D. Streater                 VP
Christopher Turner                  VP
Tommy Chisholm  (a)                 S

SEI Birchwood, Inc.
Name and Principal Address  (e)     Position

Kerry E. Adams  (n)                 D
Vance N. Booker                     D
Thomas G. Boren                     D
Gale E. Klappa                      D,P
Alan W. Harrelson                   D,VP
Richard J. Pershing                 D
David R. Rozier, Jr.                D,VP,CFO,T
Peter R. Leighton                   VP
James A. Ward                       VP,C
Tommy Chisholm  (a)                 S

Dutch Gas Lease, Inc.
Name and Principal Address  (e)     Position

William R. Bechstein                D
James J. Coppola, Jr.               D
David R. Rozier, Jr.                D
R. Terry Turner                     D
James A. Ward                       P
Christopher J. Kysar                VP
Tom Mathew VP
Patricia L. Roberts (a)              S

ITEM 6.    OFFICERS AND DIRECTORS
           PART I.  (Continued)

SEI Hawaiian Cogenerators, Inc.
Name and Principal Address  (e)     Position

Kerry E. Adams  (n)                 D,VP
Thomas G. Boren                     D,P
W. L. Westbrook  (a)                D
S. Marce Fuller                     VP
Raymond D. Hill                     VP,CFO
Tommy Chisholm  (a)                 S
James A. Ward                       T

Southern Energy - Cajun, Inc.
Name and Principal Address  (e)     Position

Thomas G. Boren                     D
S. Marce Fuller                     D
Richard J. Pershing                 D
Randall E. Harrison                 D,VP
James A. Ward                       D,VP,T
Raymond D. Hill                     VP,CFO
Gary J. Kubik                       VP
John J. Robinson                    VP
Tommy Chisholm (a)                  S

SEI State Line, Inc.
Name and Principal Address  (e)     Position

Kerry E. Adams                      D
Vance N. Booker                     D
Thomas G. Boren                     D
S. Marce Fuller                     D
Alan W. Harrelson                   D,VP
Randall E. Harrison                 D,VP
Gale E. Klappa                      D
Richard J. Pershing                 D
James A. Ward                       D,VP,T
Raymond D. Hill                     VP,CFO
Gary J. Kubik                       VP
Steve Owen                          VP
David R. Rozier, Jr.                VP,CFO,T
Tunstall P. Rushton                 VP
Tommy Chisholm (a)                  S

PowerCall, Inc.
Name and Principal Address (c)      Position

Robert S. Beason                    D
J. Kevin Fletcher                   D
J. Thomas Kilgore, Jr.              D
Allen L. Leverett  (a)              D,T
C. Alan Martin                      D
William T. Orr                      D
Michael L. Scott  (b)               D
Bertram E. Sears                    D,P
Michael E. Britt                    VP
Tommy Chisholm  (a)                 S

ITEM 6.    OFFICERS AND DIRECTORS
           PART I.  (Continued)

Southern Telecom, Inc.
Name and Principal Address (c)      Position

Robert S. Beason                    D
J. Kevin Fletcher                   D
J. Thomas Kilgore, Jr.              D
Allen L. Leverett  (a)              D,T
C. Alan Martin  (a)                 D
Michael L. Scott  (b)               D
Bertram E. Sears                    D,P
William L. Westbrook  (a)           D
William T. Orr                      D
Michael E. Britt                    VP
Tommy Chisholm  (a)                 S

Cayman Energy Traders
Name and Principal Address          Position

Dennis W. Bakke                     D
J. William Holden, III              D
Barry J. Sharp                      D
William R. Lurasch                  S

Consolidated Electric Power Asia
Name and Principal Address          Position

Edwin H. Adams                      D
18/F Hong Kong Telecom Tower
 979 King's Road
 Quarry Bay, Hong Kong
Edgardo Bautista                    D
Thomas G. Boren (e)                 D
A. W. Dahlberg  (a)                 D
Raymond D. Hill                     D
Dean G. Koch                        D
Frederick D. Kuester                D
18/F Hong Kong Telecom Tower
 979 King's Road
 Quarry Bay, Hong Kong
Richard J. Pershing                 D

SC Ashwood Holdings, Inc.
Name and Principal Address (e)      Position

Thomas G. Boren                     D,P
S. Marce Fuller                     D,EVP
James A. Ward                       D,VP,T,C
Donald R. Jefferis                  VP
Gary J. Morsches                    VP
John J. Robinson                    VP
Tommy Chisholm  (a)                 S

SC Energy Ventures, Inc.
Name and Principal Address (e)      Position

Thomas G. Boren                     D,P
S. Marce Fuller                     D,EVP
James A. Ward                       D,VP,T,C
Donald R. Jefferis                  VP
Gary J. Morsches                    VP
John J. Robinson                    VP
Tommy Chisholm  (a)                 S


SEI Wordwide Holdings, Inc.
Name and Principal Address (e)      Position

Thomas G. Boren                     D,P,CEO
Richard J. Pershing                 D,VP
James A. Ward                       D,VP,T
Raymond D. Hill                     VP,CFO
Barney S. Rush                      VP
Tommy Chisholm (a)                  S

Southern Energy Development - Europa GmbH
Name and Principal Address (e)      Position

Thomas G. Boren                     D
Jason C. Harlan                     D
Miles W. McHugh                     D
Richard J. Pershing                 D
Barney S. Rush                      D
James A. Ward                       D

Southern Energy Asia Ventures, Inc.
Name and Principal Address (e)      Position

Thomas G. Boren                     D,P
James A. Ward                       D,VP
Raymond D. Hill                     VP,CFO
Edwin H. Adams                      VP
18/F Hong Kong Telecom Tower
 979 King's Road
 Quarry Bay, Hong Kong
S. Marce Fuller                     VP
Dean G. Koch                        VP
Richard J. Pershing                 VP
Tommy Chisholm (a)                  S

 ITEM 6.   OFFICERS AND DIRECTORS
           PART I.  (Continued)

SEI Germany - BEWAG, Inc.
Name and Principal Address (e)      Position

Thomas G. Boren                     D,P,CEO
Richard J. Pershing                 D, VP
Barney S. Rush                      D,VP
James A. Ward                       D,VP,T
Raymond D. Hill                     VP,CFO
Richard J. Pershing                 VP
Tommy Chisholm  (a)                 S

SEI Worldwide Holdings, Inc.
Name and Principal Address  (e)     Position

Thomas G. Boren                     D,P,CEO
Richard J. Pershing                 D,VP
James A. Ward                       D,VP,T
Raymond D. Hill                     VP, CFO
Barney S. Rush                      VP
Tommy Chisholm  (a)                 S

Southern Company Capital Funding, Inc.
Name and Principal Address  (a)     Position

William R. Bechstein  (e)           D
James J. Coppola, Jr.               D
D. R. Rozier, Jr.  (e)              D
L. Terry Turner  (e)                D
William L. Westbrook                D, P,CEO
Charles N. Eldred                   VP,T
Charles O. Rawlins                  VP, CFO
Patricia L. Roberts                 VP,S

Southern Energy Clairton, Inc.
Name and Principal Address (e)      Position

Thomas G. Boren                     D,P
James A. Ward                       D,VP,T
S. Marce Fuller                     VP
Raymond D. Hill                     VP,CFO
Tommy Chisholm  (a)                 S

Southern Energy Clairton 2, Inc.
Name and Principal Address (e)      Position

Thomas G. Boren                     D,P
James A. Ward                       D,VP,T
S. Marce Fuller                     VP
Raymond D. Hill                     VP,CFO
Tommy Chisholm  (a)                 S

Southern Energy Clairton, L.L.C.
Name and Principal Address (e)      Position

Thomas G. Boren                     P
S. Marce Fuller                     VP
Raymond D. Hill                     VP,CFO
Christopher J. Kysar                VP
James A. Ward                       VP,T
Charles H. Wilson                   VP
Tommy Chisholm  (a)                 S

Southern Energy do Brasil Ltda.
Name and Principal Address (e)      Position

Rodolpho de Oliveira Franco         M
 Protasio

Southern Energy E Associados Participacoes,S.A.
Name and Principal Address (e )     Position

Monica Maria Correa Moreira         D,VP
 Carneiro
Kevin L. Mundie                     D,P

ITEM 6.    OFFICERS AND DIRECTORS
           PART I.  (Continued)

Southen Energy Retail Trading and
 Marketing, Inc.
Name and Principal Address (e)      Position

Thomas G. Boren                     D,P
Thomas A. Fanning  (a)              D
S. Marce Fuller                     D,EVP
Raymond D. Hill                     D,VP,CFO
Richard J. Pershing                 D
James A. Ward                       D,VP,T
William L. Westbrook (a)            D
Donald R. Jerreris                  VP
Gary J. Morsches                    VP
John J. Robinson                    VP
Tommy Chisholm  (a)                 S

SEI Worldwide Holdings Beteiligungsgesellschaft      mbH
Name and Principal Address (e)      Position

Thomas G. Boren                     D
Mark R. Ogle                        D
Richard J. Pershing                 D
Barney S. Rush                      D
James A. Ward                       D

SE China Investments, Inc.
Name and Principal Address (e)      Position

Thomas G. Boren                     D,P,CEO
James A. Ward                       D,VP,T
Edwin H. Adams                      VP
18/F Hong Kong Telecom Tower
 979 King's Road
 Quarry Bay, Hong Kong
Raymond D. Hill                     VP,CFO
Patricia L. Roberts (a)             S

Southern Energy Mauritius Limited
Name and Principal Address (e)      Position

Thomas G. Boren                     D
David R. Rozier, Jr.                D

SEMAR Limited
Name and Principal Address (e)      Position

James J. Coppola, Jr.               D

SEI Brazil Holdings, Inc.
Name and Principal Address (e)      Position

Thomas G. Boren                     D,P
J. William Holden, III              D,VP
Richard J. Pershing                 D,VP
James A. Ward                       D,VP, T
Tommy Chisholm (a)                  S

SEI South America, Inc.
Name and Principal Address (e)      Position

Thomas G. Boren                     D,P
J. William Holden, III              D,VP
Richard J. Pershing                 D,VP
James A. Ward                       D,VP, T
Tommy Chisholm (a)                  S

Southern Energy Caribe, Ltd.
Name and Principal Address (e)      Position

Thomas G. Boren                     D,P
Richard J. Pershing                 D,VP
James A. Ward                       D,VP,T
Richard Owen                        VP
Tommy Chisholm (a)                  S

ITEM 6.    OFFICERS AND DIRECTORS
           PART I.  (Continued)

Southern Energy - Europe, Inc.
Name and Principal Address (e)      Position

Thomas G. Boren                     D,P
James A. Ward                       D,VP,T
Richard J. Pershing                 VP
Patricia L. Roberts (a)             S


Southern Energy Europe Investments, Ltd.
Name and Principal Address (e)      Position

Thomas G. Boren                     P
William R. Bechstein                VP
Raymond D. Hill                     VP,CFO
Richard J. Pershing                 VP
James A. Ward                       VP,T
Tommy Chisholm (a)                  S

SWEB Holdings UK
Name and Principal Address (e)      Position

Robert D. Fagan                     D
Stephen J. Feerrar                  D
Carson B. Harreld                   D
Gale E. Klappa                      D
Dale Kleppinger                     D
Richard J. Pershing                 D
Roger L. Petersen                   D
C. Philip Saunders                  D
Robert A. Symons                    D
Miles W. McHugh                     S

SWEB Holdings Limited
Name and Principal Address (e)      Position

Robert D. Fagan                     D
Carson B. Harreld                   D
Gale E. Klappa                      D
Richard J. Pershing                 D
Roger L. Petersen                   D
C. Philip Saunders                  D
Robert A. Symons                    D
Miles W. McHugh                     S


Southern Energy Development Hungaria LLC
Name and Principal Address (e)      Position

Jason C. Harlan                     D



Southern Energy Carbontronics, Inc.
Name and Principal Address (e)      Position

Thomas G. Boren                     D,P
James A. Ward                       D,VP,T
S. Marce Fuller                     VP
Raymond D. Hill                     Vp,CFO
Christopher J. Kysar                VP
Tommy Chisholm (a)                  S


State Line Holding Corporation
Name and Principal Address (e)      Position

Kerry E. Adams                      D
Vance N. Booker                     D
Thomas G. Boren                     D,P
S. Marce Fuller                     D,VP
Alan W. Harrelson                   D,VP
Randall E. Harrison                 D
Richard J. Pershing                 D
David R. Rozier, Jr.                D
James A. Ward                       VP,T
Tommy Chisholm (a)                  S

Southern Energy Southwest Investments, Inc.
Name and Principal Address (e)      Position

William R. Bechstein                D,VP
S. Marce Fuller                     D,P
David R. Rozier, Jr.                D,VP,T
Gary J. Kubik                       VP
Sam H. Dabbs, Jr. (a)               S

Southern Energy Texas (G.P.), Inc.
Name and Principal Address (e)      Position

Randall E. Harrison                 D,VP
James A. Ward                       D,VP,T
Richard J. Pershing                 P
Tommy Chisholm (a)                  S

Greenhost, Inc.
Name and Principal Address (e)      Position

Thomas J. Bonner                    D
Alan W. Harrelson                   D
George P. Henefield                 D,P
James R. Pagano                     D
Thomas F. Schwartz                  D
Stephen G. Gillis                   D,CFO,S

ITEM 6.    OFFICERS AND DIRECTORS
           PART I.  (Continued)

Mobile Development Company
Name and Principal Address (e)      Position

Thomas G. Boren                     D,P
James W. Ward                       D,VP,T
S. Marce Fuller                     VP
David T. Gallaspy                   VP
Alan W. Harrelson                   VP
Patricia L. Roberts (a)             S

SEI New England Holding Corp.
Name and Principal Address (e)      Position

James A. Ward                       D,VP,C
Richard J. Pershing                 D,P
Vance N. Booker                     VP
 S. Marce Fuller                    VP
Alan W. Harrelson                   VP
Randall E. Harrison                 VP
Gary J. Kubik                       VP
David R. Rozier, Jr.                VP,CFO,T
Patricia L. Roberts (a)             S

SEI New England Inc.
Name and Principal Address (e)      Position

James A. Ward                       D,VP,C
Richard J. Pershing                 P
Vance N. Booker                     VP
 S. Marce Fuller                    VP
Alan W. Harrelson                   VP
Randall E. Harrison                 VP
Gary J. Kubik                       VP
David R. Rozier, Jr.                VP,CFO,T
Patricia L. Roberts (a)             S

Southern Energy Canal III, Inc.
Name and Principal Address (e)      Position

Richard J. Pershing                 P
Henry T. E. Coolidge, Jr.           VP
Norman E. Cowden                    VP
Alan W. Harrelson                   VP
Randall E. Harrison                 VP
Robert A. Hayes                     VP
Gary J. Kubik                       VP
David R. Rozier,Jr.                 VP,CFO,T
James A. Ward                       VP,C
Sam H. Dabbs, Jr. (a)               S


Southern Energy Canal LLC
Name and Principal Address (e)      Position

Richard J. Pershing                 P
Vance N. Booker                     VP
Norman E. Cowden                    VP
S. Marce Fuller                     VP
Alan W. Harrelson                   VP
Randall E. Harrison                 VP
Gary J. Kubik                       VP
David R. Rozier,Jr.                 VP,CFO,T
James A. Ward                       VP,C
Patricia L. Roberts (a)             S

Southern Energy Kendall LLC
Name and Principal Address (e)      Position

Richard J. Pershing                 P
Vance N. Booker                     VP
S. Marce Fuller                     VP
Alan W. Harrelson                   VP
Randall E. Harrison                 VP
Gary J. Kubik                       VP
David R. Rozier,Jr.                 VP,CFO,T
James A. Ward                       VP,C
Patricia L. Roberts (a)             S


Newington Energy,  LLC
Name and Principal Address (e)      Position

Richard J. Pershing                 P
Vance N. Booker                     VP
Norman E. Cowden                    VP
S. Marce Fuller                     VP
Alan W. Harrelson                   VP
Randall E. Harrison                 VP
Gary J. Kubik                       VP
David R. Rozier,Jr.                 VP,CFO,T
James A. Ward                       VP,C
Patricia L. Roberts (a)             S

SEI Wisconsin Holdings, Inc.
Name and Principal Address (e)      Position

Richard J. Pershing                 D
Thomas G. Boren                     P
Oscar Perticone                     SVP
S. Marce Fuller                     VP
Randall E. Harrison                 VP
Rodeny E. Sears                     VP
James A. Ward                       VP,T
Tommy Chisholm (a)                  S

ITEM 6.    OFFICERS AND DIRECTORS
           PART I.  (Continued)

SEI Wisconsin LLC
Name and Principal Address (e)      Position

Thomas G. Boren                     P
Richard J. Pershing                 SVP
S. Marce Fuller                     VP
Randall E. Harrison                 VP
Rodeny E. Sears                     VP
James A. Ward                       VP,T
Tommy Chisholm (a)                  S

Southern Energy California, Inc.
Name and Principal Address (e)      Position

Richard J. Pershing                 P
Randall E. Harrison                 VP
Kim Heinz                           VP
Brooks Kaufman                      VP
Gary J. Kubik                       VP
James A. Ward                       VP,T
Tommy Chisholm (a)                  S

Southern Energy Bay Area Investments, Inc.
Name and Principal Address (e)      Position

Richard J. Pershing                 P
Randall E. Harrison                 VP
Kim Heinz                           VP
Brooks Kaufman                      VP
Gary J. Kubik                       VP
James A. Ward                       VP,T
Tommy Chisholm (a)                  S

Southern Energy Potrero, LLC
Name and Principal Address (e)      Position

Richard J. Pershing                 P
Randall E. Harrison                 VP
Kim Heinz                           VP
Brooks Kaufman                      VP
Gary J. Kubik                       VP
James A. Ward                       VP,T
Tommy Chisholm (a)                  S

Southern Energy Delta, LLC
Name and Principal Address (e)      Position

Richard J. Pershing                 P
Randall E. Harrison                 VP
Kim Heinz                           VP
Brooks Kaufman                      VP
Gary J. Kubik                       VP
James A. Ward                       VP,T
Tommy Chisholm (a)                  S

Southern Energy Ventures, Inc.
Name and Principal Address (e)      Position

Thomas G. Boren                     D,P
S. Marce Fuller                     D,VP
James A. Ward                       D,C
Raymond D. Hill                     VP,CFO
Ronald E. Leggett                   VP
Richard J. Pershing                 VP
Tommy Chisholm (a)                  S

Southern Company Energy Marketing G.P., LLC
Name and Principal Address (e)      Position

Thomas G. Boren                     Class A Rep
Charles D. Davidson                 Class B Rep
S. Marce Fuller                     Class A Rep,
                                     CEO,P
Phillip A. Gobe                     Class B Rep
Richard J. Pershing                 Class A Rep
Steven J. Shapiro                   Class B Rep
William L. Westbrook (a)            Class A Rep
Joseph P. Catasein                  VP
Alexander Eydeland                  VP
Donald R. Jefferis                  VP
Billy E. Johnson                    VP
Gary J. Morsches                    VP
William T. Orr                      VP
John W. Ragan                       VP
JoAnn P. Russell                    VP,S
Michael L. Smith                    VP,CFO
David Stewart                       VP
Mark J.D. Streater                  VP
Christopher W. Turner               VP

Southern Company Energy Marketing LP
Name and Principal Address (e)      Position

Lisa D. Johnson                     VP
S. Marce Fuller                     P,CEO
Michael L. Smith                    CFO
Joseph P. Catasein                  VP
Alexander Eydeland                  VP
Gerald Fleming                      VP
Donald R. Jeggeris                  VP,CIO
Billie E. Johnson                   VP
Gary J. Morsches                    SVP,COO
William T. Orr                      VP
John W. Ragan                       VP
Sailesh Ramamurtie                  Risk Control
                                      Officer
JoAnn P. Russell                    VP,L,S
David Stewart                       VP
Mark J.D. Streater                  VP
Christopher W. Turner               VP

ITEM 6.    OFFICERS AND DIRECTORS
           PART I.  (Continued)

Southern Energy New York G.P., Inc.
Name and Principal Address (e)      Position

James A. Ward                       D,VP,C
Richard J. Pershing                 P
Randall E. Harrison                 VP
Tommy Chisholm (a)                  S

Southern Energy Lovett, LLC
Name and Principal Address (e)      Position

Richard J. Pershing                 P
Randall E. Harrison                 VP
James A. Ward                       VP,C
Tommy Chisholm (a)                  S

Southern Energy Bowline, LLC
Name and Principal Address (e)      Position

Richard J. Pershing                 P
Randall E. Harrison                 VP
James A. Ward                       VP,C
Tommy Chisholm (a)                  S

Southern Energy NY-Gen, LLC
Name and Principal Address (e)      Position

Richard J. Pershing                 P
James A. Ward                       VP,C

Southern Energy Hudson Valley Investments, Ltd.
Name and Principal Address (e)      Position

David R. Rozier, Jr.                D,VP,T
Gale E. Klappa                      P
Gary J. Kubik                       VP
Sam H. Dabbs, Jr. (a)               S

ITEM 6.    OFFICERS AND DIRECTORS.    Part II.    Financial Connections.

     Name of Officer                   Name and Location                  Position Held in          Applicable
       or Director                 of Financial Institution           Financial Institution       Exemption Rule
------------------------------------------------------------------------------------------------------------------
                                                                                                    Rule No. 70
                                                                                                    Subdivision

Whit Armstrong           The Citizens Bank                             Chief Executive           (c)
                           Enterprise, AL                                Officer,
                                                                       Chairman of the Board
                                                                         of Directors and President
                         Enterprise Capital Corporation                Chairman of the Board of
                           Enterprise, AL                                Directors, President    (c)
David J. Cooper          SouthTrust Bank, N.A., Birmingham, AL         Director                  (a);(c)
A. D. Correll            SunTrust Bank of Georgia, Atlanta, GA         Director                  (a)
                         SunTrust Banks Inc., Atlanta, GA              Director                  (a)
W. Roy Crow              Barbour County Bank, Eufaula, AL              Director                  (f)
A. W. Dahlberg           SunTrust Bank of Georgia                      Director                  (a);(c)
                           Atlanta, GA
                         SunTrust Banks, Inc., Atlanta, GA             Director                  (a);(c)
Archie H. Davis          The Savannah Bancorp, Savannah, GA            President, Chief Executive
                                                                         Officer                 (c)
                         The Savannah Bank N.A., Savannah, GA          President, Chief Executive
                                                                         Officer                 (c)
                         Bryan Bank & Trust, Richmond Hill, GA         Director                  (c)
H. Allen Franklin        SouthTrust Bank, Birmingham, AL               Director                  (a);(c)
L. G. Hardman III        First Commerce Bancorp, Inc.                  Chairman of the Board
                           Commerce, GA                                  of Directors and Chief
                                                                         Executive Officer       (a);(c);(g)
                         First National Bank of Commerce,              Chairman of the
                           Commerce, GA                                  Board of Directors      (c);(g)
Elmer B. Harris          AmSouth Bancorporation,                       Director                  (a);(c);(e);(f)
                           Birmingham, AL
                         AmSouth Bank of Alabama,
                           Birmingham, AL                              Director                  (a);(c);(e);(f)
G. Edison Holland, Jr.   SunTrust Bank, Savannah, GA                   Director                  (c)
Carl E. Jones            Regions Financial Corporation,                President , Chief
                           Birmingham, AL                                Executive Officer
                                                                         and Director            (c)
Patricia M. King         Regions Bank, Anniston, AL                    Director                  (c)
James R. Lientz, Jr.     NationsBank, N.A., Atlanta, GA                President, Director       (c)
Wallace D. Malone        SouthTrust Corporation, Birmingham, AL        Chairman of the Board
                                                                         of Directors and Chief
                                                                         Executive Officer       (c)
William V. Muse          SouthTrust Corporation, Birmingham, AL        Director                  (c)
John T. Porter           Citizens Federal Bank, Birmingham, AL         Director                  (c)
Robert D. Powers         Colonial Bank, Eufaula, AL                    Director                  (c)



ITEM 6.    OFFICERS AND DIRECTORS.    Part II.    Financial Connections.  (Continued)


     Name of Officer                   Name and Location                  Position Held in          Applicable
       or Director                 of Financial Institution           Financial Institution       Exemption Rule
------------------------------------------------------------------------------------------------------------------
                                                                                                    Rule No. 70
                                                                                                    Subdivision

G. Joseph
   Prendergast           Wachovia Bank of Georgia, N.A.                Chairman of the
                           Atlanta, GA                                   Board of Directors         (c)
                         Wachovia Bank of South Carolina               Chairman of the
                                                                         Board of Directors         (d)
                         Wachovia Bank of North Carolina               Chairman of the
                                                                         Board of Directors         (d)
                         Wachovia Corporation, Atlanta, GA             Senior Executive
                                                                         Vice President             (d)
C. Dowd Ritter, III      AmSouth Bancorporation, Birmingham, AL        Chairman, Chief
                                                                         Executive Officer          (c)
                         AmSouth Bank, Birmingham, AL                  Chairman, Chief
                                                                         Executive Officer          (c)
Herman J. Russell        Citizens Trust Bank, Atlanta, GA              Chairman of the
                                                                         Board of Directors         (c)
                         Citizens Bancshares Corp. Atlanta, GA         Chairman of the
                                                                         Board of Directors         (c)
                         Wachovia Corporation of Georgia,              Director                     (c)
                           Atlanta, GA
George A. Schloegel      Hancock Bank - Mississippi, Gulfport, MS      Director and
                                                                         President                  (c)
                         Hancock Holding Company, Gulfport, MS         Vice Chairman of
                                                                         the Board
                                                                         of Directors               (c)
                         Hancock Bank - Louisiana, Baton Rouge
                           Louisiana                                   Director                     (d)
William R. Smith         SouthTrust Bank of Calhoun County, N.A.
                           Anniston, AL                                Director                     (f)
Gerald St. Pe'           Merchants & Marine Bank, Pascagoula, MS       Director                     (a)
Arnold M.
   Tenenbaum             First Union National Bank of Georgia,         Director                     (c)
                           Atlanta, GA
                         First Union National Bank of Savannah,        Director                     (c)
                           Savannah, GA
Gene Warr                Coast Community Bank, Biloxi, MS              Director                     (c)

ITEM 6.  EXECUTIVE COMPENSATION. PART III.

         (a) Summary Compensation Tables. The following tables set forth information concerning any Chief Executive Officer and the four most highly compensated executive officers for SCS, Southern Resources, Southern LINC, Energy Solutions and Southern Nuclear serving as of December 31, 1998, as defined by the Securities and Exchange Commission. ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH are incorporated by reference to page numbers III-13 through III-18 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 1998. Incorporated by reference to "Summary Compensation Table" under ELECTION OF DIRECTORS in SOUTHERN's definitive Proxy Statement relating to the 1999 annual meeting of stockholders.

Key terms used in this Item will have the following meanings:-

ESP.........................................   Employee Savings Plan
ESOP........................................   Employee Stock Ownership Plan
SBP.........................................   Supplemental Benefit Plan
ERISA.......................................   Employee Retirement Income
                                               Security Act

                                       SCS
                           SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION                           LONG-TERM COMPENSATION
                                                                                  Number of
                                                                                  Securities   Long-
Name                                                                              Underlying   Term
and                                                            Other Annual       Stock        Incentive     All Other
Principal                                                      Compensation       Options      Payouts      Compensation
Position               Year      Salary($)     Bonus($)                ($)1       (Shares)         ($)2             ($)3
-------------------------------------------------------------------------------------------------------------------------


A. W. Dahlberg         1998         897,820        218,625         11,067         161,757        438,061        50,135
Director               1997         817,644        206,250         27,485         135,882        433,247        49,766
                       1996         782,409        118,534          6,833         154,610        770,216        43,850

Paul J. DeNicola       1998         448,531        144,600         14,709          24,139        242,539        25,342
President, Chief       1997         416,452         62,980          8,731          29,638        239,874        25,493
Executive Officer,     1996         400,491         56,520          3,325          26,330        426,442        22,894
Director


Stephen Wakefield      1998         328,080        104,401          3,279          13,614              -         6,446
Executive Vice         1997         103,846         51,000          9,171          16,070              -             -
President              1996               -              -              -               -              -             -



See footnotes on the next page.



                                       SCS
                           SUMMARY COMPENSATION TABLE
                                   (Continued)


                                              ANNUAL COMPENSATION                 LONG-TERM COMPENSATION


                                                                                  Number of
                                                                                  Securities   Long-
Name                                                                              UnderlyingTerm
and                                                            Other Annual       Stock        Incentive    All Other
Principal                                                      Compensation       Options      Payouts      Compensation
Position               Year         Salary($)    Bonus($)              ($)1       (Shares)         ($)2             ($)3
------------------------------------------------------------------------------------------------------------------------

William L.
 Westbrook             1998         290,464        103,288         16,479          11,700         96,743        15,518
Executive Vice         1997         261,020         50,000          9,763          14,242         95,679        15,216
President              1996         251,903         35,426          2,793          12,653        170,096        14,032


Charles D. McCrary     1998         293,816         53,376            955          12,976        164,812        13,590
Executive              1997         224,359         34,000          8,639          10,112        126,075        12,864
Vice President         1996         215,762         29,906          3,198           8,984        126,075        11,530


1 Tax reimbursements by SCS on certain personal benefits.
2 Payouts made in 1997, 1998 and 1999 for the four-year performance periods ending December 31, 1996, 1997 and 1998. 3 SCS contributions to the ESP, ESOP, non-pension related accruals under the SBP (ERISA excess plan under which accruals are made to offset Internal Revenue Code imposed limitations under the
ESP and ESOP), for the following:
                                   ESP             ESOP               SBP
A. W. Dahlberg                  $7,200           $1,046            $41,889
Paul J. DeNicola                 7,200            1,046             17,096
Stephen Wakefield                2,700            1,046              2,700
William L. Westbrook             6,451            1,046              8,021
Charles D. McCrary               6,300            1,046              6,244


                                  Southern LINC
                                       and
                                Energy Solutions
                           SUMMARY COMPENSATION TABLE


                                              ANNUAL COMPENSATION                         LONG-TERM COMPENSATION


                                                                                  Number of
                                                                                  Securities   Long-
Name                                                                              UnderlyingTerm
and                                                            Other Annual       Stock        Incentive    All Other
Principal                                                      Compensation       Options      Payouts      Compensation
Position               Year         Salary($)    Bonus($)          ($)4           (Shares)       ($)5           ($)6
------------------------------------------------------------------------------------------------------------------------

Southern LINC

Robert G. Dawson       1998          203,882       186,384            5,710          6,816     94,190          10,721
President, Chief       1997          185,103       138,801            1,199          7,865          -          10,305
Executive Officer,     1996          163,661       116,123            1,185          7,055          -          12,275
Director

R. Craig Elder         1998          123,933        94,933                -          3,354     20,009           6,586
Vice President,        1997          112,606        78,965              304          3,999          -           6,088
Treasurer              1996          106,623        70,640                -              -          -           5,608

Energy Solutions

J. Kevin Fletcher      1998          146,342        32,245              183          4,444     69,000           7,732
President,             1997          133,797        20,286                -          4,773     60,636           7,556
Director               1996          126,990        17,224              136          4,161     60,636           6,617

Thomas R. Thames       1998          112,018        15,834                -          2,424     38,767           5,711
Vice President,        1997                -             -                -              -          -               -
General Manager        1996                -             -                -              -          -               -



4    Tax reimbursement by Energy Solutions and Southern LINC on certain personal benefits.
5 Payouts made in 1997, 1998 and 1999 for the four-year performance periods ending December 31, 1996, 1997 and 1998. 6 Southern LINC's and Energy Solutions'
contributions to the ESP, ESOP, non-pension related accruals under the SBP
(ERISA excess plan under which accruals are made to offset Internal Revenue Code imposed limitations under the ESP and ESOP), for the following:
                                   ESP             ESOP               SBP
Robert G. Dawson                $7,200           $1,046             $2,475
R. Craig Elder                   5,388            1,046                152
J. Kevin Fletcher                6,350            1,046                336
Thomas R. Thames                 4,865              846                  -




                               Southern Resources
                           SUMMARY COMPENSATION TABLE


                                              ANNUAL COMPENSATION                         LONG-TERM COMPENSATION


                                                                                  Number of
                                                                                  Securities   Long-
Name                                                                              UnderlyingTerm
and                                                            Other Annual       Stock        Incentive     All Other
Principal                                                      Compensation       Options      Payouts      Compensation
Position               Year         Salary($)    Bonus($)          ($)7           (Shares)       ($)            ($)8
-------------------------------------------------------------------------------------------------------------------------

Thomas G. Boren        1998          370,833       425,938           15,162         20,809          -          19,943
President,             1997          345,000       387,625           14,868         18,941          -          19,415
Director               1996          291,086       275,000           13,757         14,250          -          16,293

S. Marce Fuller        1998          275,000       259,000           50,928         11,912          -          15,372
Senior Vice President  1997          244,167       228,125            1,098         13,529          -          11,080
                       1996          215,000       175,000            1,491          8,881          -           9,403

Raymond D. Hill        1998          275,000       259,000          467,464         11,912     21,970          11,658
Senior Vice President  1997          192,083       228,125          109,479         13,529          -          13,329
                       1996          190,657       175,000            2,820          8,881          -           9,868

Richard J. Pershing    1998          275,000       259,000           16,159         11,912          -          14,687
Senior Vice President  1997          244,167       228,125            3,645         13,529          -          13,346
                       1996          190,417       175,000            3,568          8,881          -           9,869

James A. Ward          1998          187,500       140,600              989          6,677          -          10,428
Vice President,        1997          172,500       129,063            4,724          7,824          -           8,790
Controller             1996                -             -                -              -          -               -

7 Personal benefits provided by Southern Energy including tax reimbursements. In
1997, Mr. Hill's amount included overseas housing costs of $87,762. In 1998, Ms.
Fuller's amount included membership fees of $50,928 and Mr. Hill's amount included overseas housing costs of $232,385, together with other compensation in connection with his overseas assignment.
8 Southern Energy contributions to
the ESP, ESOP, non-pension related accruals under the SBP (ERISA excess plan under which accruals are made to offset Internal Revenue Code imposes limitations under the ESP and ESOP), for the following:
                                   ESP             ESOP               SBP
Thomas G. Boren                 $7,200           $1,046           $11,697
S. Marce Fuller                  7,200            1,046             7,123
Raymond D. Hill                  7,200              633             3,825
Richard J. Pershing              7,200            1,046             6,441
James A. Ward                    7,200            1,046             2,182





                                Southern Nuclear
                           SUMMARY COMPENSATION TABLE


                                              ANNUAL COMPENSATION                         LONG-TERM COMPENSATION
                                                                                 Number of
                                                                                 Securities   Long-
Name                                                                             Underlying   Term
and                                                         Other Annual         Stock        Incentive    All Other
Principal                                                   Compensation         Options      Payouts     Compensation
Position               Year        Salary($)     Bonus($)       ($)9             (Shares)       ($)10         ($)11
-----------------------------------------------------------------------------------------------------------------------

W. G. Hairston, III    1998        358,650       70,001          13,983           14,890        270,495        19,684
President and Chief    1997        323,942       58,903           7,593           17,709        257,040        19,287
Executive Officer      1996        308,789       46,748           3,555           15,583        257,040        17,070

Jack D. Woodard        1998        259,009       55,511           3,156           10,735        132,472        13,756
Executive Vice         1997        233,467       42,848           1,457           10,642        126,075        13,526
President              1996        214,083       38,953           1,903            8,939        126,075        11,675

David N. Morey         1998        185,754       28,675             356            6,202         96,594         9,821
Vice President         1997        166,554       26,053             515            7,514         84,048         9,474
                       1996        159,410       22,036             574            6,644         84,047         8,500

H. L. Sumner, Jr.      1998        169,794       28,876           1,386            4,897         72,767         1,387
Vice President         1997        146,568       22,248             270            5,933         46,551         1,355
                       1996              -            -               -                -              -             -

James B. Beasley, Jr.  1998        155,469       26,878           1,919            3,830         60,495         7,523
Vice President         1997              -            -               -                -              -             -
                       1996              -            -               -                -              -             -


9    Tax reimbursement by Southern Nuclear on certain personal benefits.
10 Payouts made in 1997, 1998 and 1999 for the four-year performance periods ending December 31, 1996, 1997 and 1998, respectively.
11 Southern Nuclear contributions to the ESP, ESOP, non-pension related accruals under the SBP (ERISA excess plan under which accruals are made to offset Internal Revenue Code imposed limitations under the ESP and ESOP), for the following:
                                    ESP             ESOP               SBP
William G. Hairston, III         $7,200           $1,046           $11,438
Jack D. Woodard                   6,796            1,046             5,914
David N. Morey                    7,200            1,046             1,575
H. L. Sumner, Jr.                     -            1,046               341
James B. Beasley, Jr.             5,949            1,046               528






                           STOCK OPTION GRANTS IN 1998

         Stock Option Grants. The following table sets forth all stock option grants to the named executive officers of each operating subsidiary during the year ending December 31, 1998. ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH are incorporated by reference to page numbers III-19 and III-20 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 1998. Stock Option
Grants in 1998 for SOUTHERN is incorporated by reference to "Stock Option
Grants" under ELECTION OF DIRECTORS in SOUTHERN's definitive Proxy Statement relating to 1999 annual meeting of stockholders.

                                   Individual Grants                                    Grant Date Value

                              Number of
                              Securities    % of Total
                              Underlying    Options           Exercise
                              Share         Granted to        or
                              Options       Employees in      Base Price      Expiration     Grant Date
   Name                       Granted12     Fiscal Year13      ($/Sh)14       Date14         Present Value($)14
   --------------------------------------------------------------------------------------------------------------

   SCS

   A. W. Dahlberg              161,757           10.0          27.03125       07/20/2008       1,429,932
   Paul J. DeNicola             24,139            1.0          27.03125       07/20/2008         137,351
   Stephen Wakefield            13,614            0.8          27.03125       07/20/2008          77,464
   William L. Westbrook         11,700            0.7          27.03125       07/20/2008          66,573
   Charles D. McCrary           12,976            0.8          27.03125       07/20/2008          73,833

   Southern LINC

   Robert G. Dawson              6,816            0.4          27.03125       07/20/2008          38,783
   R. Craig Elder                3,354            0.2          27.03125       07/20/2008          19,084


   Energy Solutions

   J. Kevin Fletcher             4,444            0.3          27.03125       07/20/2008          25,286
   Thomas R. Thames              2,424            0.1          27.03125       07/20/2008          13,793

   See footnotes on the next page.




                           STOCK OPTION GRANTS IN 1998



                                   Individual Grants                                    Grant Date Value

                              Number of
                              Securities    % of Total
                              Underlying    Options           Exercise
                              Share         Granted to        or
                              Options       Employees in      Base Price      Expiration     Grant Date
   Name                       Granted12     Fiscal Year13      ($/Sh)14       Date14         Present Value($)14
   ------------------------------------------------------------------------------------------------------------


   Southern Resources

   Thomas G. Boren              20,809            1.2          27.03125       07/20/2008         118,403
   S. Marce Fuller              11,912            0.7          27.03125       07/20/2008          67,779
   Raymond D. Hill              11,912            0.7          27.03125       07/20/2008          67,779
   Richard J. Pershing          11,912            0.7          27.03125       07/20/2008          67,779
   James A. Ward                 6,677            0.4          27.03125       07/20/2008          37,992


   Southern Nuclear

   William G. Hairston, III     14,890            0.9          27.03125       07/20/2008          84,724
   Jack D. Woodard              10,735            0.7          27.03125       07/20/2008          61,082
   David N. Morey                6,202            0.4          27.03125       07/20/2008          35,289
   H. L. Sumner, Jr.             4,897            0.3          27.03125       07/20/2008          27,864
   James B. Beasley, Jr.         3,830            0.2          27.03125       07/20/2008          21,793


12 Performance Stock Plan grants were made on July 20, 1998, and vest 25% per year on the anniversary date of the grant. Grants fully vest upon termination incident to death, disability, or retirement. The exercise price is the average of the high and low fair market value of SOUTHERN's common stock on the date granted.
13 A total of 1,659,519 stock options were granted in 1998 to key executives participating in SOUTHERN's Performance Stock Plan.
14 Based on the
Black-Scholes option valuation model. The actual value, if any, an executive officer may realize ultimately depends on the market value of SOUTHERN's common stock at a future date. This valuation is provided pursuant to SEC disclosure rules. There is no assurance that the value realized will be at or near the value estimated by the Black-Scholes model. Significant assumptions used to calculate this value: price volatility - 19.16%; risk-free rate of return -
5.46%; dividend opportunity - 50%, except for Mr. Dahlberg, whose dividend opportunity - 100%; time to exercise - 10 years; reductions for probability of forfeiture before vesting - 9.61%; and reductions for probability of forfeiture before expiration - 15.51% except for Mr. Dahlberg whose reductions for probability of forfeiture before expiration - 20.20%. These assumptions reflect the effects of cash dividend equivalents paid to participants under the Performance Dividend Plan assuming targets are met.

                                      40



      AGGREGATED STOCK OPTION EXERCISES IN 1998 AND YEAR-END OPTION VALUES

         Aggregated Stock Option Exercises. The following table sets forth information concerning options exercised during the year ending December 31, 1998 by the named executive officers and value of unexercised options held by them as of December 31, 1998. ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH are incorporated by reference to page numbers III-21 and III-22 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 1998. Aggregated
Stock Option Exercises in 1998 and Year-End Option Values information for
SOUTHERN is incorporated by reference to "Aggregated Stock Option Exercises in 1998 and Year-End Option Values" under ELECTION OF DIRECTORS in SOUTHERN's definitive Proxy Statement relating to 1999 annual meeting of stockholders.


                                                                                               Value of
                                                                        Number of              Unexercised
                                                                        Unexercised            In-the-Money
                                                                        Options at             Options at
                                                                        Fiscal                 Fiscal
                                                                        Year-End (#)           Year-End($)15

                         Shares Acquired           Value                Exercisable/           Exercisable/
Name                     on Exercise (#)           Realized($)16        Unexercisable          Unexercisable
---------------------------------------------------------------------------------------------------------------

SCS

A. W. Dahlberg                     -                       -           289,787/354,025     2,572,413/1,690,485
Paul J. DeNicola                   -                       -            103,158/66,265         941,519/352,578
Stephen Wakefield                  -                       -              2,528/25,667          19,197/119,180
William L. Westbrook               -                       -             32,710/31,960         264,361/169,755
Charles D. McCrary                 -                       -             33,080/27,349         284,070/129,924


Southern LINC

Robert G. Dawson                   -                       -             10,273/16,243           74,235/81,319
R. Craig Elder                     -                       -                 999/6,354            7,805/30,250


Energy Solutions

J. Kevin Fletcher                  -                       -              6,290/11,111           44,369/83,758
Thomas R. Thames                   -                       -                   0/2,424                 0/4,924

See footnotes on the next page.



                                 AGGREGATED STOCK OPTION EXERCISES IN 1998 AND YEAR-END OPTION VALUES

                                                                                               Value of
                                                                        Number of              Unexercised
                                                                        Unexercised            In-the-Money
                                                                        Options at             Options at
                                                                        Fiscal                 Fiscal
                                                                        Year-End (#)           Year-End($)15

                         Shares Acquired           Value                Exercisable/           Exercisable/
Name                     on Exercise (#)           Realized($)16        Unexercisable          Unexercisable
-----------------------------------------------------------------------------------------------------------------

Southern Resources

Thomas G. Boren                    -                       -             43,633/45,464         361,310/221,170
S. Marce Fuller                    -                       -              7,822/26,500          53,339/130,393
Raymond D. Hill                    -                       -              7,822/26,500          53,339/130,393
Richard J. Pershing                -                       -              7,822/26,500          53,339/130,393
James A. Ward

Southern Nuclear

William G. Hairston, III           -                       -             49,736/39,911         405,508/210,606
Jack D. Woodard                    -                       -             27,870/25,430         225,766/127,947
David N. Morey                     -                       -              9,738/16,673           68,563/88,022
H. L. Sumner, Jr.                  -                       -              6,711/12,459           47,649/65,037
James B. Beasley, Jr.              -                       -              6,521/10,527           46,053/56,018



15 This  represents  the excess of the fair market value as of December 31, 1998, of the option shares over exercise  price of the  options.  One column  reports the "value" of options  that are vested and  therefore  could be  exercised;  the other the
"value" of options that are not vested and therefore could not be exercised as of December 31, 1998.
16  The "Value Realized" is ordinary income, before taxes, and represents the amount equal to the excess of the fair market value of the shares or rights at the time of exercise over the exercise price.




                   LONG-TERM INCENTIVE PLANS - AWARDS IN 1998

         Long-Term Incentive Awards. The following table sets forth the long-term incentive plan awards made to the named executive officers for the performance period January 1, 1998 through December 31, 2001. ALABAMA, GEORGIA,
GULF, MISSISSIPPI and SAVANNAH are incorporated by reference to page numbers
III-23 and III-24 in the SOUTHERN system's combined Form 10-K for the year ended
December 31, 1998. Long-Term Incentive Plans- Awards information for SOUTHERN is incorporated by reference to "Aggregated Stock Option Exercises in 1998 and Year-End Option Values" under ELECTION OF DIRECTORS in SOUTHERN's definitive
Proxy Statement relating to the 1999 annual meeting of stockholders.

                                                                       Estimated Future Payouts under
                                                                           Non-Stock Price-Based Plans
                                 Number          Performance or
                                 of              Other Period
                                 Units           Until Maturation      Threshold        Target       Maximum
Name                             (#)17           or Payout             ($)18            ($)18        ($)18
----------------------------------------------------------------------------------------------------------------------------------

                                                  PRODUCTIVITY IMPROVEMENT PLAN
SCS

A. W. Dahlberg                 510,845             4 years               255,423        510,845      1,021,690
Paul J. DeNicola               282,836             4 years               141,418        282,836        565,672
Stephen Wakefield              161,115             4 years                80,557        161,115        322,229
William L. Westbrook           120,832             4 years                60,416        120,832        241,664
Charles D. McCrary             174,068             4 years                87,034        174,068        348,136

Energy Solutions

J. Kevin Fletcher               46,620             4 years                23,310         46,620         93,240
Thomas R. Thames                32,379             4 years                16,190         32,379         64,758

Southern Nuclear

William G. Hairston, III       182,766             4 years                91,383        182,766        365,532
Jack D. Woodard                 89,508             4 years                44,754         89,508        179,017
David N. Morey                  65,265             4 years                32,632         65,265        130,530
H. L. Sumner, Jr.               65,265             4 years                32,632         65,265        130,530
James B. Beasley, Jr.           65,265             4 years                32,632         65,265        130,530









See footnotes on the next page.
                                       43



                   LONG-TERM INCENTIVE PLANS - AWARDS IN 1998


                                                                       Estimated Future Payouts under
                                                                           Non-Stock Price-Based Plans
                                 Number          Performance or
                                 of              Other Period
                                 Units           Until Maturation      Threshold        Target       Maximum
Name                             (#)17           or Payout             ($)18            ($)18        ($)18
----------------------------------------------------------------------------------------------------------------------------------

                           LONG-TERM INCENTIVE PLAN 19

Southern LINC

Robert G. Dawson                85,360             3 years                42,680         85,360        256,080
R. Craig Elder                  18,133             3 years                 9,066         18,133         54,399

                             VALUE CREATION PLAN 20

Southern Resources

Thomas G. Boren                126,711        4 - 10 years                     -        243,285              -
S. Marce Fuller                 69,713        4 - 10 years                     -        133,848              -
Raymond D. Hill                 69,713        4 - 10 years                     -        133,848              -
Richard J. Pershing             69,713        4 - 10 years                     -        133,848              -
James A. Ward (Standard)        30,348        4 - 10 years                     -         58,268              -
James A. Ward (Indexed)         54,582        4 - 10 years                     -              -              -



17    A performance unit is a method of assigning a dollar value to a performance award opportunity.  Under the Executive Productivity
Improvement Plan of the Company (the "plan"), the number of units granted to named executive officers (except Mr. Boren who does not participate in the plan)
is 50 to 65 percent of their base salary range midpoint
at the beginning of the performance period, with
each unit valued at $1.00. No awards are paid unless the participant remains employed by the Company through the end of the performance period.
18 The threshold, target, and maximum value of a unit under the plan is $0.50,
$1.00 and $2.00, respectively, and can vary based on the Company's return on common equity and total shareholder return relative to selected groups of electric and gas utilities. If certain minimum performance relative to the selected groups is not achieved, there will be no payout; nor is there a payout if the current earnings of the Company are not sufficient to fund the dividend rate paid in the last calendar year. The plan provides that in the discretion of the committee extraordinary income may be excluded for purposes of calculating the amount available for the payment of awards. All awards are payable in cash at the end of the performance period.
      The threshold, target and maximum value of a unit under Southern LINC's
Long-Term Incentive Plan is 50%, 100% and 300%, respectively.
      The target value of a unit under the Southern Energy, Inc. Value Creation
Plan is not determinable. The actual value, if any, a participant may realize ultimately depends on the value of Southern Energy, Inc. at a future date. As of
December 31, 1998, each unit of phantom interest in Southern Energy, Inc. had a value of $11.65. Based on the 1998 performance, the rights awarded to Messrs.
Boren, Hill, Pershing, Ward and Ms. Fuller would have values of $243,285,
$133,848, $133,848, $58,268 and $133,848, respectively.
19 Under Southern LINC's Long-Term Incentive Plan, annual target awards range from 5 to 40 percent of base salary as of the end of the plan period, depending upon the grade of the  participant at the beginning of the performance period.
Performance is measured based on Southern LINC's net income. Incentives are earned based on the achievement of the overlapping three-year net income targets.
20    The Compensation & Management  Succession Committee awarded Messrs.
Boren, Hill,  Pershing,  Ward and Ms. Fuller 126,711 rights,
69,713 rights,  69,713 rights,  84,930 rights and 69,713 rights,  respectively, to the  appreciation in the value of Southern  Energy, Inc.  over a term of ten years from  March 15,  1998,  under the  Southern  Energy,  Inc.  Value
Creation  Plan.  Each unit of phantom interest in Southern Energy,  Inc. had an initial value and exercise price of $9.73.  Standard  appreciation  rights vest annually at a  rate of 25 percent on the anniversary date of the grant and indexed appreciation rights vest on the fourth anniversary of the grant.


ITEM 6. OFFICERS AND DIRECTORS.
PART III.

     (b) Stock Ownership. The following tables show the number of shares of SOUTHERN common stock and preferred stock owned by the directors, nominees and executive officers as of December 31, 1998. It is based on information furnished to SOUTHERN by the directors, nominees and executive officers. The shares owned by all directors, nominees and executive officers of each company as a group constitute less than one percent of the total number of shares of the respective classes outstanding on December 31, 1998. SOUTHERN is incorporated by reference to "Stock Ownership" under ELECTION OF DIRECTORS in SOUTHERN's definitive Proxy Statement relating to the 1999 annual meeting of stockholders. ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH are incorporated by reference to page numbers III-31 through III-36 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 1998.

Name of Directors
or Nominees and                                         Number of Shares
Executive Officers                 Title of Class       Beneficially Owned(1)(2)
------------------                 --------------       ------------------

SCS

     A. W. Dahlberg                SOUTHERN Common                355,291

     Paul J. DeNicola              SOUTHERN Common                139,642

     H. Allen Franklin             SOUTHERN Common                177,239

     Elmer B. Harris               SOUTHERN Common                222,887

     Stephen Wakefield             SOUTHERN Common                 16,235

     William L. Westbrook          SOUTHERN Common                 97,558

     Charles D. McCrary            SOUTHERNCommon                  39,957



     The directors, nominees
     and executive officers
     of SCS as a Group             SOUTHERN Common              1,121,447 shares


SEGCO

     Robert L. Boyer               SOUTHERN Common                 52,004

     H. Allen Franklin             SOUTHERN Common                177,239

     Elmer B. Harris               SOUTHERN Common                222,887

     Robert H. Haubein, Jr.        SOUTHERN Common                 29,002

     William B. Hutchins, III      SOUTHERN Common                 48,307

ITEM 6.     OFFICERS AND DIRECTORS.
PART III.


Name of Directors
or Nominees and                                        Number of Shares
Executive Officers                 Title of Class      Beneficially Owned(1)(2)
------------------                 --------------      ------------------

SEGCO (continued)

   Charles D. McCrary              SOUTHERN Common              39,957

   Earl B. Parsons, Jr.            SOUTHERN Common              10,896

   David M. Ratcliffe              SOUTHERN Common              79,206

   The directors, nominees
   and executive officers
   of SEGCO as a Group             SOUTHERN Common             667,586  shares

Southern LINC

    A. W. Dahlberg                 SOUTHERN Common             355,291

    Robert G. Dawson               SOUTHERN Common              32,517

    Paul J. DeNicola               SOUTHERN Common             139,642

    H. Allen Franklin              SOUTHERN Common             177,239

    Elmer B. Harris                SOUTHERN Common             222,887

    W. L. Westbrook                SOUTHERN Common              97,558

    R. Craig Elder                 SOUTHERN Common               6,171

   The directors, nominees
   and executive officers
   of Southern LINC
   as a Group                      SOUTHERN Common           1,031,306  shares

ITEM 6.     OFFICERS AND DIRECTORS.
PART III.

Name of Directors
or Nominees and                                       Number of Shares
Executive Officers              Title of Class        Beneficially Owned  (1)(2)
------------------              --------------        ------------------

Energy Solutions

    Robert S. Beason            SOUTHERN Common              10,743

    J. Kevin Fletcher           SOUTHERN Common              14,878

    C. Alan Martin              SOUTHERN Common               3,803

    Michael L. Scott            SOUTHERN Common              11,865

    Bertram Sears               SOUTHERN Common               2,122

    J. Thomas Kilgore           SOUTHERN Common               9,153

    Allen Leverett              SOUTHERN Common               6,324

    William T. Orr              SOUTHERN Common                 209

    Thomas R. Thames            SOUTHERNCommon                1,712


   The directors, nominees
   and executive officers
   of Energy Solutions
   as a Group                   SOUTHERN Common              60,811  shares



Southern Resources

   Thomas G. Boren              SOUTHERN Common              57,732

   A. W. Dahlberg               SOUTHERN Common             355,291

   Paul J. DeNicola             SOUTHERN Common             139,642

   H. Allen Franklin            SOUTHERN Common             177,239

   W. L. Westbrook              SOUTHERN Common              97,558

   S. Marce Fuller              SOUTHERN Common              11,538

   Raymond D. Hill              SOUTHERN Common               9,700

ITEM 6.     OFFICERS AND DIRECTORS.
PART III.

Name of Directors
or Nominees and                                          Number of Shares
Executive Officers                    Title of Class    Beneficially Owned(1)(2)
------------------                    --------------    ------------------

Southern Resources (continued)

   Richard J. Pershing                SOUTHERN Common           30,642

   James A. Ward                      SOUTHERN Commons          11,756

   The directors, nominees
   and executive officers
   of Southern Resources as a Group   SOUTHERN Common        1,250,094  shares

Southern Nuclear

   A. W. Dahlberg                     SOUTHERN Common          355,291

   Paul J. DeNicola                   SOUTHERN Common          139,642

   H. Allen Franklin                  SOUTHERN Common          177,239

   William G. Hairston, III           SOUTHERN Common           70,217

   Elmer B. Harris                    SOUTHERN Common          222,887

   James B. Beasley, Jr.              SOUTHERN Common           20,843

   David N. Morey                     SOUTHERN Common           27,316

   H. L. Sumner, Jr.                  SOUTHERN Common            9,103

   Jack D. Woodard                    SOUTHERN Common           54,684

   The directors, nominees
   and executive officers of
   Southern Nuclear
   as a Group                         SOUTHERN Common        1,077,222  shares


Notes to Item 6, Part III(b):
(1) As used in these tables, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security and/or investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).
(2) The shares shown include shares of common stock of which certain directors and officers have the right to acquire beneficial ownership within 60 days pursuant to the Executive Stock Option Plan, as follows: Mr. Beasley, 6,521 shares; Mr. Beason,
      2,626 shares; Mr. Boren, 43,633 shares; Mr. Boyer, 9,134 shares; Mr. Dahlberg, 289,787 shares; Mr. Dawson, 10,273 shares; Mr. DeNicola, 103,158 shares; Mr. Elder, 999 shares; Mr. Fletcher, 6,290 shares; Mr. Franklin, 149,760 shares; Mr. Fuller, 7,822 shares; Mr. Hairston, 49,736 shares; Mr. Harris, 183,510 shares; Mr. Haubein, 26,696 shares; Mr. Hill, 7,822 shares; Mr. Hutchins, 32,521 shares; Mr. Kilgore, 4,454 shares; Mr. Leverett, 4,144 shares; Mr. Martin, 2,018 shares; Mr. McCrary, 33,080 shares; Mr. Morey, 9,738 shares; Mr. Parsons, 6,188 shares; Mr. Pershing, 7,822 shares; Mr. Ratcliffe, 69,668 shares; Mr. Scott, 7,684 shares; Mr. Sears, 691 shares; Mr. Sumner, 6,711 shares; Mr. Wakefield, 2,528 shares; Mr. Ward, 4,727 shares; Mr. Westbrook, 32,710 shares; and Mr. Woodard, 27,870 shares. Also included are shares of SOUTHERN common stock held by the spouse of Mr. Harris, 310 shares.

ITEM 6.     OFFICERS AND DIRECTORS.
PART III.


      (c)  Contracts and transactions with system companies.

      ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH are incorporated by reference to page numbers III-37 and III-38 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 1998.

      (d)  Indebtedness to system companies.

      None.

      (e) Participation in bonus and profit sharing arrangements and other benefits.

      SOUTHERN is incorporated by reference to "Executive Compensation" under ELECTION OF DIRECTORS in SOUTHERN's definitive Proxy Statement relating to the 1999 annual meeting of stockholders. Also, ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH are incorporated by reference to page numbers III-29 and III-30 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 1998.

      SOUTHERN's Change in Control Plan is applicable to certain of its officers, and individual change in control agreements have been entered into with some of the most highly compensated executive officers of SCS, SEGCO, Southern LINC, Southern Nuclear and Southern Resources. If an executive is involuntarily terminated, other than for cause, within two years followinga change in control of SOUTHERN the agreements provide for:

o lump sum payment of two or three times annual compensation,
o up to five years' coverage under group health and life insurance plans,
o immediate vesting of all stock options and stock appreciation rights previously granted,
o payment of any accrued long-term and short-term bonuses and dividend equivalents, and
o payment of any excise tax liability incurred as a result of payments made under the agreement.

      A change in control is defined under the agreements as:

o acquisition of at least 20 percent of the SOUTHERN's stock,
o a change in the majority of the members of the SOUTHERN's board of directors,
o a merger or other business combination that results in SOUTHERN's shareholders immediately before the merger owning less than 65 percent of the voting power after the merger, or
o a sale of substantially all the assets of SOUTHERN.

      If a change in control affects only a subsidiary of SOUTHERN, these payments would only be made to executives of the affected subsidiary who are involuntarily terminated as a result of that change in control.

      SOUTHERN also has amended its short- and long-term incentive plans to provide for pro-rata payments at not less than target-level performance if a change in control occurs and the plans are not continued or replaced with comparable plans.

      (f)  Rights to indemnity.

      Incorporated by reference are the by-laws, for the companies of the SOUTHERN system, contained herein as Exhibits.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS.

    (1) Expenditures, disbursements or payments, directly or indirectly, in money, goods or services, to or for the account of any political party, candidate for public office or holder of such office, or any committee or agent thereof.

                                                                                        Accounts Charged,
                                                                                       if any, per Books
                                                                                        of Disbursing
Name of Company       Name of Recipient or Beneficiary               Purpose                Company             Amount($)
---------------       --------------------------------               -------                -------             ---------

None

        ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH have established political action committees and have incurred certain costs in the administration of these committees in accordance with the provisions of the Federal Election Campaign Act and the Public Utility Holding Company Act.

    (2) Expenditures, disbursements or payments, directly or indirectly, in money, goods or services, to or for the account of any citizens group or public relations counsel.

         The information called for by this item was compiled, and memoranda from each company in the system were received and are being preserved by SOUTHERN, in accordance with the instructions to this item.

                                                                                        Accounts Charged,
                                                                                       if any, per Books
                                                                                        of Disbursing
Name of Company       Name of Recipient or Beneficiary               Purpose                Company             Amount($)
---------------       --------------------------------               -------                -------             ---------

SOUTHERN              Bahamas National Trust                         Support              426                     5,930
                      Carl E. Sanders YMCA                           Support              426                    25,000
                      Centennial Olympic Park                        Support              426                    50,000
                      Chattahoochee Nature Center                    Support              426                     1,000
                      Corporate Partners in Conservation             Support              426                     2,000
                      East Lake Community Foundation                 Support              426                    50,000
                      Edison Electric Institute                      Support              426                   575,000
                      Emissions Marketing Association                Support              426                     5,000
                      Friends of John A. White Park                  Support              426                    50,000
                      Georgia State University                       Support              426                   100,000
                      Nature Conservancy                             Support              426                    15,000
                      North Carolina American Fisheries Society      Support              426                     2,000
                      Resource for the Future                        Support              426                    25,000
                      Southern Environmental Center                  Support              426                    12,500
                      The Carter Center                              Support              426                    80,000


ALABAMA               Business Council of Alabama                    Dues & Support       930,426,793           520,855
                      Cahaba River Society                           Support              793,426                 3,060
                      Edison Electric Institute                      Dues                 930,426,921           530,432
                      National Association of Manufacturers          Dues                 426                    15,000
                      Nature Conservancy                             Dues                 426                    10,000
                      Nature Conservancy of Alabama                  Support              426                     1,000
                      Nuclear Energy Institute                       Dues                 524,426               324,530
                      Public Affairs Research Council of Alabama     Dues & Support       426                    10,320





ITEM 7.           CONTRIBUTIONS AND PUBLIC RELATIONS. (Continued)
                                                                                           Accounts Charged,
                                                                                         if any, per Books
                                                                                           of Disbursing
Name of Company            Name of Recipient or Beneficiary            Purpose                Company           Amount($)
---------------            --------------------------------            -------                -------           ---------

GEORGIA               Buckhead Coalition                             Dues                 930                     5,000
                      Central Atlanta Progress                       Dues                 930                    26,250
                      Clean Cities Atlanta                           Dues                 930                     5,000
                      Edison Electric Institute                      Dues                 426,930               735,876
                      Georgia Conservancy                            Support              426                     6,000
                      Georgia Council on Economic Education          Dues                 n/a                    20,000  *
                      Nature Conservancy                             Support              426                    27,500
                                                                                          n/a                    30,000  *
                      Nuclear Energy Institute                       Dues                 524,426               409,019  **
                      Regional Business Coalition                    Dues                 930                     6,000
                      Southern Coalition                             Dues                 930                     3,500

*        Georgia Power Foundation.
**       Excludes dues billed to joint owners of Plants Hatch and Vogtle.


GULF                  Associated Industries of Florida               Dues                 930                     7,000
                      Century Chamber of Commerce                    Support              912                    10,250
                      Economic Development Council -
                          Okaloosa County                            Dues & Support       912                    11,050
                      Economic Development Council -
                          Walton County                              Support              912                    15,000
                      Enterprise Florida                             Support              912                    25,500
                      Florida Chamber of Commerce                    Dues  & Support      912                    13,000
                      Florida Chanber of Commerce
                          Foundation, Inc.                           Dues                 912                    10,000
                      Florida Public Relations Association           Dues                 921                       885
                      Florida State Society of Washington, D.C.      Dues                 426                       300
                      Florida Tax Watch, Inc.                        Dues                 426                     5,000
                      Foundation for the Future                      Support              912                    50,000
                      Haas Center - University of West Florida       Support              912                    14,000
                      Northwest Florida Regional Economic
                          Development Coalition                      Support              912                    96,665
                      T.E.A.M. Santa Rosa - Council of
                          Economic Activity                          Dues & Support       912                    11,000
                      Washington County Chamber of Commerce          Support              912                    11,000
                      Other Economic Development Councils/
                         Activity Groups (9 Beneficiaries)           Dues & Support       426,912,930            15,325



ITEM 7.           CONTRIBUTIONS AND PUBLIC RELATIONS. (Continued)

                                                                                           Accounts Charged,
                                                                                         if any, per Books
                                                                                           of Disbursing
Name of Company            Name of Recipient or Beneficiary            Purpose                Company           Amount($)
---------------            --------------------------------            -------                -------           ---------


MISSISSIPPI           Area Development Partnership                   Dues                 930                     6,350
                      Business and Industry Political
                          Education Committee                        Dues                 930                     1,750
                      Coastal Conservation Association of
                          Mississippi                                Dues                 930                     2,000
                      East Mississippi  Business Development
                          Corporation                                Dues                 930                    10,000
                      Economic Development Authority of
                         Jones County                                Dues                 930                     2,750
                      Edison Electric Institute                      Dues                 930                    56,420
                      Jackson County Economic Development            Dues                 930                     3,000
                      Mississippi Manufacturers Association          Dues                 930                     1,425
                      Mississippi Nature Conservancy                 Dues                 930                     5,000
                      Retail Association of Mississippi              Dues                 930                     1,600
                      Southern Electric Exchange, Inc.               Dues                 930                     8,614
                      Southeastern Electric Reliability Council      Dues                 930                     8,404

SAVANNAH              American Economic Development Council          Dues                 930                       305
                      Association County Commissioners
                          of Georgia                                 Dues                 930                       500
                      Economic Opportunity Authority                 Support              426                       100
                      Edison Electric Institute                      Dues                 426,930                47,356
                      Georgia Council on Economic Education          Membership           426                     2,000
                      Georgia Economic Developers Association        Dues                 930                       600
                      Georgia Municipal Association                  Dues                 930                       500
                      Nature Conservancy                             Support              426                     5,000
                      National Association of Manufacturers          Membership           930                     1,500
                      National Council for Urban Economic
                          Development                                Dues                 930                       620
                      Southern Economic Development
                          Council                                    Dues                 930                       150
                      Southeast Electrification Council              Membership           930                     1,600
                      Tourism Leadership Council                     Membership           930                       500
                      Utilities State Government Organization        Membership           426                       150



ITEM 8.           SERVICE, SALES AND CONSTRUCTION CONTRACTS.

PART I.

                                                                                                          In Effect
                                                                                                         on Dec. 31
     Transactions     Serving Company        Receiving Company          Compensation      Contract      (Yes or No)
        (1)                   (2)                    (3)                   (4)               (5)            (6)
-------------------------------------------------------------------------------------------------------------------

(Note)                     (Note)             SEI                           (Note)          (Note)           Yes
(Note)                     (Note)             Southern LINC                 (Note)          (Note)           Yes
(Note)                     (Note)             Energy Solutions              (Note)          (Note)           Yes
Sublease of railcars       MISSISSIPPI        ALABAMA                     $382,190                           Yes
Sublease of railcars       MISSISSIPPI        GEORGIA                     $192,167                           Yes
Sublease of railcars       SAVANNAH           ALABAMA                       $5,561                           Yes
Sublease of railcars       SAVANNAH           GEORGIA                     $376,938                           Yes

Note:
Southern Resources, Southern LINC, and Energy Solutions have agreements with SCS, ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH pursuant to which Southern Resources, Southern LINC and Energy Solutions reimburse each of such companies for the full cost of services, personnel and facilities provided to Southern Resources, Southern LINC and Energy Solutions.

Pursuant to such agreements, during 1998 the total reimbursements to SCS, ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH from Southern Resources were $15,438,948; $108,623; $929,882; $0; $0; and $0, respectively; from Southern
LINC were $32,866,933; $921,517; $5,748,028; $176,913; $2,258,669; and $28,001,
respectively; and from Energy Solutions were $15,296,880; $1,207,380; $1,173,330; $93,100; and $910, respectively.

Part II.

None.

Part III.

None.

ITEM 9.    WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES.
Part I(a)

Key terms:     FUCO means Foreign Utility Company      FUCO-S means a subsidiary of a FUCO
               EWG means Exempt Wholesale Generator    IS means Intermediate Subsidiary
               PP means Project Parent                 SPS means Special Purpose Subsidiary

--------------------------------------------------- ----------- ---------------------------------- ------------------ ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,                GENERATION,                  OWNERSHIP        % OWNED
                                                   EWG, IS              TRANSMISSION,
                                                                         DISTRIBUTION
--------------------------------------------------- ----------- ---------------------------------- ------------------ ------------
                                                                     GEN         TRAN    DIST
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
1.  Southern Electric Bahamas                           IS           N/A         N/A       N/A     Southern              100%
    Holdings, Ltd.                                                                                 Energy-Newco2,
    900 Ashwood Parkway, Suite 500                                                                 Inc.
    Atlanta, GA 30338
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
2.  Southern Electric Bahamas, Ltd.                     IS           N/A         N/A       N/A     Southern Electric     100%
    900 Ashwood Parkway, Suite 500                                                                 Bahamas
    Atlanta, GA 30338                                                                              Holdings, Ltd.
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
3.  ICD Utilities Limited                               IS           N/A         N/A       N/A     Southern Electric      25%
    P.O. Box F-42666                                                                               Bahamas, Ltd.
    Freeport, Grand Bahamas, Bahamas                                                               Foreign Company        75%
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
4.  Freeport Power Company, Ltd.                       FUCO         Note         Note      Note    Southern Electric     62.5%
    Freeport, Grand Bahamas, Bahamas                                 (1)         (2)       (3)     Bahamas, Ltd.
    Port Authority Building                                                                        Third Party           37.5%
    P.O. Box F-40888
    Freeport, Grand Bahamas, Bahamas
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
5.  SEI Operadora de Argentina, S.A.                   FUCO          N/A         N/A       N/A     Southern Energy      99.99%
    Buenos Aires, Argentina                                                                        Resources, Inc.
    LN Alem 712 - Piso 7                                                                           Southern Energy,      .01%
    (1001)  Buenos Aires, Argentina                                                                Inc.
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
6.  Southern Electric International Asia, Inc.         SPS           N/A         N/A       N/A     Southern Energy       100%
    18/F Hong Kong Telecom Tower,                                                                  Resources Inc.
    Taikoo Place, 979 King's Road
    Quarry Bay, Hong Kong
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
7.  Southern Electric International GmbH, Inc.         SPS           N/A         N/A       N/A     Southern Energy       100%
    900 Ashwood Parkway, Suite 500                                                                 Resources Inc.
    Atlanta, GA 30338
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
8.  Southern Energy Inc. (formerly known as             IS           N/A         N/A       N/A     The Southern Co.      100%
     SEI Holdings, Inc.)
    900 Ashwood Parkway, Suite 500
    Atlanta, GA 30338
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
9.  Asociados de Electricidad, S.A.                     IS           N/A         N/A       N/A     Southern Energy,      100%
    Buenos Aires, Argentina                                                                        Inc.
    LN Alem 712 - Piso 7
    (1001) Buenos Aires, Argentina
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------

--------------------------------------------------- ----------- ---------------------------------- ------------------ ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,                GENERATION,                  OWNERSHIP        % OWNED
                                                   EWG, IS              TRANSMISSION,
                                                                         DISTRIBUTION
--------------------------------------------------- ----------- ---------------------------------- ------------------ ------------
                                                                     GEN         TRAN    DIST
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------


10. SEI y Asociados de Argentina, S.A.                  IS           N/A         N/A       N/A     Southern Energy,     40.52%
    Buenos Aires, Argentina                                                                        Inc.
    LN Alem 712 - Piso 7                                                                           SEI Worldwide         45.79
    (1001) Buenos Aires, Argentina                                                                 Holdings GmbH
                                                                                                   Asociados de          1.0%
                                                                                                   Electricidad,         5.55%
                                                                                                   S.A.
                                                                                                   Third Party
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
11. Hidroelectrica Alicura, S.A.                       FUCO         Note         N/A       N/A     SEI y Asociados        59%
    Buenos Aires, Argentina                                          (1)                           de
    LN Alem 712 - Piso 7                                                                           Argentina, S.A.        41%
    (1001) Buenos Aires, Argentina                                                                 Third Party
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
12. Southern Energy Resources, Inc. (formerly           IS           N/A         N/A       N/A     Southern Energy,      100%
    known as Southern Energy, Inc.)                                                                Inc.
    900 Ashwood Parkway, Suite 500
    Atlanta, GA 30338
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
13. SEI Chile, S.A.                                     IS           N/A         N/A       N/A     Southern              100%
    Apoquindo 3721                                                                                 Energy-Newco2,
    Oficina 114                                                                                    Inc.
    Edificio "Torre Las Condes"
    Las Condes, Chile
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
14. Inversiones SEI Chile Limitada                      IS           N/A         N/A       N/A     SEI Chile, S.A.        99%
    Apoquindo 3721                                                                                 Southern Energy,        1%
    Oficina 114                                                                                    Inc.
    Edificio "Torre Las Condes"
    Las Condes, Chile
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
15. Electrica SEI Chile Limitada (Inactive)             IS           N/A         N/A       N/A     SEI Chile, S.A.      97.05%
    Apoquindo 3721                                                                                 Southern Energy,
    Oficina 114                                                                                    Inc                     1%
    Edificio "Torre Las Condes"
    Las Condes, Chile
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
16. Empresa Electrica del Norte Grande, S.A.           FUCO         Note         Note      N/A     SEI Chile, SA        82.34%
    Antofagasta, Chile                                               (3)         (2)               Third Party           8.85%
    Avenida Grecia 750
    Casilla 1290
    Antofagasta, Chile
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
17. Sitranor S. A.                                     SUB           N/A         N/A       N/A     Empressa               60%
    Antofagasta, Chile                                  OF                                         Electric a del
    Avenida Grecia 750                                 FUCO                                        Norte Grande, SA
    Casilla 1290                                                                                   Third Party            40%
    Antofagasta, Chile
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
17a. Gasoducto Nor Andino Argentina, S.A.               IS           N/A         N/A       N/A     Tractebel            66.67%
                                                                                                   Energia del          33.33%
                                                                                                   Limitada
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
17b.Gasoducto Nor Andino S.A                            IS           N/A         N/A       N/A     Tractebel            66.67%
                                                                                                   Energia del          33.33%
                                                                                                   Limitada
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------

--------------------------------------------------- ----------- ---------------------------------- ------------------ ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,                GENERATION,                  OWNERSHIP        % OWNED
                                                   EWG, IS              TRANSMISSION,
                                                                         DISTRIBUTION
--------------------------------------------------- ----------- ---------------------------------- ------------------ ------------
                                                                     GEN         TRAN    DIST
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------


18. Energia del Pacifico                                IS           N/A         N/A       N/A     Edelnor                99%
    Apoquindo 3721, Oficina 114                                                                    S.E. Chile             1%
    Edificio, Las Condes, Santiago, Chile
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
19. Energia de Nuevo Leon, SA De CV                    FUCO          N/A         N/A       N/A     The Southern         33.33%
    900 Ashwood Parkway, Suite 500                                                                 Company
    Atlanta, GA 30338                                                                              Foreign Corp.        33.33%
                                                                                                   Foreign Govt.        33.33%
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
20. Southern Electric International, Europe  Inc.       IS           N/A         N/A       N/A     Southern Energy       100%
    900 Ashwood Parkway, Suite 500                                                                 International,
    Atlanta, GA 30338                                                                              Inc.
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------

21. Southern Electric International, Inc.               IS           N/A         N/A       N/A     Southern Energy,
    900 Ashwood Parkway, Suite 500                                                                 Inc.                  100%
    Atlanta, GA 30338
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
22. Southern Investment UK, plc                         IS           N/A         N/A       N/A     SWEB Holdings         100%
    31 Curzon Street                                                                               Limited
    London, WIY 7AE
    England
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
23. South Western Electricity, plc                     FUCO         Note         N/A       Note    Southern              100%
    800 Park Avenue                                                  (1)                   (3)     Investment UK,
    Aztec West                                                                                     plc
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
24. Electricity Association Limited                  FUCO SUB        N/A         N/A       N/A     South Western         5.9%
     800 Park Avenue                                                                               Electricity, plc
    Aztec West                                                                                     Third Party           94.1%
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
25. SWEB Finance Limited (Inactive)                  FUCO SUB        N/A         N/A       N/A     South Western         100%
    800 Park Avenue                                                                                Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
26. Electricity Association  Technology Limited        SUB           N/A         N/A       N/A     South Western         7.7%
    Capenhurst                                          OF                                         Electricity, plc      92.3%
    Chester CH1 6ES                                    FUCO                                        Third Party
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
27. SWEB Telecom Limited (Inactive)                     SUB          N/A         N/A       N/A     South Western         100%
    800 Park Avenue                                     OF                                         Electricity, plc
    Aztec West                                         FUCO
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
28. SWEB Gas Limited (Inactive)                        SUB           N/A         N/A       N/A     South Western         100%
    800 Park Avenue                                     OF                                         Electricity, plc
    Aztec West                                         FUCO
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
29. South Western Energy Limited (Inactive)          FUCO SUB        N/A         N/A       N/A     South Western         100%
    800 Park Avenue                                                                                Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------


                                       56

--------------------------------------------------- ----------- ---------------------------------- ------------------ ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,                GENERATION,                  OWNERSHIP        % OWNED
                                                   EWG, IS              TRANSMISSION,
                                                                         DISTRIBUTION
--------------------------------------------------- ----------- ---------------------------------- ------------------ ------------
                                                                     GEN         TRAN    DIST
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------


30. SWEB Limited (Inactive)                          FUCO SUB        N/A         N/A       N/A     South Western         100%
    800 Park Avenue                                                                                Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ----------- -------------- --------- --------- ------------------ ------------
31. SWEB Natural Gas Limited (Inactive)              FUCO SUB        N/A         N/A       N/A     South Western         100%
    800 Park Avenue                                                                                Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ----------- ------------- ---------- --------- ------------------ ------------
32. South Western Natural Gas Limited (Inactive)     FUCO SUB       N/A          N/A       N/A     South Western         100%
    800 Park Avenue                                                                                Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ----------- ------------- ---------- --------- ------------------ ------------
33.Western Natural Gas Limited (Inactive)            FUCO SUB       N/A          N/A       N/A     South Western         100%
    800 Park Avenue                                                                                Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ----------- ------------- ---------- --------- ------------------ ------------
34. SWEB Retail Limited (Inactive)                   FUCO SUB       N/A          N/A       N/A     South Western         100%
    800 Park Avenue                                                                                Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ----------- ------------- ---------- --------- ------------------ ------------
35. Electricity Pensions Limited                     FUCO SUB       N/A          N/A       N/A     South Western          0%
    110 Buckingham Palace Road                                                                     Electricity, plc    Note (4)
    London  SW1 W9SL
--------------------------------------------------- ----------- ------------- ---------- --------- ------------------ ------------
36. Electricity Pensions Trustee Limited             FUCO SUB       N/A          N/A       N/A     South Western          5%
    110 Buckingham Palace Road                                                                     Electricity, plc
    London  SW1 W9SL                                                                               Third Party            95%
--------------------------------------------------- ----------- ------------- ---------- --------- ------------------ ------------
37. ESN Holdings Limited                             FUCO SUB       N/A          N/A       N/A     South Western         4.5%
    800 Park Avenue                                                                                Electricity, plc
    Aztec West                                                                                     Third Party           95.5%
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ----------- ------------- ---------- --------- ------------------ ------------
38. REC Collect Limited                              FUCO SUB       N/A          N/A       N/A     South Western         25.0%
    800 Park Avenue                                                                                Electricity, plc
    Aztec West                                                                                     Third Party           75.0%
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ----------- ------------- ---------- --------- ------------------ ------------
39. South Western Power Limited                      FUCO SUB       Note         N/A       N/A     South Western         100%
    800 Park Avenue                                                 (1)                            Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ----------- ------------- ---------- --------- ------------------ ------------
40. South Western Power Investments Limited          FUCO SUB       N/A          N/A       N/A     South Western         100%
    800 Park Avenue                                                                                Power Limited
    Aztec West
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ----------- ------------- ---------- --------- ------------------ ------------



--------------------------------------------------- ---------- ---------------------------- -------------------- -----------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP        % OWNED
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- ---------------------------- -------------------- -----------
                                                                 GEN      TRAN    DIST
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
41. Non-Fossil Purchasing Agency Limited            FUCO SUB     N/A      N/A       N/A     South Western           8.3%
    Bamburgh House                                                                          Electricity, plc
    Market Street                                                                           Third Party            91.7%
    Newcastle-upon-Tyne NE1 6BH
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
42. Winterton Power Limited                         FUCO SUB    Note      N/A       N/A     South Western          25.0%
    800 Park Avenue                                              (1)                        Power Investments
    Aztec West                                                                              Limited
    Almondsbury, Bristol BS12 4SE                                                           Third Party            75.0%
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
43. Teeside Power Limited                           FUCO SUB    Note      N/A       N/A     South Western           7.7%
    4 Millbank                                                   (1)                        Power Investments
    Westminster                                                                             Limited
    London SW1P 3ET                                                                         Third Party            92.3%
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
44. Wind Resources Limited                          FUCO SUB     N/A      N/A       N/A     South Western          45.0%
    800 Park Avenue                                                                         Power Investments
    Aztec West                                                                              Limited
    Almondsbury, Bristol BS12 4SE                                                           Third Party            55.0%
---------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
45. Coal Clough Limited                             FUCO SUB    Note      N/A       N/A     Wind Resources          100%
    800 Park Avenue                                              (1)                        Limited
    Aztec West
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
46. Carland Cross Limited                           FUCO SUB    Note      N/A       N/A     Wind Resources          100%
    800 Park Avenue                                              (1)                        Limited
    Aztec West
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
47. SWEB Property Investments Ltd.                  FUCO SUB     N/A      N/A       N/A     South Western           100%
    800 Park Avenue                                                                         Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
48. SWEB Property Developments Ltd.                 FUCO SUB     N/A      N/A       N/A     South Western           100%
    800 Park Avenue                                                                         Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
49. Temple Back Developments Ltd.                   FUCO SUB     N/A      N/A       N/A     SWEB Property          49.0%
    800 Park Avenue                                                                         Developments Ltd.
    Aztec West                                                                              Third Party
    Almondsbury, Bristol BS12 4SE                                                                                  51.0%
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
50. Weston Super Mare Developments Limited          FUCO SUB     N/A      N/A       N/A     Temple Back             100%
    800 Park Avenue                                                                         Developments, Ltd.
    Aztec West
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------






--------------------------------------------------- ---------- ---------------------------- -------------------- -----------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP        % OWNED
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- ---------------------------- -------------------- -----------
                                                                 GEN      TRAN    DIST
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------

51. SWEB Investments Limited                        FUCO SUB     N/A      N/A       N/A     South Western           100%
    800 Park Avenue                                                                         Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
52. South West Enterprise Limited                   FUCO SUB     N/A      N/A       N/A     South Western            0%
    800 Park Avenue                                                                         Electricity, plc      Note (4)
    Aztec West
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
53. Croeso Systems Development Ltd.                 FUCO SUB     N/A      N/A       N/A     SWEB Investments       50.0%
    Newport Road                                                                            1996 Limited
    St Mellons                                                                              Third Party
    Cardiff  CF3 9XW                                                                                               50.0%
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
54. Midlands Enterprises Fund                         FUCO       N/A      N/A       N/A     SWEB Investments       26.80%
    Newport Road                                       SUB                                  1996 Limited
    St Mellons
    Cardiff  CF3 9XW
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
55.Wind Electric Limited                            FUCO SUB     N/A      N/A       N/A     South Western          11.7%
    Deli                                                                                    Power Investments
    Delabole                                                                                Limited
    Cornwall PL33 9BZ                                                                       Third Party            88.3%
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
56.St. Clements Services Limited                    FUCO SUB     N/A      N/A       N/A     South Western           9.1%
    210 High Holborn                                                                        Electricity, plc
    London WC1V 7BW                                                                         Third Party            90.9%
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
57.SWEB Data Collection Services Limited            FUCO SUB     N/A      N/A       N/A     South Western           100%
    800 Park Avenue                                                                         Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
58.SWEB Investments 1996 Limited                    FUCO SUB     N/A      N/A       N/A     South Western           100%
    800 Park Avenue                                                                         Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
59.UK Data Collections Services Limited             FUCO SUB     N/A      N/A       N/A     South Western           8.3%
    Chesterton House                                                                        Electricity, plc
    352 Avebury Boulevard                                                                   Third Party            91.7%
    Central Milton Keynes MK9 2JH
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
60. South Western Helicopters Limited               FUCO SUB     N/A      N/A       N/A     South Western           100%
    800 Park Avenue                                                                         Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------

                                       59




--------------------------------------------------- ---------- ---------------------------- -------------------- -----------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP        % OWNED
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
                                                                 GEN      TRAN    DIST
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------

61. Concorde House Limited                          FUCO SUB     N/A      N/A       N/A     South Western           100%
    800 Park Avenue                                                                         Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
62.SWEB Insurance Limited                             FUCO       N/A      N/A       N/A     South Western           100%
    Dixcart House, Sir William Place                   SUB                                  Electricity, plc
    St. Peter Port, Guernsey
     Channel Islands GY 1 4NB
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
63. AZTEC Insurance Ltd.                            FUCO SUB     N/A      N/A       N/A     South Western           100%
    Dixcart House, Sir William Place                                                        Electricity, plc
    St Peter Port, Guernsey
    Channel Islands GY1 4NB
---------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
64. SWEB Pension Trustee Limited                       IS        N/A      N/A       N/A     South Western           100%
    800 Park Avenue                                                                         Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE
-------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
65. South Western Electricity Share Scheme          FUCO SUB     N/A      N/A       N/A     South Western           100%
    Trustees Limited (Inactive)                                                             Electricity, plc
    800 Park Avenue
    Aztec West
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
66.Electralink Limited                              FUCO SUB     N/A      N/A       N/A     South Western          6.19%
    Templar House                                                                           Electricity, plc
    81-87 High Holborn                                                                      Third parties          93.81%
    London WC1V 6NU
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
67.Northmere Limited                                FUCO SUB     N/A      N/A       N/A     South Western            0%
    30 Millbank                                                                             Electricity plc
    London SW1P 4RD                                                                         + Others
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
68.Green Electron Limited                           FUCO SUB     N/A      N/A       N/A     South Western           90%
    30 Millbank                                                                             Electricity plc
    London SW1P 4RD                                                                         Foreign Corp            10%
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
69. Southern Electric International -Netherlands       IS        N/A      N/A       N/A     Southern Energy         100%
    B.V. (formerly Tesro Holding, B.V.)                                                     International -
    Amsterdam, The Netherlands                                                              Europe, Inc.
    Hoekenrode 6-8
    1102 BR Amsterdam
    The Netherlands
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------




--------------------------------------------------------- -------- -------------------------- ------------------- ------------
             COMPANY, LOCATION AND ADDRESS                FUCO,          GENERATION,              OWNERSHIP         % OWNED
                                                           EWG,          TRANSMISSION,
                                                            IS           DISTRIBUTION
--------------------------------------------------------- -------- -------- -------- -------- ------------------- ------------
                                                                     GEN     TRAN    DIST
--------------------------------------------------------- -------- -------- -------- -------- ------------------- ------------
70.Southern Energy UK Generation Limited                    IS       N/A      N/A      N/A    Southern Energy        100%
    900 Ashwood Parkway, Suite 500                                                            Europe, Inc.
    Atlanta, GA 30338
--------------------------------------------------------- -------- -------- -------- -------- ------------------- ------------
71.Southern Energy Development - Europe Limited             IS       N/A      N/A      N/A    Southern Energy        100%
    900 Ashwood Parkway, Suite 500                                                            Europe, Inc.
    Atlanta, GA 30338
--------------------------------------------------------- -------- -------- -------- -------- ------------------- ------------
72. Southern Electric, Inc.                                 EWG      N/A      N/A      N/A    Southern Energy,       100%
    900 Ashwood Parkway, Suite 500                                                            Inc.
    Atlanta, GA 30338
--------------------------------------------------------- -------- -------- -------- -------- ------------------- ------------
73. SEI Beteilligungs, GmbH                                 IS       N/A      N/A      N/A    Southern
    900 Ashwood Parkway, Suite 500                                                            EnergyNewco2, Inc.     100%
    Atlanta, GA 30338
--------------------------------------------------------- -------- -------- -------- -------- ------------------- ------------
--------------------------------------------------------- -------- -------- -------- -------- ------------------- ------------
74. P.T. Tarahan Power Company                              SPS      N/A      N/A      N/A    SEI                     55%
    JL.H.R. Rasuna Said Kav B-1                                                               Beteilligungs,
    Gedung Wisma Bakrie Setiabudi                                                             GmbH
    Jakarta, Selatan 12920                                                                    Third Party            42.5%
                                                                                              Foreign Domes.         2.5%
--------------------------------------------------------- -------- -------- -------- -------- ------------------- ------------
--------------------------------------------------------- -------- -------- -------- -------- ------------------- ------------
75. Southern Electric International Trinidad, Inc.          EWG      N/A      N/A      N/A    Southern Energy        100%
    900 Ashwood Parkway, Suite 500                                                            International,
    Atlanta, GA 30338                                                                         Inc.
--------------------------------------------------------- -------- -------- -------- -------- ------------------- ------------
--------------------------------------------------------- -------- -------- -------- -------- ------------------- ------------
76. The Power Generation Company of                         EWG    Note       N/A      N/A    Southern Electric       39%
    Trinidad & Tobago, Limited                                       (1)                      International
    6A Queens Park West                                                                       Trinidad, Inc.
    Port of Spain, Trinidad, West Indies                                                      Domestic Corp           10%
                                                                                              Foreign Govt.           51%
--------------------------------------------------------- -------- -------- -------- -------- ------------------- ------------
--------------------------------------------------------- -------- -------- -------- -------- ------------------- ------------
77. Southern Electric do Brasil Participacoes,              IS       N/A      N/A      N/A    Cayman Energy          90.6%
    Limitada                                                                                  Traders
    900 Ashwood Parkway, Suite 500                                                            Foreign Pension        9.4%
    Atlanta, GA 30338
--------------------------------------------------------- -------- -------- -------- -------- ------------------- ------------
--------------------------------------------------------- -------- -------- -------- -------- ------------------- ------------
78. Southern Energy North America, Inc.                     IS       N/A      N/A      N/A    Southern Energy,       100%
    (formerly Southern Electric Wholesale                                                     Inc.
    Generators, Inc.)
    900 Ashwood Parkway, Suite 500
    Atlanta, GA 30338
--------------------------------------------------------- -------- -------- -------- -------- ------------------- ------------
--------------------------------------------------------- -------- -------- -------- -------- ------------------- ------------
79. Southern Energy Trading and Marketing,                  IS       N/A      N/A      N/A    Southern Energy        100%
    Inc. (formerly Southern Energy Marketing Inc.)                                            Ventures, Inc.
    900 Ashwood Parkway, Suite 500
    Atlanta, GA 30338
--------------------------------------------------------- -------- -------- -------- -------- ------------------- ------------
--------------------------------------------------------- -------- -------- -------- -------- ------------------- ------------
80. SC Energy Ventures, Inc.                                IS       N/A      N/A      N/A    Southern Energy        100%
    900 Ashwood Parkway, Suite 500                                                            Trading and
    Atlanta, GA 30338                                                                         Marketing, Inc.
--------------------------------------------------------- -------- -------- -------- -------- ------------------- ------------

                                       61

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



--------------------------------------------------- ---------- ---------------------------- -------------------- -----------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP        % OWNED
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
                                                                 GEN      TRAN    DIST
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
81. Southern Company Energy Marketing L.P.             IS        N/A      N/A       N/A     SC Energy              59.4%
    900 Ashwood Parkway, Suite 500                                                          Ventures, Inc.
    Atlanta, GA 30338                                                                       Southern Company         1%
                                                                                            Energy Marketing
                                                                                            G.P., L.L.C
                                                                                            Domestic
                                                                                            Corporation            39.6%
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
82. Southern Company Retail Energy Marketing L.P.      IS        N/A      N/A       N/A     Southern Company        99%
    900 Ashwood Parkway, Suite 500                                                          Energy Marketing
    Atlanta, GA 30338                                                                       L.P.,
                                                                                            Southern Company         1%
                                                                                            Energy Marketing
                                                                                            G.P. L.L.C.
---------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
83. Southern Energy Retail Trading and Marketing,      IS        N/A      N/A       N/A     Southern Energy         100%
    Inc.                                                                                    Trading and
    900 Ashwood Parkway, Suite 500                                                          Marketing, Inc.
    Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
84. SC Ashwood Holdings, Inc.                          IS        N/A      N/A       N/A     Southern Energy         100%
    900 Ashwood Parkway, Suite 500                                                          Trading and
    Atlanta, GA 30338                                                                       Marketing, Inc.
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
85. Southern Company Energy Marketing L.P.,            IS        N/A      N/A       N/A     SC Ashwood              60%
    L.L.C.                                                                                  Holdings, Inc.
    900 Ashwood Parkway, Suite 500                                                          Domestic                40%
    Atlanta, GA 30338                                                                       Corporation
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
86. SEI Birchwood, Inc.                                IS        N/A      N/A       N/A     Southern Energy         100%
    900 Ashwood Parkway, Suite 500                                                          North America Inc.
    Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
87. Greenhost, Inc.                                    EWG       N/A      N/A       N/A     SEI Birchwood, Inc.     50%
    900 Ashwood Parkway, Suite 500                                                          Domestic
    Atlanta, GA 30338                                                                       Corporation             50%

--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
88. Birchwood Power Partners, L.P.                     EWG      Note      N/A       N/A     SEI Birchwood, Inc.     50%
    900 Ashwood Parkway, Suite 500                               (1)                        Third Party
    Atlanta, GA 30338                                                                                               50%
--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------

                                       62
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



--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
                                                                 GEN      TRAN    DIST
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

89. SEI Hawaiian Cogenerators, Inc.                    EWG       N/A      N/A       N/A     Southern Energy         100%
    900 Ashwood Parkway, Suite 500                                                          North America, Inc.
    Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
90. Southern Energy - Cajun, Inc.                      IS        N/A      N/A       N/A     Southern Energy         100%
    900 Ashwood Parkway, Suite 500                                                          North America, Inc.
    Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
91.Louisiana Generating, LLC                           IS        N/A      N/A       N/A     Southern                 40%
    900 Ashwood Parkway, Suite 500                                                          Energy-Cajun, Inc.
    Atlanta, GA 30338                                                                       Third Party              60%
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
92. SEI State Line, Inc.                               IS        N/A      N/A       N/A     Southern Energy         100%
    900 Ashwood Parkway, Suite 500                                                          North America, Inc.
    Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
93. State Line Holding Corporation                     IS        N/A      N/A       N/A     SEI State Line,         100%
    900 Ashwood Parkway, Suite 500                                                          Inc.
    Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
94. State Line Energy, L.L.C.                          EWG       N/A      N/A       N/A     SEI State Line,          60%
    900 Ashwood Parkway, Suite 500                                                          Inc.
    Atlanta, GA 30338                                                                       State Line Holding       40%
                                                                                            Corporation
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
95. Southern Energy International, Inc.                IS        N/A      N/A       N/A     Southern Energy         100%
    900 Ashwood Parkway, Suite 500                                                          Inc.
    Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
96. Southern Energy do Brazil Ltda.                    SPS       N/A      N/A       N/A     Southern Energy        99.85%
    900 Ashwood Parkway, Suite 500                                                          International, Inc.
    Atlanta, GA 30338                                                                       Southern Energy         .15%
                                                                                            Resources, Inc.
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
97. Southern Energy-Newco2, Inc.                       IS        N/A      N/A       N/A     Southern Energy         100%
    900 Ashwood Parkway, Suite 500                                                          International, Inc.
    Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
98. Southern Energy- Asia, Inc.                        IS        N/A      N/A       N/A     Southern Energy         100%
    Suite 1401, Two Exchange Square                                                         International, Inc.
    8 Connaught Place
    Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
99.Consolidated Electric Power Asia Limited            SPS       N/A      N/A       N/A     Southern Energy          90%
    18/F Hong Kong Telecom Tower,                                                           Asia, Inc.
    Taikoo Place, 979 King's Road                                                           Foreign Corp             10%
    Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
                                       63
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



--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
                                                                 GEN      TRAN    DIST
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
100.Allied Queensland Coalfields, Ltd                 SPS*       N/A      N/A       N/A     CEPA Fuels Ltd.        95.17%
    18/F Hong Kong Telecom Tower,                                                           Marsford
    Taikoo Place, 979 King's Road                                                           Investments Ptd.
    Quarry Bay, Hong Kong                                                                   Ltd.                    4.83%
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
101.Aberdare Collieries Pty Limited                    SPS       N/A      N/A       N/A     Allied Queensland       100%
    18/F Hong Kong Telecom Tower,                                                           Coalfield Limited
    Taikoo Place, 979 King's Road
    Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
102.AQC (Wilkie Creek) Pty Ltd.                        SPS       N/A      N/A       N/A     AQC (Kogan Creek)       100%
    18/F Hong Kong Telecom Tower,                                                           Pty Limited
    Taikoo Place, 979 King's Road
    Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
103.AQC (Kogan Creek) Pty Limited                      SPS       N/A      N/A       N/A     Allied Queensland       100%
    18/F Hong Kong Telecom Tower,                                                           Coalfields Limited
    Taikoo Place, 979 King's Road
    Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
104.Baralaba Coal Pty Limited                          SPS       N/A      N/A       N/A     Allied Queensland       100%
    18/F Hong Kong Telecom Tower,                                                           Coalfields Limited
    Taikoo Place, 979 King's Road
    Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
105.CEPA Power China (BVI) Limited                     IS        N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
    Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
106.CEPA Energy (BVI) Limited                          IS        N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
    Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
107.CEPA Project Management (BVI) Company Limited      IS        N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
    Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
108.CEPA Energy International (BVI) Limited            SPS       N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
    Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
* Special Purpose Subsidiary

                                       64
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



-------------------------------------------- ---------- -------------------------------- -------------------------- -----------
       COMPANY, LOCATION AND ADDRESS         FUCO,               GENERATION,                     OWNERSHIP           % OWNED
                                               EWG,              TRANSMISSION,
                                                IS               DISTRIBUTION
-------------------------------------------- ---------- ------------ ---------- -------- ---------------------------- ---------
                                                            GEN        TRAN     DIST
-------------------------------------------- ---------- ------------ ---------- -------- ---------------------------- ---------
-------------------------------------------- ---------- ------------ ---------- -------- ---------------------------- ---------
109.CEPA Slipform Power Systems (BVI)           IS          N/A         N/A       N/A    Consolidated Electric          100%
    Limited                                                                              Power Asia Limited
    18/F Hong Kong Telecom Tower,
    Taikoo Place, 979 King's Road
    Quarry Bay, Hong Kong
-------------------------------------------- ---------- ------------ ---------- -------- ---------------------------- ---------
110.CEPA Tileman Power Systems (BVI)            IS          N/A         N/A       N/A    Consolidated Electric          100%
    Limited                                                                              Power Asia Limited
    18/F Hong Kong Telecom Tower,
    Taikoo Place, 979 King's Road
    Quarry Bay, Hong Kong
-------------------------------------------- ---------- ------------ ---------- -------- ---------------------------- ---------
111.CEPA Mobile Power Systems (BVI)             IS          N/A         N/A       N/A    Consolidated Electric          100%
    18/F Hong Kong Telecom Tower,                                                        Power Asia Limited
    Taikoo Place, 979 King's Road
    Quarry Bay, Hong Kong
-------------------------------------------- ---------- ------------ ---------- -------- ---------------------------- ---------
112.CEPA Guangxi Energy (BVI) Limited           IS          N/A         N/A       N/A    Consolidated Electric          100%
    18/F Hong Kong Telecom Tower,                                                        Power Asia Limited
    Taikoo Place, 979 King's Road
    Quarry Bay, Hong Kong
-------------------------------------------- ---------- ------------ ---------- -------- ---------------------------- ---------
113.CEPA Nominee (BVI) Limited                  IS          N/A         N/A       N/A    Consolidated Electric          100%
    18/F Hong Kong Telecom Tower,                                                        Power Asia Limited
    Taikoo Place, 979 King's Road
    Quarry Bay, Hong Kong
-------------------------------------------- ---------- ------------ ---------- -------- ---------------------------- ---------
114.CEPA Construction Resources (BVI)           SPS         N/A         N/A       N/A    CEPA Construction Limited      100%
    18/F Hong Kong Telecom Tower,
    Taikoo Place, 979 King's Road
    Quarry Bay, Hong Kong
-------------------------------------------- ---------- ------------ ---------- -------- ---------------------------- ---------
115. Consolidated Construction Resources        SPS         N/A         N/A       N/A    CEPA Construction Limited      50%
    Limited
    18/F Hong Kong Telecom Tower,
    Taikoo Place, 979 King's Road
    Quarry Bay, Hong Kong
-------------------------------------------- ---------- ------------ ---------- -------- ---------------------------- ---------
116. HOPEC Engineering Design Limited           SPS         N/A         N/A       N/A    Consolidated Construction      100%
    18/F Hong Kong Telecom Tower,                                                        Resources Limited
    Taikoo Place, 979 King's Road
    Quarry Bay, Hong Kong
-------------------------------------------- ---------- ------------ ---------- -------- ---------------------------- ---------
117.CEPA Construction (Hong Kong) Limited       SPS         N/A         N/A       N/A    Consolidated Electric          100%
    18/F Hong Kong Telecom Tower,                                                        Power Asia Limited
    Taikoo Place, 979 King's Road
    Quarry Bay, Hong Kong
-------------------------------------------- ---------- ------------ ---------- -------- ---------------------------- ---------

                                       65
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



--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
                                                                 GEN      TRAN    DIST
                                                               -------- --------- ---------
118.CEPA Operations, (Hong Kong) Limited               SPS       N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
119.CEPA Eastern Power Plant Limited                   IS        N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
120.CEPA Pangasinan Electric Limited                   IS        N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
121.CEPA Pakistan (BVI) Limited                        IS        N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
122.CEPA India (BVI) Limited                           IS        N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
123.CEPA Operations (Phillippines) Corp.               SPS       N/A      N/A       N/A     CEPA Operations,        100%
    18/F Hong Kong Telecom Tower,                                                           Limited
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
124.CEPA Project Management and Engineering (BVI)      IS        N/A      N/A       N/A     Consolidated            100%
     Limited                                                                                Electric Power
    18/F Hong Kong Telecom Tower,                                                           Asia Limited
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
125.CEPA Energy Pakistan Limited                      FUCO       N/A      N/A       N/A     CEPA Pakistan           100%
    18/F Hong Kong Telecom Tower,                                                           Limited
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
126.CEPA Procurement (BVI) Ltd                         IS        N/A      N/A       N/A     CEPA Construction       100%
    18/F Hong Kong Telecom Tower,                                                           Limited
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
127.CEPA Sourcing (BVI) Ltd                            IS        N/A      N/A       N/A     CEPA Construction       100%
    18/F Hong Kong Telecom Tower,                                                           Limited
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

                                       66
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



--------------------------------------------------- --------- ---------------------------- --------------------- -----------
          COMPANY, LOCATION AND ADDRESS             FUCO,            GENERATION,                OWNERSHIP         % OWNED
                                                      EWG,           TRANSMISSION,
                                                       IS            DISTRIBUTION
--------------------------------------------------- --------- ---------------------------- --------------------- -----------
                                                                GEN       TRAN    DIST
                                                              --------- --------- --------
128.CEPA Procurement (Delaware) L.L.C.                SPS       N/A       N/A       N/A    CEPA (BVI)               51%
    18/F Hong Kong Telecom Tower,                                                          Procurement Limited
    Taikoo Place, 979 King's Road                                                          CEPA Sourcing
     Quarry Bay, Hong Kong                                                                 Limited                  49%
--------------------------------------------------- --------- --------- --------- -------- --------------------- -----------
129.CEPA Fuels Limited (formerly CEPA Mining and       IS       N/A       N/A       N/A    Consolidated             100%
     Engineering Limited)                                                                  Electric Power Asia
    18/F Hong Kong Telecom Tower,                                                          Limited
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong
--------------------------------------------------- --------- --------- --------- -------- --------------------- -----------
130.Marsford Investments Pte Ltd.                     I/S       N/A       N/A       N/A    CEPA Mining and          100%
    18/F Hong Kong Telecom Tower,                                                          Engineering Limited
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong
--------------------------------------------------- --------- --------- --------- -------- --------------------- -----------
131.Carrigon Management Limited                        IS       N/A       N/A       N/A    Consolidated             100%
    18/F Hong Kong Telecom Tower,                                                          Electric Power Asia
    Taikoo Place, 979 King's Road                                                          Limited
     Quarry Bay, Hong Kong
--------------------------------------------------- --------- --------- --------- -------- --------------------- -----------
132.Cachelot Limited                                   IS       N/A       N/A       N/A    Consolidated             100%
    18/F Hong Kong Telecom Tower,                                                          Electric Power Asia
    Taikoo Place, 979 King's Road                                                          Limited
     Quarry Bay, Hong Kong
--------------------------------------------------- --------- --------- --------- -------- --------------------- -----------
133.CEPA Services Corp.                               SPS       N/A       N/A       N/A    Hopewell Mobil           100%
    18/F Hong Kong Telecom Tower,                                                          Power Systems Corp.
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong
--------------------------------------------------- --------- --------- --------- -------- --------------------- -----------
134.CEPA Investment (Mauritius) Limited                IS       N/A       N/A       N/A    CEPA India (BVI)         100%
    18/F Hong Kong Telecom Tower,                                                          Limited
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong
--------------------------------------------------- --------- --------- --------- -------- --------------------- -----------
135.Consolidated Electric Power Asia Limited          FUCO      N/A       N/A       N/A    CEPA Investment          100%
     (India) Private Limited                                                               (Mauritius) Limited
    18/F Hong Kong Telecom Tower,
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong
--------------------------------------------------- --------- --------- --------- -------- --------------------- -----------
136.CEPA Guangxi Energy Limited                        IS       N/A       N/A       N/A    Consolidated             100%
    18/F Hong Kong Telecom Tower,                                                          Electric Power Asia
    Taikoo Place, 979 King's Road                                                          Limited
     Quarry Bay, Hong Kong
--------------------------------------------------- --------- --------- --------- -------- --------------------- -----------
137.Excellent Crown Limited                           SPS       N/A       N/A       N/A    CEPA Intern'l            100%
    18/F Hong Kong Telecom Tower,                                                          Finance Corp.
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong
--------------------------------------------------- --------- --------- --------- -------- --------------------- -----------
                                       67
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



--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
                                                                 GEN      TRAN    DIST
                                                               -------- --------- ---------
138.Fortune Wheels Investment Limited                  IS        N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
139.Five Stars Venture Limited                         IS        N/A      N/A       N/A     CEPA Operations        16.98%
    18/F Hong Kong Telecom Tower,                                                           (Hong Kong) Limited
    Taikoo Place, 979 King's Road                                                           CEPA Project
     Quarry Bay, Hong Kong                                                                  Management and         15.11%
                                                                                            Engineering (BVI)
                                                                                            Limited
                                                                                            CEPA Construction
                                                                                            (Hong Kong) Limited    67.91%
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
140.Hopewell Project Management Company Limited        IS        N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
141.Hopewell Energy Limited                            IS        N/A      N/A       N/A     Consolidated             80%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong                                                                  Foreign Company          20%
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
142.Guangdong Guanghope Power Co., Ltd.               FUCO       N/A      N/A       N/A     Southern                 40%
    18/F Hong Kong Telecom Tower,                                                           Energy(Shajiao
    Taikoo Place, 979 King's Road                                                           C)Limited                60%
     Quarry Bay, Hong Kong                                                                  Foreign Company
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
143.Hopewell Energy International Limited              IS        N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
144.Hopewell Energy (Phillippines) Corp.              FUCO       N/A      N/A       N/A     Hopewell Project        60.1%
    18/F Hong Kong Telecom Tower,                                                           Management Company
    Taikoo Place, 979 King's Road                                                           Limited
     Quarry Bay, Hong Kong                                                                  Foreign Company          10%
                                                                                            SE Holdings Phil.       29.9%
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
145.Hopewell Power (Phillippines) Corp.                IS        N/A      N/A       N/A     Consolidated           87.22%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong                                                                  Foreign Company        12.78%
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

                                       68
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



--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
                                                                 GEN      TRAN    DIST
                                                               -------- --------- ---------

146.Hopewell Tileman (Phillippines) Corp.             FUCO       N/A      N/A       N/A     S.E. Holdings           100%
    18/F Hong Kong Telecom Tower,                                                           Phil., Inc.
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
147.Hopewell Mobile Power Systems Corp.               FUCO       N/A      N/A       N/A     S.E. Holdings           100%
    18/F Hong Kong Telecom Tower,                                                           Phil., Inc.
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
148.Hopewell Energy International (BVI) Limited        IS        N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
149.Lemon Grove Investments Pty Limited                SPS       N/A      N/A       N/A     Allied Queensland       100%
    18/F Hong Kong Telecom Tower,                                                           Coalfields Limited
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
150.Montana Enterprises Limited                        SPS       N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
151.New Whitwood Collieries Pty Ltd.                   SPS       N/A      N/A       N/A     Aberdare                100%
    18/F Hong Kong Telecom Tower,                                                           Collieries Pty Ltd.
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
152.Navotas II (BVI) Holdings Corp.                    IS        N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
153.Pangasinan Electric Corporation                   FUCO       N/A      N/A       N/A     CEPA Pangasinan         96.9%
    18/F Hong Kong Telecom Tower,                                                           Electric Limited
    Taikoo Place, 979 King's Road                                                           Commonwealth            3.7%
     Quarry Bay, Hong Kong                                                                  Development Corp
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
154.Pagbilao Shipping Corporation                      SPS       N/A      N/A       N/A     CEPA Construction       100%
    18/F Hong Kong Telecom Tower,                                                           Limited
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
155.Phillippine Power and Infrastructure Holding       IS        N/A      N/A       N/A     Consolidated            100%
     Corporation                                                                            Electric Power
    18/F Hong Kong Telecom Tower,                                                           Asia Limited
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

                                       69

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



--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
                                                                 GEN      TRAN    DIST
                                                               -------- --------- ---------

156.Riverview Coal Terminal Pty Ltd.                   SPS       N/A      N/A       N/A     Aberdare                100%
    18/F Hong Kong Telecom Tower,                                                           Collieries Pty Ltd.
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
157.CEPA - Finance Corporation                         SPS       N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power Asia
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
158.Sorensen Enterprises Limited                       IS        N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
159.Sual Construction Corporation                      SPS       N/A      N/A       N/A     CEPA Construction       100%
    18/F Hong Kong Telecom Tower,                                                           Limited
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
160.Treharn Assets Limited                             SPS       N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
161.Tiaro Coal Pty Limited                             SPS       N/A      N/A       N/A     Allied Queensland       100%
    18/F Hong Kong Telecom Tower,                                                           Coalfields Limited
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
162.Southern Electric International Finance,           IS        N/A      N/A       N/A     Southern Energy,        100%
     Inc.                                                                                   International, Inc.
     1105 North Market Street
     Suite 1300
     Wilmington, Delaware  19899
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
163.The Southern Company - Europe, plc                 IS        N/A      N/A       N/A     Southern Energy,         99%
     31 Curzon Street                                                                       Europe, Inc.
     London W1Y 7AE England                                                                 Southern Energy          1%
                                                                                            Inc.
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
164.SWEB Holdings Limited                              IS        N/A      N/A       N/A     SWEB Holdings U.K.      100%
    800 Park Avenue
    Aztec West
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
165.Southern Energy Finance Company, Inc.              IS        N/A      N/A       N/A     Southern Energy,        100%
     900 Ashwood Parkway, Suite 500                                                         Inc./Holdings
     Atlanta, GA 30338

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------




--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
                                                                 GEN      TRAN    DIST
                                                               -------- --------- ---------

166.EPZ Lease, Inc.                                    IS        N/A      N/A       N/A     Southern Energy         100%
     900 Ashwood Parkway, Suite 500                                                         Finance Company,
     Atlanta, GA 30338                                                                      Inc.

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
167.EPZ Lease, LLC                                     IS        N/A      N/A       N/A     EPZ Lease, Inc.          99%
     900 Ashwood Parkway, Suite 500                                                         Southern Energy          1%
     Atlanta, GA 30338                                                                      Finance Company,
                                                                                            Inc.
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
168.EPZ Lease Holding A, LLC                           IS        N/A      N/A       N/A     EPZ Lease,LLC            99%
     900 Ashwood Parkway, Suite 500                                                         EPZ Lease, Inc.          1%
     Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
169.EPZ Lease Holding B, LLC                           IS        N/A      N/A       N/A     EPZ Lease, LLC           99%
     900 Ashwood Parkway, Suite 500                                                         EPZ Lease, Inc.          1%
     Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
170.EPZ Lease Holding C, LLC                           IS        N/A      N/A       N/A     EPZ Lease, LLC           99%
     900 Ashwood Parkway, Suite 500                                                         EPZ Lease, Inc.          1%
     Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
171.EPZ Lease Trust A                                 FUCO       N/A      N/A       N/A     EPZ Lease Holding       100%
     900 Ashwood Parkway, Suite 500                                                         A, LLC
     Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
172.EPZ Lease Trust B                                 FUCO       N/A      N/A       N/A     EPZ Lease Holding       100%
     900 Ashwood Parkway, Suite 500                                                         B, LLC
     Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
173.EPZ Lease Trust C                                 FUCO       N/A      N/A       N/A     EPZ Lease Holding       100%
     900 Ashwood Parkway, Suite 500                                                         C, LLC
     Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
174.Southern Energy E Associados                       IS        N/A      N/A       N/A     Southern Energy         100%
     Participacoes,  S.A.                                                                   International, Inc.
     Av. Presidente Juscelino Kubitschek 50
     Conj. 172
     04543-000 Sao Paulo, Brazil
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
175.Cayman Energy Traders                              IS        N/A      N/A       N/A     Southern Energy        27.59%
     P.O. Box 309 Ugland House                                                              International Inc.
     South Church Street                                                                    Third Party            72.41%
     Grand Cayman, Cayman Islands,
     British West Indies
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
176.SEI Germany - BEWAG, Inc.                          IS        N/A      N/A       N/A     Southern Energy         100%
     900 Ashwood Parkway, Suite 500                                                         International
     Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------




--------------------------------------------------- ---------- ---------------------------- ----------------------- -----------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                 OWNERSHIP          % OWNED
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- ---------------------------- ----------------------- -----------
                                                                 GEN      TRAN    DIST
                                                               -------- --------- ---------
177 SEI Worldwide Holdings, Inc.                       IS        N/A      N/A       N/A     Southern Energy             100%
     900 Ashwood Parkway, Suite 500                                                         International
     Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- ------------------------- ---------
178. SEI Worldwide Holdings (Germany) GmbH             IS        N/A      N/A       N/A     SEI Germany- BEWAG, Inc.    50%
     MARKGRAFEN STRASSE 35                                                                  SEI Worldwide Holdings,
     10117 Berlzn, Germany                                                                  Inc.                        50%

--------------------------------------------------- ---------- -------- --------- --------- ------------------------- ---------
179.Southern Energy Holding                            IS        N/A      N/A       N/A     SEI Worldwide Holdings      100%
     Beteiligungsgesellschaft GmbH                                                          (Germany GmbH)
     MARKGRAFEN STRASSE 35
     10117 Berlzn, Germany
--------------------------------------------------- ---------- -------- --------- --------- ------------------------- ---------
180.BEWAG                                             FUCO       N/A      N/A       N/A     Southern Energy             26%
     MARKGRAFEN STRASSE 35                                                                  Beteiligungsgsellschaft
     10117 Berlzn, Germany                                                                  GmbH
                                                                                            Third Party                 74%

--------------------------------------------------- ---------- -------- --------- --------- ------------------------- ---------
181. Southern Energy Clairton, Inc.                    IS        N/A      N/A       N/A     Southern Energy Finance     100%
       900 Ashwood Parkway, Suite 500                                                       Company, Inc.
     Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- ------------------------- ---------
182. Southern Energy Clairton, L.L.C                   IS        N/A      N/A       N/A     Southern Energy             85%
       900 Ashwood Parkway, Suite 500                                                       Clairton, Inc.
     Atlanta, GA 30338                                                                      Southern Energy             15%
                                                                                            Clairton2, Inc.
--------------------------------------------------- ---------- -------- --------- --------- ------------------------- ---------
183. Clairton 1314 B Partnership, L.P.                 IS        N/A      N/A       N/A     Southern Energy             27%
       900 Ashwood Parkway, Suite 500                                                       Clairton, L.L.C
     Atlanta, GA 30338                                                                      Domestic Corp.              73%

--------------------------------------------------- ---------- -------- --------- --------- ------------------------- ---------
184. Southern Energy Clairton2, Inc.                   IS        N/A      N/A       N/A     Southern Energy Finance     100%
       900 Ashwood Parkway, Suite 500                                                       Company, Inc.
     Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- ------------------------- ---------
185.Southern Company Capital Funding, Inc.             IS        N/A      N/A       N/A     Southern Energy, Inc.       100%
     900 Ashwood Parkway, Suite 500
     Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- ------------------------- ---------
186. Southern Company Capital Trust I                  SPS       N/A      N/A       N/A     Southern Company            100%
     900 Ashwood Parkway, Suite 500                                                         Capital Funding, Inc.
     Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- ------------------------- ---------
187. Southern Company Capital Trust II                 SPS       N/A      N/A       N/A     Southern Company            100%
     900 Ashwood Parkway, Suite 500                                                         Capital Funding, Inc.
     Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- ------------------------- ---------

--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
                                                                 GEN      TRAN    DIST
                                                               -------- --------- ---------
188. Southern Company Capital Trust III                SPS       N/A      N/A       N/A     Southern Company        100%
     900 Ashwood Parkway, Suite 500                                                         Capital Funding,
     Atlanta, GA 30338                                                                      Inc.

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
189.Southern Company Capital Trust IV                  IS        N/A      N/A       N/A     Southern Company        100%
                                                                                            Capital Funding,
                                                                                            Inc.
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
190. Mobile Energy Services Holdings, Inc.             IS        N/A      N/A       N/A     Southern Company        100%
     900 Ashwood Parkway, Suite 500
     Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
191. Mobile Energy Services, L.L.C.                    IS        N/A      N/A       N/A     Mobile Energy            99%
     900 Ashwood Parkway, Suite 500                                                         Services Holdings,
     Atlanta, GA 30338                                                                      Inc.
                                                                                            Southern Energy          1%
                                                                                            Resources, Inc.
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
192. Companhia Energetica de Minas Gerais             FUCO       N/A      N/A       N/A     Southern Elec.           33%
       (CEMIG)                                                                              DoBrasil
     900 Ashwood Parkway, Suite 500                                                         Participacoes,           51%
     Atlanta, GA 30338                                                                      Limitada
                                                                                            Foreign Govt.            16%
                                                                                            General Public

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
193. CEPA Construction(Hong Kong) Limited(Branch       IS        N/A      N/A       N/A     CEPA Construction       100%
     in the Phillippines)                                                                        Limited
       5/F., CTC Building, 2232 Roxas Boulevard
       Pasay City,Metro Manila, Phillippines
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
194. CEPA Development(Mauritius) Company Limited       IS        N/A      N/A       N/A     Shelf Company            NA
       900 Ashwood Parkway                                                                  Ownership not
       Suite 500                                                                                 assigned
       Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
195. CEPA Energy Investment(Mauritius) Limited         IS        N/A      N/A       N/A     Shelf Company            NA
        900 Ashwood Parkway                                                                 Ownership not
        Suite 500                                                                                assigned
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
196. CEPA International Finance Corporation            IS        N/A      N/A       N/A     CEPA Asia Ltd.          100%
       P.O. Box 71, Craigmuir Chambers, Road Town
     Tortola, British Virgina Islands
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
197. CEPA Project Holding(Mauritius) Limited           IS        N/A      N/A       N/A     Shelf Company            NA
        900 Ashwood Parkway                                                                 Ownership not
        Suite 500                                                                                assigned
        Atlanta, GA  30338-4780

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
198. CEPA Thailand (BVI) Limited                       IS        N/A      N/A       N/A     CEPA Asia Ltd.          100%
        P.O Box 957, Offshore Incorporations
     Centre, Road Town, Tortla, British Virgin
     Islands
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------


--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
                                                                 GEN      TRAN    DIST
                                                               -------- --------- ---------
199. China Johnston Southern, Limited                  IS        N/A      N/A       N/A     Shelf Company            NA
        Les Jamalacs Building, Vieux Conseil                                                Ownership not
     Street, Port Louis, Mauritius                                                               assigned

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
200. Consolidated Electric Power Asia(India)           IS        N/A      N/A       N/A     Shelf Company            NA
     Private Limited                                                                        Ownership not
       N. 1, Gopaljew Lane, Mathasahi, Post                                                      assigned
     Taelenga Bazaar, Cuttack 753009, India
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
201. Consolidated Electric Power Asia Limited -        IS        N/A      N/A       N/A     CEPA                    100%
     India Liaison Office
        239 A & B Kharvela Nagar, Unit 11,
     Bhubaneswar-1, Orissa, India
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
202. Consolidated Electric Power Asia                  IS        N/A      N/A       N/A     CEPA Asia Limited    100%
     Limited-Thailand Regional Office
       Unit 2106,21F.,Two Pacific Place, 142
     Sukhumvit Road, Klongtoey, Bangkok 10110,
     Thailand
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
203. Johnston Southern  Development Company, LLC.      IS        N/A      N/A       N/A     Southern Energy
       Corporation Service  Company, 1013 Centre                                            China Limited            95%
     Road, Wilmington, New Castle County,                                                   Third Party              5%
     Delaware 19805

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
204. Southern Energy(Shajiao C)Limited                 IS        N/A      N/A       N/A     CEPA Asia Limited        80%
        18th Floor, Hongkong Telecom Tower,
     Taikoo Place, 979 King's Road, Quarry Bay,
     Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
205. Southern Energy China, Ltd.                       IS        N/A      N/A       N/A     CEPA Asia Limited       100%
       P.O. Box 957, Offshor Incorporations
     Centre, Road Town, Tortola, British Virgin
     Islands
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
206. Southern Energy Holdings Philippines, Inc.        IS        N/A      N/A       N/A     Hopewell Energy        85.11%
     5/F, CTC Building, 2232 Roxas Boulevard,                                               Int'l Ltd.
     Pasay city, Metro Manila, Philippines                                                  CEPA Mobile             9.16%
                                                                                                 Pwr.Sys.Corp
                                                                                            Navotas II Holdings     5.73%
                                                                                            (BVI)Corp.
                                                                                            Hopewell Proj.Mgmt
                                                                                                 Co,Ltd.          .000009%
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
207. Southern Energy Project Holdings                  SPS       N/A      N/A       N/A     Hopewell Project        100%
     Philippines, Inc.                                                                           Management
                                                                                                 Co, Ltd.
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
208. Stenus Limited                                    IS        N/A      N/A       N/A     CEPA Asia Limited       100%
        P.O. Box 415, Templar House, Don Road,
     St. Helier, Jersey JE48WH, Channel Islands
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

                                       74

--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
                                                                 GEN      TRAN    DIST
                                                               -------- --------- ---------

209. Tranquil Star Corporation                         IS        N/A      N/A       N/A     CEPA Asia Limited       100%
        P.O.Box 957, Offshore Incorporations
     Centre, Road Town, Tortola, British Virgin
     Islands
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
210. SEI New England Holding Corp.                     IS        N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                      North
        Suite 500                                                                                America, Inc.
        Atlanta, GA  30338-4780

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
211. SEI New England, Inc.                             IS        N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                      North
        Suite 500                                                                                America, Inc.
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
212. Newington Energy, L.L.C                           SPS       N/A      N/A       N/A     SEI New England          50%
        900 Ashwood Parkway                                                                      Hldg.Corp.
        Suite 500                                                                           SEI New England          50%
        Atlanta, GA  30338-4780                                                                  Inc.
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
213. Southern Energy New England, L.L.C.               EWG       N/A      N/A       N/A     SEI New England          50%
                                                                                                 Hldg.Corp.
     1099 Hingham Street                                                                    SEI New England          50%
                                                                                                 Inc.
     Rockland, MA  02370

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
214.Southern Energy Canal, L.L.C.                      EWG       N/A      N/A       N/A     Southern Energy          99%
       9 Freezer Road                                                                            New England
       P.O. Box 840                                                                              LLC
       Sandwich, MA  02563                                                                  SEI New England          1%
                                                                                                 Holding Corp
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
215. Southern Energy Kendall, L.L.C.                   EWG       N/A      N/A       N/A     Southern Energy          99%
                                                                                                 New England
      265 First Street                                                                           LLC
     Cambridge, MA  02142                                                                   SEI New England          1%
                                                                                                 Holding Corp
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
216. Southern Energy Canal III, L.L.C.                 SPS       N/A      N/A       N/A     SEI New England,         50%
        9 Freezer Road                                                                           Inc.
        P.O. Box 840                                                                        SEI New England          50%
       Sandwich, MA  02563                                                                       Holding Corp
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

                                       75




--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
                                                                 GEN      TRAN    DIST
                                                               -------- --------- ---------
217. SE China Investments, Inc.                        IS        N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                      International,
        Suite 500                                                                                Inc.
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
218.SEI Wisconsin Holdings, Inc.                       IS        N/A      N/A       N/A     Southern Energy         100%
                                                                                                 North
       900 Ashwood Parkway                                                                       America, Inc.
        Suite 500
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
219.     SEI Wisconsin, L.L.C.                         EWG       N/A      N/A       N/A     SEI Wisconsin           100%
     900 Ashwood Parkway                                                                         Holding, Inc.
        Suite 500
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
220. Southern Energy Texas(G.P.),Inc.                  IS        N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                      North
        Suite 500                                                                                America, Inc.
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
221. Southern Energy Southwest Investments, Inc.       IS        N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                      North
        Suite 500                                                                                America, Inc.
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
222. Southern Energy Wichita Falls, L.P.               SPS       N/A      N/A       N/A     Southern Energy          99%
        900 Ashwood Parkway                                                                      Southwest
        Suite 500                                                                                Investments,
        Atlanta, GA  30338-4780                                                                  Inc.
                                                                                            Southern Energy          1%
                                                                                                 Tx(G.P.)Inc
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
223. Southern Energy New York, G.P.Inc.                IS        N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                      North
        Suite 500                                                                                America, Inc.
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
224. Southern Energy Hudson Valley Investments,        IS        N/A      N/A       N/A     Southern Energy         100%
     Ltd.                                                                                        North
       900 Ashwood Parkway                                                                       America, Inc.
       Suite 500
       Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------




--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
                                                                 GEN      TRAN    DIST
                                                               -------- --------- ---------
225. Southern Energy Bowline, L.L.C.                   SPS       N/A      N/A       N/A     Southern Energy          99%
        900 Ashwood Parkway                                                                      Hudson Valley
       Suite 500                                                                                 Investments,
       Atlanta, GA  30338-4780                                                                   Inc.
                                                                                            Southern Energy
                                                                                                 New York,           1%
                                                                                                 G.P.,Inc.
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
226. Southern Energy Lovett, L.L.C.                    SPS       N/A      N/A       N/A     Southern Energy          99%
        900 Ashwood Parkway                                                                      Hudson Valley
       Suite 500                                                                                 Investments,
       Atlanta, GA  30338-4780                                                                   Inc.
                                                                                            Southern Energy
                                                                                                 New York            1%
                                                                                                 ,G.P.Inc.
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
227. Southern Energy NY-Gen, L.L.C.                    SPS       N/A      N/A       N/A     Southern Energy          99%
        900 Ashwood Parkway                                                                      Hudson Valley
       Suite 500                                                                                 Investments,
       Atlanta, GA  30338-4780                                                                   Inc.
                                                                                            Southern Energy
                                                                                                 New York            1%
                                                                                                 ,G.P.Inc.
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
228. Southern Energy Bay Area Investments, Inc.        IS        N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                      North
       Suite 500                                                                                 America, Inc.
       Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
229. Southern Energy Golden States Holding Inc.        IS        N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                      North
       Suite 500                                                                                 America, Inc.
       Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
230. Southern Energy Delta, L.L.C.                     SPS       N/A      N/A       N/A     Southern Energy          50%
        900 Ashwood Parkway                                                                      Bay Area
       Suite 500                                                                                 Investments
       Atlanta, GA  30338-4780                                                              Southern Energy          50%
                                                                                                 Golden States
                                                                                                 Holding Inc.
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
231. Southern Energy Potrero, L.L.C.                   SPS       N/A      N/A       N/A     Southern Energy          50%
        900 Ashwood Parkway                                                                      Bay Area
       Suite 500                                                                                 Investments
       Atlanta, GA  30338-4780                                                              Southern Energy          50%
                                                                                                 Golden States
                                                                                                 Holding Inc.
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
                                                                 GEN      TRAN    DIST
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
231a.Southern Energy California, L.L.C.                IS        N/A      N/A       N/A     Southern Energy          50%
        900 Ashwood Parkway                                                                      Bay Area
       Suite 500                                                                                 Investments
       Atlanta, GA  30338-4780                                                              Southern Energy          50%
                                                                                                 Golden
                                                                                                 States, Inc.
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
232. Gasoducto Nor Andino Argentina, S.A.              IS        N/A      N/A       N/A     Tractebel              66.67%
        Apoquindo 3721                                                                      Energia del            33.33%
        Oficina 114                                                                              Limitada
        Edificio "Torre Las Condes"
        Las Condes, Chile
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
233. Gasoducto Nor Andino, S.A                         IS        N/A      N/A       N/A     Tractebel              66.67%
        Apoquindo 3721                                                                      Energia del            33.33%
        Oficina 114                                                                              Limitada
        Edificio "Torre Las Condes"
        Las Condes, Chile
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
234. Southern Energy Carbontronics, Inc.               IS        N/A      N/A       N/A     Southern Energy         100%
        900 Ashwod Parkway                                                                       Finance
        Suite 500                                                                                Company, Inc.
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
235. Southern Energy Carbontronics,                    IS        N/A      N/A       N/A     Southern Energy          99%
     L.L.C.         900 Ashwod Parkway                                                           Carbontronics,
        Suite 500                                                                                Inc.
        Atlanta, GA  30338-4780                                                             Southern Energy          1%
                                                                                                 Finance
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
236. Carbontronics Synfuels Investors, L.P.(Rule       IS        N/A      N/A       N/A     Domestic               75.25%
     58 Energy-Related Company)                                                                  Corporations
        900 Ashwod Parkway                                                                  Southern Energy        24.75%
        Suite 500                                                                                Clairton,
        Atlanta, GA  30338-4780                                                                  L.L.C.
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
237. Dutch Gas Lease, Inc.                             IS        N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                      Finance
        Suite 500                                                                                Company, Inc.
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
238. Dutch Gas Lease, LLL.                             IS        N/A      N/A       N/A     Dutch Gas Lease,         99%
        900 Ashwood Parkway                                                                      Inc.
        Suite 500                                                                           Southern Energy          1%
        Atlanta, GA  30338-4780                                                                  Finance
                                                                                                 Company.,Inc
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------




--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
                                                                 GEN      TRAN    DIST
 --------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
239. Dutch Gas Lease Holding A, L.L.C.                 IS        N/A      N/A       N/A     Dutch Gas Lease,         99%
        900 Ashwood Parkway                                                                      L.L.C.
        Suite 500                                                                           Dutch Gas Lease,         1%
        Atlanta, GA  30338-4780                                                                  Inc.
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
240. Dutch Gas Lease Trust A                          FUCO       N/A      N/A       N/A     Dutch Gas Lease         100%
        900 Ashwood Parkway                                                                      Holding A,
        Suite 500                                                                                L.L.C.
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
241. Dutch Gas Lease Holding B, L.L.C.                 IS        N/A      N/A       N/A     Dutch Gas Lease,         99%
        900 Ashwood Parkway                                                                      L.L.C.
        Suite 500                                                                           Dutch Gas Lease,         1%
        Atlanta, GA  30338-4780                                                                  Inc.
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
242. Dutch Gas Lease Trust B                          FUCO       N/A      N/A       N/A     Dutch gas Lease         100%
        900 Ashwood Parkway                                                                      Holding
        Suite 500
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
243. Dutch Gas Lease Holding C, L.L.C.                 IS        N/A      N/A       N/A     Dutch Gas Lease,         99%
        900 Ashwood Parkway                                                                      L.L.C.
        Suite 500                                                                           Dutch Gas Lease,         1%
        Atlanta, GA  30338-4780                                                                  Inc.
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
244. Dutch Gas Lease Trust C                          FUCO       N/A      N/A       N/A     Dutch Gas Lease         100%
        900 Ashwood Parkway                                                                      Holding C,
        Suite 500                                                                                L.L.C.
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
245. Southern Energy Development                       IS        N/A      N/A       N/A     SEZ Worldwide           100%
        Europa GMBH                                                                              Holdings GMBH
        MARKGRAFENSTRASSE 35
        10117 Berlzn, Germany
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
246. Southern Energy ASIA Ventures, Inc.               IS        N/A      N/A       N/A     Southern Energy         100%
     900 Ashwood Parkway                                                                    ASIA Inc.
        Suite 500
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
247. SWEB Holdings UK                                  IS        N/A      N/A       N/A     Southern Electric        49%
     31 Curzon Street                                                                            International
     London W1Y 7AE England                                                                      Europe Inc.
                                                                                            Domestic Corp            51%
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
248. Mobile Development Company                        SPS       N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                      North America
        Suite 500                                                                                Inc.
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
249. Southern Energy Caribe, Ltd.                      IS        N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                      International,
        Suite 500                                                                                Inc.
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
250. Southern Energy Europe, Inc.                      IS        N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                      International,
        Suite 500                                                                                Inc.
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

                                       79


--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
                                                                 GEN      TRAN    DIST
                                                               -------- --------- ---------

251. SEI Brazil Holdings, Inc.                         IS        N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                      International,
        Suite 500                                                                                Inc.
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
252. SEI South America, Inc.                           IS        N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                      International,
        Suite 500                                                                                Inc.
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------



Note 1 - Generating Facilities:



                             Facilities in Operation
------------------------------ -------------------- ----------- ----------------------------- --------------- -------------------
                                                                   Megawatts of Capacity      Percentage
------------------------------ -------------------- ----------- ------------ ------------- -------------- -----------------------
          Facility                  Location          Units        Owned       Operated    Ownership      Type
------------------------------ -------------------- ----------- ------------ ------------- -------------- -----------------------
Alicura                        Argentina                     4    (A) 551     (A) 1,000           55.14%  Hydro
------------------------------ -------------------- ----------- ------------ ------------- -------------- -----------------------
BEWAG                          Germany                      18          443           -           26.00%  Coal
------------------------------ -------------------- ----------- ------------ ------------- -------------- -----------------------
BEWAG                          Germany                      17          375           -           26.00%  Oil & Gas
------------------------------ -------------------- ----------- ------------ ------------- -------------- -----------------------
Birchwood                      Virginia                      1          111           222         50.00%  Coal (B)
------------------------------ -------------------- ----------- ------------ ------------- -------------- -----------------------
CEPA                           China                         3          634         - (C)         32.00%  Coal
------------------------------ -------------------- ----------- ------------ ------------- -------------- -----------------------
CEPA                           Philippines                   2          641           735         87.22%  Coal
------------------------------ -------------------- ----------- ------------ ------------- -------------- -----------------------
CEPA                           Philippines                   3          189           210         90.00%  Oil
------------------------------ -------------------- ----------- ------------ ------------- -------------- -----------------------
CEPA                           Philippines                  13          381           381        100.00%  Oil
------------------------------ -------------------- ----------- ------------ ------------- -------------- -----------------------
CEMIG                          Brazil                       33          193             -           3.6%  Hydro
------------------------------ -------------------- ----------- ------------ ------------- -------------- -----------------------
CEMIG                          Brazil                        2            5             -           3.6%  Thermal
------------------------------ -------------------- ----------- ------------ ------------- -------------- -----------------------
CEMIG                          Brazil                        1            -             -           3.6%  Wind
------------------------------ -------------------- ----------- ------------ ------------- -------------- -----------------------
Edelnor                        Chile                         2          281           341         82.34%  Coal
------------------------------ -------------------- ----------- ------------ ------------- -------------- -----------------------
Edelnor                        Chile                        37           95           115         82.34%  Oil
------------------------------ -------------------- ----------- ------------ ------------- -------------- -----------------------
Edelnor                        Chile                         2            8            10         82.34%  Hydro
------------------------------ -------------------- ----------- ------------ ------------- -------------- -----------------------
Freeport                       Grand Bahama                  8           79           126         62.50%  Oil
------------------------------ -------------------- ----------- ------------ ------------- -------------- -----------------------
Mobile Energy                  Alabama                       3          111           111        100.00%  Waste/Biomass (B)
------------------------------ -------------------- ----------- ------------ ------------- -------------- -----------------------
PowerGen Co.                   Trinidad and Tobago          21          459         1,178         39.00%  Gas
------------------------------ -------------------- ----------- ------------ ------------- -------------- -----------------------
State Line                     Indiana                       2          490           490        100.00%  Coal
------------------------------ -------------------- ----------- ------------ ------------- -------------- -----------------------
South Western Electricity      United Kingdom                8           71         - (C)          3.77%  Gas
------------------------------ -------------------- ----------- ------------ ------------- -------------- -----------------------
South Western Electricity      United Kingdom               12            8            16         49.00%  Oil & Gas
------------------------------ -------------------- ----------- ------------ ------------- -------------- -----------------------
South Western Electricity      United Kingdom                3            3         - (C)         18.62%  Wind
------------------------------ -------------------- ----------- ------------ ------------- -------------- -----------------------
South Western Electricity      United Kingdom                3            -         - (C)         12.25%  Landfill Gas
------------------------------ -------------------- ----------- ------------ ------------- -------------- -----------------------
SE New England                 Maine                         8        1,267         1,267        100.00%  Oil & Gas
------------------------------ -------------------- ----------- ------------ ------------- -------------- -----------------------
Total Capacity                                                        6,395         6,202(C)
------------------------------ -------------------- ----------- ------------ ------------- -------------- -----------------------



                                                Facilities Under Development
---------------------------------- ------------------------------ ------- -------------------------- --------------- -----------
                                                                            Megawatts of Capacity
                                                                                                     Percentage
---------------------------------- ------------------------------ ------- ------------ -------------- --------------- ----------
            Facility                         Location             Units      Owned       Operated     Ownership       Type
---------------------------------- ------------------------------ ------- ------------ -------------- --------------- ----------
CEMIG                              Brazil                              1       1               -                3.6%  Hydro
---------------------------------- ------------------------------ ------- ------------ -------------- --------------- ----------
CEPA                               Philippines                         2     1,121         1,218              92.00%  Coal
---------------------------------- ------------------------------ ------- ------------ -------------- --------------- ----------
Edelnor                            Chile                               1       206           250              82.34%  Gas
---------------------------------- ------------------------------ ------- ------------ -------------- --------------- ----------

---------------------------------- ------------------------------ ------- ------------ -------------- --------------- ----------
Total Capacity                                                               1,328         1,468
---------------------------------- ------------------------------ ------- ------------ -------------- --------------- ----------

(A) Represents megawatts of capacity under a concession agreement expiring in the year 2023. (B) Cogeneration facility.
(C) Does not include Shajiao C (1,980 MW) or UK power plants (150 MW) that are partially owned but not operated by CEPA and SWEB, respectively.

                                       81

Note 2  -  Transmission Facilities:

Edelnor (Chile) - approximately 978 kilometers as follows:

                        Operating Voltage            Approximate Kilometers
                              (kVs)
                               23                              17
                               66                              197
                               110                             298
                               220                             466
                                                               ---
                                                               978

Freeport (Grand Bahamas) - approximately 50 miles of 69 kV transmission lines.

Note 3  -  Distribution Facilities:

Freeport (Grand Bahamas) - 420  Miles of 7.2 KV Overhead
                               18   Miles of 7.2 KV Underground
                                  205  Miles of 12.5 KV Overhead
                               20    Miles of 7.2 KV Underground

South West Electricity (United Kingdom) - approximately 48,054 kilometers as follows:

                        Operating Voltage           Approximate Kilometers
                              (kVs)
                             Under 5                        18,943
                               6.6                             148
                               11                           23,668
                               33                            3,794
                               132                           1,523
                                                             -----
                                                            48,076

South Western Electricity's distribution system for the Isles of Scilly includes 57 kilometers of 33 kV submarine cable, which connects the islands to the mainland, and 15 kilometers of 11 kV submarine cable which interconnects the individual islands.


Note 4 - Notes to Item 9 - Part 1(a):
Electricity Pensions Limited and South West Enterprise Limited are both subsidiaries of South Western Electricity, plc that show 0% ownership due to both companies being limited by a guarantee. Electricity Pensions Limited was created to coordinate the administration of the Electricity Supply Pension Scheme. South West Enterprise Limited was created to catalyze, coordinate, and promote economic development in Devon and Cornwall.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

PART I(b); PART I(c) and PART I(d) are being filed pursuant to Rule 104.

PART II

Exhibits H and I submitted with this filing, are being incorporated by reference.

PART III is being filed pursuant to Rule 104.

ITEM 10 - FINANCIAL STATEMENTS AND EXHIBITS


                        SOUTHERN AND SUBSIDIARY COMPANIES

                          INDEX TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1998

                                                                                                     Page
                                                                                                      Number

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                                                               A-1

FINANCIAL STATEMENTS:
     Consolidating Statement of Income for the Year Ended
         December 31, 1998                                                                             A-2
     Consolidating Statement of Cash Flows for the Year Ended
         December 31, 1998                                                                             A-4
     Consolidating Balance Sheet at December 31, 1998                                                  A-6
     Consolidating Statement of Capitalization at December 31, 1998                                    A-10
     Consolidating Statement of Retained Earnings for the Year Ended
         December 31, 1998                                                                             A-14
     Consolidating Statement of Paid-in Capital for the Year
         Ended December 31, 1998                                                                       A-15
     Notes to Financial Statements at December 31, 1998                                                A-16

OTHER FINANCIAL STATEMENTS:
     ALABAMA consolidated with ALABAMA TRUST I and ALABAMA TRUST II                                    A-17
     Alabama Property Company (Unaudited; Not consolidated in Parent, ALABAMA)                         A-22
     GEORGIA consolidated with PIEDMONT, GEORGIA CAPITAL, GEORGIA TRUST I,
         GEORGIA TRUST II and GEORGIA TRUST III                                                        A-25
     GULF consolidated with GULF TRUST I                                                               A-30
     MISSISSIPPI consolidated with MISSISSIPPI TRUST I                                                 A-34
     SAVANNAH consolidated with SAVANNAH ELECTRIC TRUST I                                              A-38


EXHIBITS                                                                                               A-42

SCHEDULES:

         Schedules supporting financial statements of ALABAMA, GEORGIA, GULF, MISSISSIPPI, SAVANNAH and SEGCO are incorporated by reference to those companies' annual reports on Federal Energy Regulatory Commission Form 1 for the year ended December 31, 1998, as filed with the Federal Energy Regulatory
Commission.

                                       A

                              ARTHUR ANDERSEN LLP

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


         To The Southern Company:

                  We have audited the consolidated balance sheet and consolidated statement of capitalization of THE SOUTHERN COMPANY (a Delaware corporation) and subsidiary companies as of December 31, 1998, and the related consolidated statements of income, comprehensive income, retained earnings, paid-in capital, accumulated other comprehensive income, and cash flows for the year then ended (included in the 1998 annual report on Form 10-K, which is Exhibit A-1 to this Form U5S). These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

                  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Southern Company and subsidiary companies as of December 31, 1998, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


          /s/  Arthur Andersen LLP
         Atlanta, Georgia
         February 10, 1999

                                                                              THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                                                                                   CONSOLIDATING STATEMENT OF INCOME
                                                                                  FOR THE YEAR ENDED DECEMBER 31, 1998
                                                                                    (Stated in Thousands of Dollars)


                                                                                          Intercompany
                                                                                          Eliminations
                                                                                          and Transfers
OPERATING REVENUES:                                                   Consolidated        Add (Deduct)   SOUTHERN      ALABAMA
                                                                      ------------                       --------      -------
Subsidiary operating companies--
  Revenues                                                                $11,403,686     $  (14,859)   $        -    $3,282,811
  Sales to affiliates                                                               -       (426,829)            -       103,562
  SOUTHERN, equity in earnings of subsidiary companies                              -     (1,066,085)    1,066,085             -
------------------------------------------------------------------------------------------------------------------------------------
  Total operating revenues                                                 11,403,686     (1,507,773)    1,066,085     3,386,373
------------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Operation--
     Fuel                                                                   2,371,463              -             -       900,309
     Purchased power from non-affiliates                                    1,243,288           (136)            -        92,998
     Purchased power from affiliates                                                -       (398,069)            -       150,897
     Other                                                                  2,111,129        (44,974)       58,817       527,954
  Maintenance                                                                 887,242              -             -       300,383
  Depreciation & amortization                                               1,488,900              -             -       338,822
  Amortization of deferred Plant Vogtle costs, net                             50,412              -             -             -
  Taxes other than income taxes                                               598,609              -           156       193,049
  Income taxes                                                                677,476         11,884             -       224,922
  Write down of assets                                                        341,867              -             -             -
  Income tax benefit for write down of assets                                (119,617)       (11,701)            -             -
------------------------------------------------------------------------------------------------------------------------------------
      Total operating expenses                                              9,650,769       (442,996)       58,973     2,729,334
------------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                            1,752,917     (1,064,777)    1,007,112       657,039
------------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE):
    Allowance for equity funds used during construction                         7,129              -             -         3,811
    Interest income                                                           243,060       (112,972)       58,669        68,553
    Other, net                                                                172,974         (7,541)        7,969       (35,590)
    Income taxes - other income                                                 8,169              -             -         6,347
------------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                              2,184,249     (1,185,290)    1,073,750       700,160
------------------------------------------------------------------------------------------------------------------------------------
INTEREST CHARGES AND OTHER:
    Interest on long-term debt                                                712,819       (112,006)       57,310       192,426
    Allowance for debt funds used during construction                         (11,914)             -             -        (4,664)
    Interest on interim obligations                                           107,555              -        38,588        11,012
    Amortization of debt discount, premium, & expense, net                     65,460              -             -        42,494
    Other interest charges                                                     79,624              -         1,296        44,672
    Distributions on capital and preferred securities of
       subsidiary companies                                                   148,910              -             -        22,354
------------------------------------------------------------------------------------------------------------------------------------
     Interest charges and other, net                                        1,102,454       (112,006)       97,194       308,294
------------------------------------------------------------------------------------------------------------------------------------
  NET INCOME                                                                1,081,795     (1,073,284)      976,556       391,866
    Preferred dividends of subsidiary companies                                25,289              -             -        14,643
------------------------------------------------------------------------------------------------------------------------------------
  NET INCOME AFTER DIVIDENDS ON
    PREFERRED STOCK OF SUBSIDIARY COMPANIES                                 1,056,506     (1,073,284)      976,556       377,223
    Minority Interest                                                          79,950            (71)            -             -
------------------------------------------------------------------------------------------------------------------------------------
  NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK
    AND MINORITY INTEREST OF SUBSIDIARY COMPANIES                        $    976,556    $(1,073,213)   $  976,556      $377,223
====================================================================================================================================

  AVERAGE NUMBER OF SHARES OF COMMON STOCK
    OUTSTANDING (in thousands)                                                696,944
  EARNINGS PER SHARE OF COMMON STOCK                                            $1.40
  CASH DIVIDENDS PAID PER SHARE OF COMMON STOCK                                 $1.30

                                                                                      (Continued on following page)

                                     A-2a

                                                                     THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                                                                          CONSOLIDATING STATEMENT OF INCOME
                                                                         FOR THE YEAR ENDED DECEMBER 31, 1998
                                                                           (Stated in Thousands of Dollars)





OPERATING REVENUES:                                                   GEORGIA       GULF        MISSISSIPPI  SAVANNAH
Subsidiary operating companies--
  Revenues                                                         $  4,656,647   $ 607,876    $ 576,846    $ 251,439
  Sales to affiliates                                                    81,606      42,642       18,285        3,016
  SOUTHERN, equity in earnings of subsidiary companies                        -           -            -            -
----------------------------------------------------------------------------------------------------------------------
  Total operating revenues                                            4,738,253     650,518      595,131      254,455
----------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Operation--
     Fuel                                                               917,119     197,462      156,539       53,021
     Purchased power from non-affiliates                                229,960      29,369       33,872        9,460
     Purchased power from affiliates                                    161,003      14,445       36,037       35,687
     Other                                                              819,589     119,011      109,993       49,055
  Maintenance                                                           358,218      57,286       50,404       18,711
  Depreciation & amortization                                           763,390      59,129       47,450       22,032
  Amortization of deferred Plant Vogtle costs, net                       50,412           -            -            -
  Taxes other than income taxes                                         204,623      51,462       45,965       12,342
  Income taxes                                                          406,983      34,089       34,499       16,335
  Write down of assets                                                   33,536           -            -            -
  Income tax benefit for write down of assets                                 -           -            -            -
----------------------------------------------------------------------------------------------------------------------
      Total operating expenses                                        3,944,833     562,253      514,759      216,643
----------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                        793,420      88,265       80,372       37,812
----------------------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE):
    Allowance for equity funds used during construction                   3,235           -            -           83
    Interest income                                                      79,578         931          947          384
    Other, net                                                          (37,777)     (2,339)       2,498       (1,781)
    Income taxes - other income                                           8,351       1,890         (165)       1,234
----------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                          846,807      88,747       83,652       37,732
----------------------------------------------------------------------------------------------------------------------
INTEREST CHARGES AND OTHER:
    Interest on long-term debt                                          180,746      19,718       20,567       10,383
    Allowance for debt funds used during construction                    (7,117)          -            -         (133)
    Interest on interim obligations                                      12,213       1,190          943          278
    Amortization of debt discount, premium, & expense, net               13,366       2,100        1,446          853
    Other interest charges                                               17,105       2,548          790          474
    Distributions on capital and preferred securities of
       subsidiary companies                                              54,327       6,034        2,796          167
----------------------------------------------------------------------------------------------------------------------
     Interest charges and other, net                                    270,640      31,590       26,542       12,022
----------------------------------------------------------------------------------------------------------------------
  NET INCOME                                                            576,167      57,157       57,110       25,710
    Preferred dividends of subsidiary companies                           5,939         636        2,005        2,066
----------------------------------------------------------------------------------------------------------------------
  NET INCOME AFTER DIVIDENDS ON
    PREFERRED STOCK OF SUBSIDIARY COMPANIES                             570,228      56,521       55,105       23,644
    Minority Interest                                                         -           -            -            -
----------------------------------------------------------------------------------------------------------------------
  NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK
    AND MINORITY INTEREST OF SUBSIDIARY COMPANIES                  $   570,228   $  56,521    $  55,105    $  23,644
======================================================================================================================

                          (Continued on following page)


                                      A-2b

                                                    THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                                                          CONSOLIDATING STATEMENT OF INCOME
                                                         FOR THE YEAR ENDED DECEMBER 31, 1998
                                                           (Stated in Thousands of Dollars)
                                                                     (Continued)



                                                                             SOUTHERN
OPERATING REVENUES:                                           SEGCO           ENERGY             MESH
Subsidiary operating companies--
  Revenues                                                   $    1,525     $1,818,915         $ 84,406
  Sales to affiliates                                           148,331              -                -
  SOUTHERN, equity in earnings of subsidiary companies                -              -                -
--------------------------------------------------------------------------------------------------------
  Total operating revenues                                      149,856      1,818,915           84,406
--------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Operation--
     Fuel                                                        96,409         47,186            3,418
     Purchased power from non-affiliates                              -        843,615            4,150
     Purchased power from affiliates                                  -              -                -
     Other                                                       14,282        239,275           20,058
  Maintenance                                                    14,579         79,523            7,899
  Depreciation & amortization                                     8,232        221,232           12,394
  Amortization of deferred Plant Vogtle costs, net                    -              -                -
  Taxes other than income taxes                                     951         86,465            1,020
  Income taxes                                                    4,111        (39,894)           2,754
  Write down of assets                                                -        308,331                -
  Income tax benefit for write down of assets                         -       (107,916)               -
--------------------------------------------------------------------------------------------------------
      Total operating expenses                                  138,564      1,677,817           51,693
--------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                 11,292        141,098           32,713
--------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE):
    Allowance for equity funds used during construction               -              -                -
    Interest income                                                   -        145,581              951
    Other, net                                                      725        229,132               (8)
    Income taxes - other income                                     (49)        (3,249)               -
--------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                   11,968        512,562           33,656
--------------------------------------------------------------------------------------------------------
INTEREST CHARGES AND OTHER:
    Interest on long-term debt                                    4,267        311,237           26,366
    Allowance for debt funds used during construction                 -              -                -
    Interest on interim obligations                                   -         42,670              661
    Amortization of debt discount, premium, & expense, net           23          3,065            2,113
    Other interest charges                                          208         12,531                -
    Distributions on capital and preferred securities of
       subsidiary companies                                           -         63,232                -
--------------------------------------------------------------------------------------------------------
     Interest charges and other, net                              4,498        432,735           29,140
--------------------------------------------------------------------------------------------------------
  NET INCOME                                                      7,470         79,827            4,516
    Preferred dividends of subsidiary companies                       -              -                -
--------------------------------------------------------------------------------------------------------
  NET INCOME AFTER DIVIDENDS ON
    PREFERRED STOCK OF SUBSIDIARY COMPANIES                       7,470         79,827            4,516
    Minority Interest                                                 -         79,950               71
--------------------------------------------------------------------------------------------------------
  NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK
    AND MINORITY INTEREST OF SUBSIDIARY COMPANIES             $   7,470        $  (123)   $       4,445
========================================================================================================

                          (Continued on following page)





                                      A-3a

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                        (Stated in Thousands of Dollars)
                                   (Continued)



                                                                               Southern                                Southern
OPERATING REVENUES:                                                             Linc               Powercall           Telecom
Subsidiary operating companies--
  Revenues                                                                     $  67,556          $     4,173     $      12,303
  Sales to affiliates                                                             11,040                    -                 -
  SOUTHERN, equity in earnings of subsidiary companies                                 -                    -                 -
----------------------------------------------------------------------------------------------------------------------------------
  Total operating revenues                                                        78,596                4,173            12,303
----------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Operation--
     Fuel                                                                              -                    -                 -
     Purchased power from non-affiliates                                               -                    -                 -
     Purchased power from affiliates                                                   -                    -                 -
     Other                                                                        92,417                8,831             5,217
  Maintenance                                                                        108                    3                 -
  Depreciation & amortization                                                     15,179                  169                51
  Amortization of deferred Plant Vogtle costs, net                                     -                    -                 -
  Taxes other than income taxes                                                    1,951                   23               388
  Income taxes                                                                   (11,992)              (1,862)            2,797
  Write down of assets                                                                 -                    -                 -
  Income tax benefit for write down of assets                                          -                    -                 -
----------------------------------------------------------------------------------------------------------------------------------
      Total operating expenses                                                    97,663                7,164             8,453
----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                                 (19,067)              (2,991)            3,850
----------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE):
    Allowance for equity funds used during construction                                -                    -                 -
    Interest income                                                                   78                    -               206
    Other, net                                                                    17,686                    -                 -
    Income taxes - other income                                                   (6,190)                   -                 -
----------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                                    (7,493)              (2,991)            4,056
----------------------------------------------------------------------------------------------------------------------------------
INTEREST CHARGES AND OTHER:
    Interest on long-term debt                                                     1,638                    -                 -
    Allowance for debt funds used during construction                                  -                    -                 -
    Interest on interim obligations                                                    -                    -                 -
    Amortization of debt discount, premium, & expense, net                             -                    -                 -
    Other interest charges                                                             -                    -                 -
    Distributions on capital and preferred securities of
       subsidiary companies                                                            -                    -                 -
----------------------------------------------------------------------------------------------------------------------------------
     Interest charges and other, net                                               1,638                    -                 -
----------------------------------------------------------------------------------------------------------------------------------
  NET INCOME                                                                      (9,131)              (2,991)            4,056
    Preferred dividends of subsidiary companies                                        -                    -                 -
----------------------------------------------------------------------------------------------------------------------------------
  NET INCOME AFTER DIVIDENDS ON
    PREFERRED STOCK OF SUBSIDIARY COMPANIES                                       (9,131)              (2,991)            4,056
    Minority Interest                                                                  -                    -                 -
----------------------------------------------------------------------------------------------------------------------------------
  NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK
    AND MINORITY INTEREST OF SUBSIDIARY COMPANIES                               $ (9,131)         $    (2,991)    $       4,056
==================================================================================================================================
 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.


                                      A-3b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                        (Stated in Thousands of Dollars)

                                                                                     Intercompany
                                                                                     Eliminations
                                                                                     and Transfers
                                                                     Consolidated    Add (Deduct)     SOUTHERN       ALABAMA
OPERATING ACTIVITIES:
     Consolidated net income                                        $     976,556  $(1,098,502)   $   976,556       $ 391,866
     Adjustments to reconcile consolidated net income to
       net cash provided by operating activities--
         Depreciation and amortization                                  1,722,811            -              -         425,167
         Deferred income taxes and investment tax credits                 (22,252)       6,797              -          79,430
         Write-down of assets                                             308,331            -              -               -
         Allowance for equity funds used during construction               (7,129)           -              -          (3,811)
         Amortization of deferred Plant Vogtle costs, net                  50,412            -              -               -
         Loss (Gain) on asset sales                                       (60,815)           -              -               -
         Other, net                                                      (158,102)      (1,786)       (23,527)        (62,928)
         Changes in certain current assets and liabilities
            excluding effects from acquisitions --
                Receivables, net                                           71,889       90,765        (74,667)        (21,011)
                Fossil fuel stock                                         (39,179)           -              -          (9,052)
                Materials and supplies                                    (10,402)           -              -          11,932
                Accounts payable                                          (16,760)      30,656          3,263          26,583
                Other                                                     (67,371)     (72,697)         1,117         (34,472)
---------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATING ACTIVITIES                             2,747,989    1,044,767)       882,742         803,704
---------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
     Gross property additions                                          (2,005,288)           -              -        (610,132)
     Southern Energy business acquisitions, net of cash acquired         (997,625)           -              -               -
     Sales of property                                                    281,106            -              -               -
     Other                                                                 85,653      913,414       (548,116)        (52,940)
---------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR INVESTING ACTIVITIES                                 (2,636,154)     913,414       (548,116)       (663,072)
---------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
     Proceeds --
         Common stock                                                     234,345            -        234,345               -
         Capital contributions                                                  -     (554,064)       270,000          30,000
         Preferred securities                                             435,000            -              -               -
         Preferred stock                                                  200,000            -              -         200,000
         Other long-term debt                                           2,972,598     (652,862)       360,825       1,462,990
     Retirements --
         Preferred stock                                                 (238,606)           -              -         (88,000)
         First mortgage bonds                                          (1,487,243)           -              -        (771,108)
         Other long-term debt                                            (599,052)     216,623              -        (107,776)
     Interim obligations, net                                            (353,391)       6,400        (30,434)       (306,882)
     Payment of common stock dividends                                   (933,341)   1,099,705       (933,341)       (367,100)
     Payment of preferred stock dividends                                       -       30,086              -         (15,596)
     Miscellaneous                                                        (71,612)     (14,535)      (137,639)        (66,869)
---------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES                    158,698      131,353       (236,244)        (30,341)
---------------------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                      270,533            -         98,382         110,291
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                            600,820            -         34,018          23,957
---------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                            $     871,353    $       -    $   132,400     $   134,248
=================================================================================================================================

SUPPLEMENTAL CASH FLOW INFORMATION:
     Cash paid during the year for --
         Interest (net of amount capitalized)                       $     997,664     $(60,267)   $    99,771     $   234,360
         Income taxes                                                     839,321            -              -         188,942




                          (Continued on following page)


                                      A-4a


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                        (Stated in Thousands of Dollars)




                                                                               GEORGIA         GULF       MISSISSIPPI   SAVANNAH
OPERATING ACTIVITIES:
     Consolidated net income                                               $     576,167    $   57,157    $    57,110    $25,710
     Adjustments to reconcile consolidated net income to
       net cash provided by operating activities--
         Depreciation and amortization                                           867,637        69,633         51,517     23,531
         Deferred income taxes and investment tax credits                        (93,005)       (4,684)        11,620      7,011
         Write-down of assets                                                          -             -              -          -
         Allowance for equity funds used during construction                      (3,235)            -              -        (83)
         Amortization of deferred Plant Vogtle costs, net                         50,412             -              -          -
         Loss (Gain) on asset sales                                                 (974)            -              -          -
         Other, net                                                               (5,572)        3,463        (12,175)        (6)
         Changes in certain current assets and liabilities
            excluding effects from acquisitions --
                Receivables, net                                                 (33,102)       11,308         (5,486)    (9,875)
                Fossil fuel stock                                                 (8,066)       (4,917)        (5,767)       221
                Materials and supplies                                            (3,090)          609            717        484
                Accounts payable                                                  47,862           823           (389)       470
                Other                                                              6,997       (18,471)        (4,061)    (4,859)
---------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATING ACTIVITIES                                    1,402,031       114,921         93,086     42,604
---------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
     Gross property additions                                                   (499,053)      (69,731)       (68,231)   (18,071)
     Southern Energy business acquisitions, net of cash acquired                       -             -              -          -
     Sales of property                                                                 -             -              -          -
     Other                                                                        67,031         5,990           (324)     1,617
---------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR INVESTING ACTIVITIES                                          (432,022)      (63,741)       (68,555)   (16,454)
---------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
     Proceeds --
         Common stock                                                                  -             -              -          -
         Capital contributions                                                  (270,000)          522             85          -
         Preferred securities                                                          -        45,000              -     40,000
         Preferred stock                                                               -             -              -          -
         Other long-term debt                                                    584,990        50,000        103,520     30,000
     Retirements --
         Preferred stock                                                        (106,064)       (9,455)           (87)   (35,000)
         First mortgage bonds                                                   (558,250)      (45,000)       (75,000)   (30,000)
         Other long-term debt                                                    (89,990)       (8,326)       (13,020)      (478)
     Interim obligations, net                                                    (25,378)      (15,500)        13,000          -
     Payment of common stock dividends                                          (536,600)      (67,200)       (51,700)   (23,500)
     Payment of preferred stock dividends                                         (9,137)         (792)        (2,005)    (2,556)
     Miscellaneous                                                               (26,641)       (4,167)        (2,429)    (4,798)
---------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES                        (1,037,070)      (54,918)       (27,636)   (26,332)
---------------------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             (67,061)       (3,738)        (3,105)      (182)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                    83,333         4,707          4,432      6,144
---------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                   $      16,272       $   969    $     1,327    $ 5,962
=================================================================================================================================

SUPPLEMENTAL CASH FLOW INFORMATION:
     Cash paid during the year for --
         Interest (net of amount capitalized)                              $     269,524        28,044    $    26,133   $12,198
         Income taxes                                                            480,318        38,782         26,847     9,666



                          (Continued on following page)

                                     A-4b

                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                        (Stated in Thousands of Dollars)
                                   (Continued)



                                                                                                  SOUTHERN      SOUTHERN
                                                                            SEGCO         SCS      NUCLEAR      ENERGY
OPERATING ACTIVITIES:
     Consolidated net income                                               $  7,470    $     -     $     -      $   (123)
     Adjustments to reconcile consolidated net income to
       net cash provided by operating activities--
         Depreciation and amortization                                        8,881     15,847         888       229,204
         Deferred income taxes and investment tax credits                      (216)         -           -       (39,395)
         Write-down of assets                                                     -          -           -       308,331
         Allowance for equity funds used during construction                      -          -           -             -
         Amortization of deferred Plant Vogtle costs, net                         -          -           -             -
         Loss (Gain) on asset sales                                               -          -           -       (41,003)
         Other, net                                                            (159)       (34)      7,625       (69,716)
         Changes in current assets and liabilities
            excluding effects from acquisitions --
                Receivables, net                                             (1,990)    23,647      (9,123)      133,497
                Fossil fuel stock                                                 -          -           -       (11,598)
                Materials and supplies                                            -       (298)          -       (20,537)
                Accounts payable                                                106      1,646       2,486      (141,330)
                Other                                                          (139)    (1,415)       (655)       54,908
-----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATING ACTIVITIES                                  13,953     39,393       1,221       402,238
-----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
     Gross property additions                                                (2,798)   (30,117)       (161)     (646,843)
     Southern Energy business acquisitions, net of cash acquired                  -          -           -      (997,625)
     Sales of property                                                            -          -           -       198,106
     Other                                                                     (461)       523         144      (294,836)
-----------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR INVESTING ACTIVITIES                                       (3,259)   (29,594)        (17)   (1,741,198)
-----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
-     Proceeds --
         Common stock                                                             -          -           -             -
         Capital contributions                                                    -          -         187       501,617
         Preferred securities                                                     -          -           -       350,000
         Preferred stock                                                          -          -           -             -
         Other long-term debt                                                     -          -           -     1,031,894
     Retirements --
         Preferred stock                                                          -          -           -             -
         First mortgage bonds                                                     -          -           -             -
         Other long-term debt                                                (1,591)    (2,300)          -      (571,533)
     Interim obligations, net                                                     -     (6,400)          -        25,907
     Payment of common stock dividends                                       (8,897)         -           -       (22,190)
     Payment of preferred stock dividends                                         -          -           -             -
     Miscellaneous                                                                -          -           -       185,466
-----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES                      (10,488)    (8,700)        187     1,501,161
-----------------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            206      1,099       1,391       162,201
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                   94          5       2,254       398,501
-----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                              $         300    $ 1,104     $ 3,645      $560,702
=============================================================================================================================


SUPPLEMENTAL CASH FLOW INFORMATION:
     Cash paid during the year for --
         Interest (net of amount capitalized)                        $       4,023      $5,309     $   355      $349,153
         Income taxes                                                        3,558           -       8,723        82,485




                         (Continued on following page)




                                      A-5a



                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                        (Stated in Thousands of Dollars)
                                   (Continued)


                                                                                 Energy     Southern              Southern
                                                                        MESH    Solutions    Linc    Powercall   Telecom      SERC

     Consolidated net income                                          $  4,445   $(13,234) $ (9,131) $(2,991)   $  4,056     $    -
     Adjustments to reconcile consolidated net income to
       net cash provided by operating activities--
         Depreciation and amortization                                  14,507        820    15,179       -           -           -
         Deferred income taxes and investment tax credits                7,841      2,878    (1,036)     62         445           -
         Write-down of assets                                                -          -         -       -           -           -
         Allowance for equity funds used during construction                 -          -         -       -           -           -
         Amortization of deferred Plant Vogtle costs, net                    -          -         -       -           -           -
         Loss (Gain) on asset sales                                          -          -   (18,838)      -           -           -
         Other, net                                                        165     11,152      (855)    (19)     (3,730)          -
         Changes in current assets and liabilities
            excluding effects from acquisitions --
                Receivables, net                                        (1,402)   (25,182)     (310) (2,621)     (2,561)          2
                Fossil fuel stock                                            -          -         -       -           -           -
                Materials and supplies                                    (239)        30       259    (269)          -           -
                Accounts payable                                          (385)     9,410    (1,873)  2,606       1,739        (433)
                Other                                                      603        713     4,062     253         745           -
-----------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATING ACTIVITIES                             25,535    (13,413)  (12,543) (2,979)        694        (431)
-----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
     Gross property additions                                           (2,018)    (3,606)  (54,527)      -           -           -
     Southern Energy business acquisitions, net of cash acquired             -          -         -       -           -           -
     Sales of property                                                       -          -    83,000       -           -           -
     Other                                                                   -     (3,472)        -    (536)     (2,381)          -
-----------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR INVESTING ACTIVITIES                                  (2,018)    (7,078)   28,473    (536)     (2,381)          -
-----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
     Proceeds --
         Common stock                                                        -          -         -       -           -           -
         Capital contributions                                               -     17,605         -   3,720         328           -
         Preferred securities                                                -          -         -       -           -           -
         Preferred stock                                                     -          -         -       -           -           -
         Other long-term debt                                                -      1,241         -       -           -           -
     Retirements --
         Preferred stock                                                     -          -         -       -           -           -
         First mortgage bonds                                           (7,885)         -         -       -           -           -
         Other long-term debt                                                -          -   (20,661)      -           -           -
     Interim obligations, net                                          (14,104)         -         -       -           -           -
     Payment of common stock dividends                                 (22,518)         -         -       -           -           -
     Payment of preferred stock dividends                                    -          -         -       -           -           -
     Miscellaneous                                                           -          -         -       -           -           -
-----------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES                 (44,507)    18,846   (20,661)  3,720         328           -
-----------------------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                   (20,990)    (1,645)   (4,731)    205      (1,359)       (431)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                          28,780      3,730     5,208       8       5,132         517
-----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                              $  7,790    $ 2,085    $  477    $213    $  3,773      $   86
===================================================================================================================================

SUPPLEMENTAL CASH FLOW INFORMATION:
     Cash paid during the year for --
         Interest (net of amount capitalized)                          $27,423     $    -    $1,638  $    -    $      -      $   -
         Income taxes                                                        -          -         -       -           -          -


 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6inclusive)
 are an integral part of this statement.



                                      A-5b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET-- DECEMBER 31, 1998
                        (Stated in Thousands of Dollars)

                                                                              Intercompany
                                                                                Eliminations
                                                                               and Transfers
      ASSETS                                                Consolidated        Add (Deduct)     SOUTHERN        ALABAMA

UTILITY PLANT:
  Plant in service                                         $35,363,533      $          -     $         -    $ 11,352,838
  Less accumulated provision for depreciation               13,239,008                 -               -       4,666,513
----------------------------------------------------------------------------------------------------------------------------
                                                            22,124,525                 -               -       6,686,325
  Nuclear fuel, at amortized cost                              216,744                 -               -          95,575
  Construction work in progress                              1,782,482                 -               -         525,359
----------------------------------------------------------------------------------------------------------------------------
  Total                                                     24,123,751                 -               -       7,307,259
----------------------------------------------------------------------------------------------------------------------------

OTHER PROPERTY AND INVESTMENTS:
  Goodwill, being amortized                                  2,066,765                 -               -               -
  Leasehold interests, being amortized                       1,184,734                 -               -               -
  Equity investments in subsidiaries                         1,560,293       (10,364,939)     10,354,821          34,298
  Nuclear decommissioning trusts                               516,719                 -               -         232,183
  Miscellaneous                                                643,743        (1,022,496)         10,582          12,915
----------------------------------------------------------------------------------------------------------------------------
  Total                                                      5,972,254       (11,387,435)     10,365,403         279,396
----------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS:
  Cash and cash equivalents                                    871,353                 -         132,400         134,248
  Special deposits                                              86,592                 -               -           4,951
  Receivables--
    Customer accounts receivable                             1,187,489                 -               -         343,630
    Affiliated companies                                           213        (1,349,310)        978,238          39,981
    Other accounts and notes receivable                        722,721           (80,883)         71,477          27,443
    Accumulated provision for uncollectible accounts          (112,511)                -               -          (1,855)
  Refundable income taxes                                            -          (129,951)              -          52,117
  Fossil fuel stock, at average cost                           251,974                 -               -          83,238
  Materials and supplies, at average cost                      515,715                 -               -         149,669
  Prepayments                                                  101,844            (8,531)            111          17,160
  Vacation pay deferred                                         80,752                 -               -          28,390
----------------------------------------------------------------------------------------------------------------------------
  Total                                                      3,706,142        (1,568,675)      1,182,226         878,972
----------------------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES AND OTHER ASSETS:
  Deferred charges related to income taxes                   1,035,724                 -               -         362,953
  Prepaid pension costs                                        490,549           (19,195)              -         169,393
  Deferred Plant Vogtle costs                                        -                 -               -               -
  Debt expense, being amortized                                129,257                 -               -           8,602
  Premium on reacquired debt, being amortized                  294,055                 -               -          83,440
  Nuclear decontamination and decommissioning fund              57,498                 -               -          31,088
  Miscellaneous                                                383,256           (14,977)              -         104,595
----------------------------------------------------------------------------------------------------------------------------
  Total                                                      2,390,339           (34,172)              -         760,071
----------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                               $36,192,486      $(12,990,282)    $11,547,629    $  9,225,698
============================================================================================================================

                          (Continued on following page)

                                      A-6a

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET-- DECEMBER 31, 1998
                        (Stated in Thousands of Dollars)




       ASSETS                                                  GEORGIA             GULF        MISSISSIPPI      SAVANNAH

UTILITY PLANT:
  Plant in service                                         $  15,441,146     $   1,809,901     $1,553,112    $   781,964
  Less accumulated provision for depreciation                  6,109,331           784,111        583,957        341,930
-------------------------------------------------------------------------------------------------------------------------
                                                               9,331,815         1,025,790        969,155        440,034
  Nuclear fuel, at amortized cost                                121,169                 -              -              -
  Construction work in progress                                  189,849            34,863         51,517          2,908
-------------------------------------------------------------------------------------------------------------------------
  Total                                                        9,642,833         1,060,653      1,020,672        442,942
-------------------------------------------------------------------------------------------------------------------------

OTHER PROPERTY AND INVESTMENTS:
  Goodwill, being amortized                                            -                 -              -              -
  Leasehold interests, being amortized                                 -                 -              -              -
  Equity investments in subsidiaries                              24,360                 -            332              -
  Nuclear decommissioning trusts                                 284,536                 -              -              -
  Miscellaneous                                                   34,781               588            647          1,420
-------------------------------------------------------------------------------------------------------------------------
  Total                                                          343,677               588            979          1,420
-------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS:
  Cash and cash equivalents                                       16,272               969          1,327          5,962
  Special deposits                                                 4,037               915             92              -
  Receivables--
    Customer accounts receivable                                 439,420            58,804         37,871         35,658
    Affiliated companies                                          16,817             3,442         10,946          1,388
    Other accounts and notes receivable                           95,537             2,598         12,403          3,543
    Accumulated provision for uncollectible accounts              (5,500)             (996)          (621)          (284)
  Refundable income taxes                                              -                 -              -              -
  Fossil fuel stock, at average cost                             104,133            24,213         16,418          4,984
  Materials and supplies, at average cost                        243,477            28,025         18,735          6,496
  Prepayments                                                     29,670             5,691          5,899          4,772
  Vacation pay deferred                                           43,610             4,035          4,717              -
-------------------------------------------------------------------------------------------------------------------------
  Total                                                          987,473           127,696        107,787         62,519
-------------------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES AND OTHER ASSETS:
  Deferred charges related to income taxes                       604,488            25,308         22,697         17,130
  Prepaid pension costs                                          103,606            13,770              -          3,281
  Deferred Plant Vogtle costs                                          -                 -              -              -
  Debt expense, being amortized                                   51,261             2,565          4,409          3,554
  Premium on reacquired debt, being amortized                    173,858            18,883          9,304          8,570
  Nuclear decontamination and decommissioning fund                26,410                 -              -              -
  Miscellaneous                                                  100,012            18,438         23,757         16,383
-------------------------------------------------------------------------------------------------------------------------
  Total                                                        1,059,635            78,964         60,167         48,918
-------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                               $  12,033,618     $   1,267,901     $1,189,605    $   555,799
=========================================================================================================================

                        (Continued on following page)

                                      A-6b

           THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES ELIMINATIONS
                 CONSOLIDATING BALANCE SHEET-- DECEMBER 31, 1998
                      (Stated in Thousands of Dollars)
                                   (Continued)


                                                                                                 SOUTHERN          SOUTHERN
                                    ASSETS                       SEGCO               SCS         NUCLEAR           ENERGY
UTILITY PLANT:
  Plant in service                                         $       320,517    $  250,657     $        10,932    $    3,243,255
  Less accumulated provision for depreciation                      209,210       141,287               9,100           311,747
---------------------------------------------------------------------------------------------------------------------------------
                                                                   111,307       109,370               1,832         2,931,508
  Nuclear fuel, at amortized cost                                        -             -                   -                 -
  Construction work in progress                                      4,696            98                   -           967,919
---------------------------------------------------------------------------------------------------------------------------------
  Total                                                            116,003       109,468               1,832         3,899,427
---------------------------------------------------------------------------------------------------------------------------------

OTHER PROPERTY AND INVESTMENTS:
  Goodwill, being amortized                                              -             -                   -         2,066,765
  Leasehold interests, being amortized                                   -             -                   -         1,184,734
  Equity investments in subsidiaries                                     -             -                   -         1,511,421
  Nuclear decommissioning trusts                                         -             -                   -                 -
  Miscellaneous                                                          7         2,354               1,461         1,585,172
---------------------------------------------------------------------------------------------------------------------------------
  Total                                                                  7         2,354               1,461         6,348,092
---------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS:
  Cash and cash equivalents                                            300         1,104               3,645           560,702
  Special deposits                                                       -             -                   -            59,347
  Receivables--
    Customer accounts receivable                                         -             -                   -           246,463
    Affiliated companies                                            29,585       144,466             111,783             1,833
    Other accounts and notes receivable                                  -        28,843                  97           521,117
    Accumulated provision for uncollectible accounts                     -             -                   -          (101,243)
  Refundable federal income tax                                          -             -                   -            65,285
  Fossil fuel stock, at average cost                                     -             -                   -            18,971
  Materials and supplies, at average cost                                -         2,414                   -            56,533
  Prepayments                                                          778         4,824               2,467            36,915
  Vacation pay deferred                                                  -             -                   -                 -
---------------------------------------------------------------------------------------------------------------------------------
  Total                                                             30,663       181,651             117,992         1,465,923
---------------------------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES AND OTHER ASSETS:
  Deferred charges related to income taxes                           3,148             -                   -                 -
  Prepaid pension costs                                                  -         3,716                   -           215,978
  Deferred Plant Vogtle costs                                            -             -                   -                 -
  Debt expense, being amortized                                        125             -                   -            45,920
  Premium on reacquired debt, being amortized                            -             -                   -                 -
  Nuclear decontamination and decommissioning fund                       -             -                   -                 -
  Miscellaneous                                                        669        15,472              31,116            81,463
---------------------------------------------------------------------------------------------------------------------------------
  Total                                                              3,942        19,188              31,116           343,361
---------------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                               $       150,615    $  312,661     $       152,401    $   12,056,803
=================================================================================================================================

                          (Continued on following page)

                                      A-7a






                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET-- DECEMBER 31, 1998
                        (Stated in Thousands of Dollars)
                                   (Continued)


                                                                     Energy       Southern                   Southern
                ASSETS                                   MESH      Solutions        Linc         Powercall  Telecom      SERC

UTILITY PLANT:
  Plant in service                                     $ 371,761    $   3,059     $ 222,593    $    -     $  1,798    $     -
  Less accumulated provision for depreciation             47,013        1,559        33,152         -           98          -
------------------------------------------------------------------------------------------------------------------------------
                                                         324,748        1,500       189,441         -        1,700          -
  Nuclear fuel, at amortized cost                              -            -             -         -            -          -
  Construction work in progress                            1,228        1,420         2,625         -            -          -
------------------------------------------------------------------------------------------------------------------------------
  Total                                                  325,976        2,920       192,066         -        1,700          -
------------------------------------------------------------------------------------------------------------------------------

OTHER PROPERTY AND INVESTMENTS:
  Goodwill, being amortized                                    -            -             -         -            -          -
  Leasehold interests, being amortized                                      -             -         -            -          -
  Equity investments in subsidiaries                           -            -             -         -            -          -
  Nuclear decommissioning trusts                               -            -             -         -            -          -
  Miscellaneous                                            2,542        8,808             -     1,455        3,507          -
------------------------------------------------------------------------------------------------------------------------------
  Total                                                    2,542        8,808             -     1,455        3,507          -
------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS:
  Cash and cash equivalents                                7,790        2,085           477       213        3,773         86
  Special deposits                                        17,200           50             -         -            -          -
  Receivables--
    Customer accounts receivable                          14,440            -        11,203         -            -          -
    Affiliated companies                                       1        5,817         2,399       590        2,017        220
    Other accounts and notes receivable                       20       35,839          (101)    2,251        2,537          -
    Accumulated provision for uncollectible accounts           -         (624)       (1,299)      (29)         (60)         -
  Refundable federal income tax                            2,586        8,695           732       536            -          -
  Fossil fuel stock, at average cost                          17            -             -         -            -          -
  Materials and supplies, at average cost                  3,423          139         6,388       416            -          -
  Prepayments                                                  -            -         2,088         -            -          -
  Vacation pay deferred                                        -            -             -         -            -          -
------------------------------------------------------------------------------------------------------------------------------
  Total                                                   45,477       52,001        21,887     3,977        8,267        306
------------------------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES AND OTHER ASSETS:
  Deferred charges related to income taxes                     -            -             -         -            -          -
  Prepaid pension costs                                        -            -             -         -            -          -
  Deferred Plant Vogtle costs                                  -            -             -         -            -          -
  Debt expense, being amortized                           12,821            -             -         -            -          -
  Premium on reacquired debt, being amortized                  -            -             -         -            -          -
  Nuclear decontamination and decommissioning fund             -            -             -         -            -          -
  Miscellaneous                                            5,458            -            50         -            -        820
------------------------------------------------------------------------------------------------------------------------------
  Total                                                   18,279            -            50         -            -        820
------------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                           $ 392,274    $  63,729     $ 214,003    $5,432     $ 13,474    $ 1,126
=============================================================================================================================

                          (Continued on following page)

                                      A-7b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET-- DECEMBER 31, 1998
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                             Intercompany
                                                                             Eliminations
                                                                            and Transfers
        CAPITALIZATION AND LIABILITIES                       Consolidated    Add (Deduct)      SOUTHERN        ALABAMA

CAPITALIZATION (see accompanying statements):
  Common stock equity                                       $  9,796,849     $ (10,403,200)    $ 9,796,849    $2,784,067
  Preferred stock of subsidiaries                                369,084                 -               -       317,512
  Company or subsidiary obligated mandatorily
     redeemable capital and preferred securities               2,179,440                 -               -       297,000
  Long-term debt                                              10,471,692        (1,957,329)        979,383     2,646,566
----------------------------------------------------------------------------------------------------------------------------
  Total                                                       22,817,065       (12,360,529)     10,776,232     6,045,145
----------------------------------------------------------------------------------------------------------------------------

MINORITY INTEREST                                                      -          (535,884)              -             -
----------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES:
  Amount of securities due within one year                     1,525,596                 -               -       521,209
  Notes payable                                                  891,336                 -          25,000             -
  Commercial paper                                               936,472                 -         713,254             -
  Accounts payable--
    Affiliated companies                                               -          (268,844)          3,249        79,844
    Other                                                      1,026,869                34           6,354       188,074
  Customer deposits                                              125,078                 -               -        29,235
  Taxes accrued--
    Federal and state income                                      49,923          (139,791)              -        82,219
    Other                                                        299,051                 -               9        17,559
  Interest accrued                                               233,355           (84,286)         19,477        38,166
  Vacation pay accrued                                           111,611                 -               -        28,390
  Miscellaneous                                                  542,835              (207)              -        79,095
----------------------------------------------------------------------------------------------------------------------------
  Total                                                        5,742,126          (493,094)        767,343     1,063,791
----------------------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES:
  Accumulated deferred income taxes                            4,480,970           (32,477)              -     1,202,971
  Deferred credits related to income taxes                       714,665                 -               -       315,735
  Accumulated deferred investment tax credits                    723,393                 -               -       271,611
  Employee benefits provisions 1                                 474,713           (39,331)              -        81,114
  Prepaid capacity revenues, net                                  96,080                 -               -        96,080
  Department of Energy assessments                                64,191                 -               -        27,202
  Disallowed Plant Vogtle capacity buyback costs                  54,458                 -               -             -
  Storm damage & other property reserves                          23,980                 -               -        19,385
  Miscellaneous                                                1,000,845           471,033           4,054       102,664
----------------------------------------------------------------------------------------------------------------------------
  Total                                                        7,633,295           399,225           4,054     2,116,762
----------------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES                        $ 36,192,486     $ (12,990,282)    $11,547,629    $9,225,698
============================================================================================================================

1  Includes Post Retirement Life & Medical Provisions, Supplemental and Other Pension Accruals, Early Retirement Incentive
Program Costs and Other Work Force Reduction Costs, and Miscellaneous Post Employment Benefits.


                         (Continued on following page)

                                      A-8A

                THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
               CONSOLIDATING BALANCE SHEET-- DECEMBER 31, 1998
                       (Stated in Thousands of Dollars)
                                 (Continued)




             CAPITALIZATION AND LIABILITIES                 GEORGIA             GULF         MISSISSIPPI    SAVANNAH

CAPITALIZATION (see accompanying statements):
  Common stock equity                                       $ 3,784,172     $    427,652       $ 391,231    $ 175,865
  Preferred stock of subsidiaries                               15,527            4,236          31,809            -
  Company or subsidiary obligated mandatorily
     redeemable capital and preferred securities               689,250           85,000          35,000       40,000
  Long-term debt                                             2,744,362          317,341         292,744      163,443
---------------------------------------------------------------------------------------------------------------------
  Total                                                      7,233,311          834,229         750,784      379,308
---------------------------------------------------------------------------------------------------------------------

MINORITY INTEREST                                                    -                -               -            -
---------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES:
  Amount of securities due within one year                     435,085           27,000          50,020          689
  Notes payable                                                117,634           31,500          13,000            -
  Commercial paper                                             223,218                -               -            -
  Accounts payable--
    Affiliated companies                                        75,774           19,756           8,788        5,014
    Other                                                      326,317           23,697          47,113       10,833
  Customer deposits                                             69,584           12,560           3,272        5,224
  Taxes accrued--
    Federal and state income                                    15,801                -           1,124        2,467
    Other                                                      122,359            7,432          31,379        2,891
  Interest accrued                                              60,187            5,184           2,955        3,815
  Vacation pay accrued                                          34,443            4,035           4,717        1,978
  Miscellaneous                                                 66,350           10,050          11,448        6,700
---------------------------------------------------------------------------------------------------------------------
  Total                                                      1,546,752          141,214         173,816       39,611
---------------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES:
  Accumulated deferred income taxes                          2,249,613          166,118         143,852       82,778
  Deferred credits related to income taxes                     284,017           52,465          37,277       21,349
  Accumulated deferred investment tax credits                  381,914           29,632          25,913       11,943
  Employee benefits provisions 1                               177,148           28,594          47,200        6,777
  Prepaid capacity revenues, net                                     -                -               -            -
  Department of Energy assessments                              36,989                -               -            -
  Disallowed Plant Vogtle capacity buyback costs                54,458                -               -            -
  Storm damage & other property reserves                             -            1,605             910        2,080
  Miscellaneous                                                 69,416           14,044           9,853       11,953
---------------------------------------------------------------------------------------------------------------------
  Total                                                      3,253,555          292,458         265,005      136,880
---------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES                       $12,033,618     $  1,267,901      $1,189,605    $ 555,799
=====================================================================================================================

1  Includes Post Retirement Life & Medical Provisions, Supplemental and Other Pension Accruals, Early Retirement Incentive
 Program Costs and Other Work Force Reduction Costs, and  Miscellaneous Post Employment Benefits.

                         (Continued on following page)
                                      A-8b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET-- DECEMBER 31, 1998
                        (Stated in Thousands of Dollars)
                                   (Continued)



                                                                                        SOUTHERN        SOUTHEN
                        CAPITALIZATION AND LIABILITIES        SEGCO           SCS       NUCLEAR         ENERGY

CAPITALIZATION (see accompanying statements):
  Common stock equity                                        $  48,720    $     875     $   2,049    $  2,641,780
  Preferred stock of subsidiaries                                    -            -             -               -
  Company or subsidiary obligated mandatorily
     redeemable capital and preferred securities                     -            -             -       1,033,190
  Long-term debt                                                70,066       33,295         5,000       4,844,926
------------------------------------------------------------------------------------------------------------------
  Total                                                        118,786       34,170         7,049       8,519,896
------------------------------------------------------------------------------------------------------------------

MINORITY INTEREST                                                    -            -             -         535,142
------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES:
  Amount of securities due within one year                           -        2,726             -         480,209
  Notes payable                                                      -            -             -         702,151
  Commercial paper                                                   -            -             -               -
  Accounts payable--
    Affiliated companies                                         8,704       32,754        18,752           1,799
    Other                                                            2       70,658        11,319         301,773
  Customer deposits                                                  -            -             -           5,203
  Taxes accrued--
    Federal and state income                                     3,700            -           466          83,343
    Other                                                          300        1,103           977         112,913
  Interest accrued                                               1,351            -             -         173,243
  Vacation pay accrued                                               -       17,604        14,179           5,191
  Miscellaneous                                                    376       67,112        28,933         260,376
------------------------------------------------------------------------------------------------------------------
  Total                                                         14,433      191,957        74,626       2,126,201
------------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES:
  Accumulated deferred income taxes                             11,194            -             -         575,955
  Deferred credits related to income taxes                       3,822            -             -               -
  Accumulated deferred investment tax credits                    2,380            -             -               -
  Employee benefits provisions 1                                     -       68,465        69,617          33,501
  Prepaid capacity revenues, net                                     -            -             -               -
  Department of Energy assessments                                   -            -             -               -
  Disallowed Plant Vogtle capacity buyback costs                     -            -             -               -
  Storm damage & other property reserves                             -            -             -               -
  Miscellaneous                                                      -       18,069         1,109         266,108
------------------------------------------------------------------------------------------------------------------
  Total                                                         17,396       86,534        70,726         875,564
------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES                         $ 150,615    $ 312,661     $ 152,401    $ 12,056,803
==================================================================================================================

1  Includes Post Retirement Life & Medical Provisions, Supplemental and Other Pension Accruals, Early Retirement
 Incentive Program Costs and Other Work Force Reduction Costs, and  Miscellaneous Post Employment Benefits.

                         (Continued on following page)

                                      A-9a

                THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
               CONSOLIDATING BALANCE SHEET-- DECEMBER 31, 1998
                       (Stated in Thousands of Dollars)
                                 (Continued)



                                                                       Energy       Southern             Southern
         CAPITALIZATION AND LIABILITIES                     MESH      Solutions      Linc      Powercall Telecom      SERC

CAPITALIZATION (see accompanying statements):
  Common stock equity                                   $ 19,333    $ 24,799        $  92,594  $ 2,111    $ 7,947   $       5
  Preferred stock of subsidiaries                              -           -                -        -          -           -
  Company or subsidiary obligated mandatorily
     redeemable capital and preferred securities               -           -                -        -          -           -
  Long-term debt                                         283,059       2,170           46,666        -          -           -
-------------------------------------------------------------------------------------------------------------------------------
  Total                                                  302,392      26,969          139,260    2,111      7,947           5
-------------------------------------------------------------------------------------------------------------------------------

MINORITY INTEREST                                            742           -                -        -          -           -
-------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES:
  Amount of securities due within one year                 8,340         318                -        -          -           -
  Notes payable                                            2,051           -                -        -          -           -
  Commercial paper                                             -           -                -        -          -           -
  Accounts payable--
    Affiliated companies                                   1,040       4,456            4,674    2,066      1,877         297
    Other                                                  4,750      15,779           18,769    1,174        219           4
  Customer deposits                                            -           -                -        -          -           -
  Taxes accrued--
    Federal and state income                                   -          47                -       26        521           -
    Other                                                    449           -            1,680        -          -           -
  Interest accrued                                        13,108           -              155        -          -           -
  Vacation pay accrued                                         -         436              638        -          -           -
  Miscellaneous                                               44       3,379            6,827       12      2,340           -
-------------------------------------------------------------------------------------------------------------------------------
  Total                                                   29,782      24,415           32,743    3,278      4,957         301
-------------------------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES:
  Accumulated deferred income taxes                       59,358       3,863           17,682       43         20           -
  Deferred credits related to income taxes                     -           -                -        -          -           -
  Accumulated deferred investment tax credits                  -           -                -        -          -           -
  Employee benefits provisions 1                               -         871              757        -          -           -
  Prepaid capacity revenues, net                               -           -                -        -          -           -
  Department of Energy assessments                             -           -                -        -          -           -
  Disallowed Plant Vogtle capacity buyback costs               -           -                -        -          -           -
  Storm damage & other property reserves                       -           -                -        -          -           -
  Miscellaneous                                                -       7,611           23,561        -        550         820
-------------------------------------------------------------------------------------------------------------------------------
  Total                                                   59,358      12,345           42,000       43        570         820
-------------------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES                    $392,274    $ 63,729        $ 214,003   $5,432    $13,474   $   1,126
===============================================================================================================================

1  Includes Post Retirement Life & Medical Provisions, Supplemental and Other Pension Accruals, Early Retirement Incentive
Program Costs and Other Work Force Reduction Costs, and  Miscellaneous Post Employment Benefits.

The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

                                      A-9b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
          CONSOLIDATING STATEMENT OF CAPITALIZATION--DECEMBER 31, 1998
                        (Stated in Thousands of Dollars)

                                                                                    Intercompany
                                                                                    Eliminations
                                                                                   and Transfers
                                                                Consolidated        Add (Deduct)   SOUTHERN     ALABAMA

Common Stock Equity:
     Common stock, par value $5 per share
     Authorized -- 1 billion shares
     Issued -- 700 million shares
         Par value                                                $  3,498,864    $  (699,656)    $3,498,864   $  224,358
         Paid-in capital 1                                           2,462,116     (6,299,400)     2,462,116    1,334,744
         Treasury, at cost                                             (57,863)             -        (57,863)           -
     Retained earnings                                               3,878,332     (3,388,743)     3,878,332    1,224,965
     Accumulated other comprehensive income                             15,400        (15,400)        15,400            -
--------------------------------------------------------------------------------------------------------------------------
     Total common stock equity                                       9,796,849    (10,403,199)     9,796,849    2,784,067
--------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock of Subsidiaries:
     $100 par or stated value--
         4.20% to 7.00%                                                134,740              -              -       47,512
     $25 par or stated value--
         5.20% to 6.80%                                                200,000              -              -      200,000
     Adjustable and auction rates--at 1/1/99:
         4.00% to 4.30%                                                120,000              -              -      120,000
--------------------------------------------------------------------------------------------------------------------------
     Total (annual dividend requirement--$23 million)                  454,740              -              -      367,512
     Less amount due within one year                                    85,656              -              -       50,000
--------------------------------------------------------------------------------------------------------------------------
     Total excluding amount due within one year                        369,084              -              -      317,512
--------------------------------------------------------------------------------------------------------------------------
Company or Subsidiary Obligated Mandatorily
     Redeemable Capital and Preferred Securities
     $25 liquidation value--
         6.85% to 7.00%                                                235,000              -              -            -
         7.13% to 7.38%                                                297,000              -              -       97,000
         7.60% to 7.63%                                                415,000              -              -      200,000
         7.75%                                                         649,250              -              -            -
         8.14% to 9.00%                                                583,190              -              -            -
--------------------------------------------------------------------------------------------------------------------------
     Total (annual distribution requirement--$168 million)           2,179,440              -              -      297,000
--------------------------------------------------------------------------------------------------------------------------

1  Includes premium on preferred stock.
                         (Continued on following page)


               THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
        CONSOLIDATING STATEMENT OF CAPITALIZATION--DECEMBER 31, 1998
                      (Stated in Thousands of Dollars)




                                                          GEORGIA             GULF       MISSISSIPPI      SAVANNAH

Common Stock Equity:
     Common stock, par value $5 per share
     Authorized -- 1 billion shares
     Issued -- 700 million shares
         Par value                                          $  344,250    $    38,060     $  37,691    $      54,223
         Paid-in capital 1                                   1,660,364        218,972       179,800            8,688
         Treasury, at cost                                           -              -             -                -
     Retained earnings                                       1,779,558        170,620       173,740          112,954
     Accumulated other comprehensive income                          -              -             -                -
---------------------------------------------------------------------------------------------------------------------
     Total common stock equity                               3,784,172        427,652       391,231          175,865
---------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock of Subsidiaries:
     $100 par or stated value--
         4.20% to 7.00%                                         51,183          4,236        31,809                -
     $25 par or stated value--
         5.20% to 6.80%                                              -              -             -                -
     Adjustable and auction rates--at 1/1/99:
         4.00% to 4.30%                                              -              -             -                -
---------------------------------------------------------------------------------------------------------------------
     Total (annual dividend requirement--$23 million)           51,183          4,236        31,809                -
     Less amount due within one year                            35,656              -             -                -
---------------------------------------------------------------------------------------------------------------------
     Total excluding amount due within one year                 15,527          4,236        31,809                -
---------------------------------------------------------------------------------------------------------------------
Company or Subsidiary Obligated Mandatorily
     Redeemable Capital and Preferred Securities
     $25 liquidation value--
         6.85% to 7.00%                                              -         45,000             -           40,000
         7.13% to 7.38%                                              -              -             -                -
         7.60% to 7.63%                                        175,000         40,000             -                -
         7.75%                                                 414,250              -        35,000                -
         8.14% to 9.00%                                        100,000              -             -                -
---------------------------------------------------------------------------------------------------------------------
     Total (annual distribution requirement--$168 million)     689,250         85,000        35,000           40,000
---------------------------------------------------------------------------------------------------------------------

1  Includes premium on preferred stock.

(Continued on following page.)
                                     A-10b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
          CONSOLIDATING STATEMENT OF CAPITALIZATION--DECEMBER 31, 1998
                        (Stated in Thousands of Dollars)
                                   (Continued)


                                                                                        SOUTHERN    SOUTHERN
                                                                 SEGCO         SCS      NUCLEAR     ENERGY

Common Stock Equity:
     Common stock, par value $5 per share
         Authorized -- 1,000,000,000 shares
         Issued -- 700 million shares
         Par value                                                 $   328     $725    $    10  $        1
         Paid-in capital 1                                          32,472      150      2,039   2,626,379
         Treasury, at cost                                               -        -          -           -
     Retained earnings                                              15,920        -          -           -
     Accumulated other comprehensive income                              -        -          -      15,400
---------------------------------------------------------------------------------------------------------------
     Total common stock equity                                      48,720      875      2,049   2,641,780
---------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock of Subsidiaries:
     $100 par or stated value--
         4.20% to 7.00%                                                  -        -          -           -
     $25 par or stated value--
         5.20% to 6.80%                                                  -        -          -           -
     Adjustable and auction rates--at 1/1/99:
         4.00% to 4.30%                                                  -        -          -           -
---------------------------------------------------------------------------------------------------------------
     Total (annual dividend requirement--$23 million)                    -        -          -           -
     Less amount due within one year                                     -        -          -           -
---------------------------------------------------------------------------------------------------------------
     Total excluding amount due within one year                          -        -          -           -
---------------------------------------------------------------------------------------------------------------
Company or Subsidiary Obligated Mandatorily
     Redeemable Capital and Preferred Securities
     $25 liquidation value--
         6.85% to 7.00%                                                  -        -          -     150,000
         7.13% to 7.38%                                                  -        -          -     200,000
         7.60% to 7.63%                                                  -        -          -           -
         7.75%                                                           -        -          -     200,000
         8.14% to 9.00%                                                  -        -          -     483,190
---------------------------------------------------------------------------------------------------------------
     Total (annual distribution requirement--$168 million)               -        -          -   1,033,190
---------------------------------------------------------------------------------------------------------------

1  Includes premium on preferred stock.

                         (Continued on following page.)
                                     A-11a


               THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
        CONSOLIDATING STATEMENT OF CAPITALIZATION--DECEMBER 31, 1998
                      (Stated in Thousands of Dollars)
                                (Continued)


                                                                       Energy       Southern           Southern
                                                         MESH         Solutions      LINC  Powercall   Telecom   SERC
Common Stock Equity:
     Common stock, par value $5 per share
         Authorized -- 1,000,000,000 shares
         Issued -- 700 million shares
         Par value                                          $    1    $    1    $      1   $    1      $    1   $ 5
         Paid-in capital 1                                  14,886    54,447     157,505    5,620       3,334     -
         Treasury, at cost                                       -         -           -        -           -     -
     Retained earnings                                       4,446    29,649)     64,913)  (3,510)      4,612     -
     Accumulated other comprehensive income                      -         -           -        -           -     -
--------------------------------------------------------------------------------------------------------------------
     Total common stock equity                              19,333    24,799      92,593    2,111       7,947     5
--------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock of Subsidiaries:
     $100 par or stated value--
         4.20% to 7.00%                                          -         -           -        -           -     -
     $25 par or stated value--
         5.20% to 6.80%                                          -         -           -        -           -     -
     Adjustable and auction rates--at 1/1/99:
         4.00% to 4.30%                                          -         -           -        -           -     -
--------------------------------------------------------------------------------------------------------------------
     Total (annual dividend requirement--$23 million)            -         -           -        -           -     -
     Less amount due within one year                             -         -
--------------------------------------------------------------------------------------------------------------------
     Total excluding amount due within one year                  -         -           -        -           -     -
--------------------------------------------------------------------------------------------------------------------
Company or Subsidiary Obligated Mandatorily
     Redeemable Capital and Preferred Securities
     $25 liquidation value--
         6.85% to 7.00%                                          -         -           -        -           -     -
         7.13% to 7.38%                                          -         -           -        -           -     -
         7.60% to 7.63%                                          -         -
         7.75%                                                   -         -           -        -           -     -
         8.14% to 9.00%                                          -         -           -        -           -     -
--------------------------------------------------------------------------------------------------------------------
     Total (annual distribution requirement--$168 million)       -         -           -        -           -     -
--------------------------------------------------------------------------------------------------------------------


                                     A-11b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
          CONSOLIDATING STATEMENT OF CAPITALIZATION--DECEMBER 31, 1998
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                                  Intercompany
                                                                                  Eliminations
                                                                                  and Transfers
                                                            Consolidated          Add (Deduct)   SOUTHERN     ALABAMA

Long-Term Debt of Subsidiaries:
     First mortgage bonds --
         Maturity                           Interest Rates
         1999                               6.13% to 8.67%       373,340               -            -        170,000
         2000                               6.00% to 8.67%       208,840               -            -        100,000
         2001                               8.67%                  9,335               -            -              -
         2002                               8.67%                  9,695               -            -              -
         2003                               6.13% to 8.67%       635,030               -            -        300,000
         2004 through 2008                  6.07% to 8.67%       196,770               -            -              -
         2009 through 2013                  8.67%                 75,210               -            -              -
         2014 through 2018                  8.67%                 55,860               -            -              -
         2019 through 2023                  7.30% to 7.75%       614,000               -            -        350,000
         2024 through 2026                  6.88% to 9.00%       287,000               -            -        150,000
---------------------------------------------------------------------------------------------------------------------
         Total first mortgage bonds                            2,465,080               -            -      1,070,000

     Other long-term debt --
         Pollution control revenue bonds --
           Collateralized:
             4.38% to 6.75% due 2000-2026                        954,040               -            -        126,050
             Variable rates (3.10% to 5.25% at 1/1/99)
               due 2011-2025                                     638,975               -            -         89,800
           Non-collateralized:
             6.75% to 7.25% due 2003-2020                        110,500               -            -          1,000
             Variable rates (3.15% to 5.33% at 1/1/99)
               due 2021-2037                                     880,125               -            -        324,290
         Long-term notes payable --
           6.13% to 11.00% due 1999-2002                         437,373               -            -              -
           5.35% to 9.75% due 2003-2004                          361,121               -            -        156,200
           5.49% to 10.50% due 2005                              550,800               -            -        225,000
           6.80% to 8.14% due 2006                               581,761               -            -              -
           7.16% to 10.25% due 2007                              447,299               -            -              -
           3.66% to 10.56% due 2008-2015                         958,506               -            -        260,000
           6.38% to 8.12% due 2018-2038                          803,000               -            -        325,000
           6.88% to 7.13% due 2047-2048                          728,800               -            -        583,800
           Adjustable rates (5.23% to 7.10% at 1/1/99)
             due 1999-2001                                       397,141               -            -              -
           Adjustable rates (6.58% at 1/1/99)
             due 2002                                            792,473               -            -              -
           Adjustable rates (3.96% at 1/1/99)
             due 2004                                            515,433               -            -              -
           Adjustable rates (6.93% to 7.57% at 1/1/99)
             due 2005-2007                                       252,467               -            -              -
           Long-term notes payable to affiliates                       -      (1,957,329)     979,383              -
     Capitalized lease obligations                               134,681               -            -          6,119
     Unamortized debt premium (discount), net                    (97,943)              -            -        (49,484)
---------------------------------------------------------------------------------------------------------------------
     Total long-term debt (annual interest
         requirement--$771 million)                           11,911,632      (1,957,329)     979,383      3,117,775
     Less amount due within one year                           1,439,940               -            -        471,209
---------------------------------------------------------------------------------------------------------------------
     Long-term debt excluding amount due
         within one year                                      10,471,692      (1,957,329)     979,383      2,646,566
---------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                                         $22,817,065    $(12,360,528) $10,776,232     $6,045,145
=====================================================================================================================

                         (Continued on following page.)

                                     A-12a

                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
          CONSOLIDATING STATEMENT OF CAPITALIZATION--DECEMBER 31, 1998
                        (Stated in Thousands of Dollars)
                                   (Continued)





                                                               GEORGIA            GULF        MISSISSIPPI     SAVANNAH

Long-Term Debt of Subsidiaries:
     First mortgage bonds --
         Maturity                           Interest Rates
         1999                               6.13% to 8.67%        195,000               -           -              -
         2000                               6.00% to 8.67%        100,000               -           -              -
         2001                               8.67%                       -               -           -              -
         2002                               8.67%                       -               -           -              -
         2003                               6.13% to 8.67%        275,000          30,000           -         20,000
         2004 through 2008                  6.07% to 8.67%         60,000          25,000      35,000         20,000
         2009 through 2013                  8.67%                       -               -           -              -
         2014 through 2018                  8.67%                       -               -           -              -
         2019 through 2023                  7.30% to 7.75%        204,000               -      35,000         25,000
         2024 through 2026                  6.88% to 9.00%         62,000          30,000      30,000         15,000
---------------------------------------------------------------------------------------------------------------------
         Total first mortgage bonds                               896,000          85,000     100,000         80,000

     Other long-term debt --
         Pollution control revenue bonds --
           Collateralized:
             4.38% to 6.75% due 2000-2026                         692,485         108,700      26,805              -
             Variable rates (3.10% to 5.25% at 1/1/99)
               due 2011-2025                                      491,190          20,000      33,900          4,085
           Non-collateralized:
             6.75% to 7.25% due 2003-2020                               -               -           -              -
             Variable rates (3.15% to 5.33% at 1/1/99)
               due 2021-2037                                      487,515          40,930      13,520         13,870
         Long-term notes payable --
           6.13% to 11.00% due 1999-2002                                -               -           -         10,000
           5.35% to 9.75% due 2003-2004                                 -               -      35,000              -
           5.49% to 10.50% due 2005                               150,000               -           -              -
           6.80% to 8.14% due 2006                                      -               -           -              -
           7.16% to 10.25% due 2007                                     -               -           -              -
           3.66% to 10.56% due 2008-2015                                -               -           -         30,000
           6.38% to 8.12% due 2018-2038                           200,000          70,000      55,000              -
           6.88% to 7.13% due 2047-2048                           145,000               -           -              -
           Adjustable rates (5.23% to 7.10% at 1/1/99)
             due 1999-2001                                              -          27,000      80,000         20,000
           Adjustable rates (6.58% at 1/1/99)
             due 2002                                                   -               -           -              -
           Adjustable rates (3.96% at 1/1/99)
             due 2004                                                   -               -           -              -
           Adjustable rates (6.93% to 7.57% at 1/1/99)
             due 2005-2007                                              -               -           -              -
           Long-term notes payable to affiliates                        -               -           -              -
     Capitalized lease obligations                                 86,280               -           -          6,177
     Unamortized debt premium (discount), net                      (4,679)         (7,289)     (1,461)             -
---------------------------------------------------------------------------------------------------------------------
     Total long-term debt (annual interest
         requirement--$771 million)                             3,143,791         344,341     342,764        164,132
     Less amount due within one year                              399,429          27,000      50,020            689
---------------------------------------------------------------------------------------------------------------------
     Long-term debt excluding amount due
         within one year                                        2,744,362         317,341     292,744        163,443
---------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                                          $ 7,233,311    $    834,229   $ 750,784       $379,308
=====================================================================================================================

                         (Continued on following page.)



                                     A-12b

                                                      THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                                               CONSOLIDATING STATEMENT OF CAPITALIZATION--DECEMBER 31, 1998
                                                             (Stated in Thousands of Dollars)
                                                                       (Continued)



                                                                                              SOUTHERN        SOUTHERN
                                                                 SEGCO              SCS        NUCLEAR        ENERGY

Long-Term Debt of Subsidiaries:
     First mortgage bonds --
         Maturity                             Interest Rates
          1999                                6.13% to 8.67%          -                 -           -              -
         2000                                 6.00% to 8.67%          -                 -           -              -
         2001                                 8.67%                   -                 -           -              -
         2002                                 8.67%                   -                 -           -              -
         2003                                 6.13% to 8.67%          -                 -           -              -
         2004 through 2008                    6.07% to 8.67%          -                 -           -              -
         2009 through 2013                    8.67%                   -                 -           -              -
         2014 through 2018                    8.67%                   -                 -           -              -
         2019 through 2023                    7.30% to 7.75%          -                 -           -              -
         2024 through 2026                    6.88% to 9.00%          -                 -           -              -
-------------------------------------------------------------------------------------------------------------------------
         Total first mortgage bonds                                   -                 -           -              -

     Other long-term debt --
         Pollution control revenue bonds --
           Collateralized:
             4.38% to 6.75% due 2000-2026                             -                 -           -              -
             Variable rates (3.10% to 5.25% at 1/1/99)
               due 2011-2025                                          -                 -           -              -
           Non-collateralized:
             6.75% to 7.25% due 2003-2020                        24,500                 -           -              -
             Variable rates (3.15% to 5.33% at 1/1/99)
               due 2021-2037                                          -                 -           -              -
         Long-term notes payable --
           6.13% to 11.00% due 1999-2002                              -                 -           -        427,373
           5.35% to 9.75% due 2003-2004                               -                 -           -        169,921
           5.49% to 10.50% due 2005                                   -                 -           -        175,800
           6.80% to 8.14% due 2006                                    -                 -           -        581,761
           7.16% to 10.25% due 2007                                   -                 -           -        447,299
           3.66% to 10.56% due 2008-2015                              -                 -           -        666,018
           6.38% to 8.12% due 2018-2038                               -                 -           -        153,000
           6.88% to 7.13% due 2047-2048                               -                 -           -              -
           Adjustable rates (5.23% to 7.10% at 1/1/99)
             due 1999-2001                                       45,811                 -           -        224,330
           Adjustable rates (6.58% at 1/1/99)
             due 2002                                                 -                 -           -        792,473
           Adjustable rates (3.96% at 1/1/99)
             due 2004                                                 -                 -           -        515,433
           Adjustable rates (6.93% to 7.57% at 1/1/99)
             due 2005-2007                                            -                 -           -        252,467
           Long-term notes payable to affiliates                      -                 -       5,000        926,280
     Capitalized lease obligations                                    -            36,021           -             84
     Unamortized debt premium (discount), net                      (245)                -           -         (7,104)
-------------------------------------------------------------------------------------------------------------------------
     Total long-term debt (annual interest
         requirement--$771 million)                              70,066            36,021       5,000      5,325,135
     Less amount due within one year                                  -             2,726           -        480,209
-------------------------------------------------------------------------------------------------------------------------
     Long-term debt excluding amount due
         within one year                                         70,066            33,295       5,000      4,844,926
-------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                                           $118,786          $ 34,170     $ 7,049     $8,519,896
=========================================================================================================================


The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

                         (Continued on following page.)
                                 A-13a

               THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
        CONSOLIDATING STATEMENT OF CAPITALIZATION--DECEMBER 31, 1998
                      (Stated in Thousands of Dollars)
                                (Continued)



                                                                                 Energy         Southern             Southern
                                                                 MESH           Solutions         LINC    Powercall   Telecom  SERC
Long-Term Debt of Subsidiaries:
     First mortgage bonds --
         Maturity                             Interest Rates
         1999                                 6.13% to 8.67%      8,340                 -            -         -          -       -
         2000                                 6.00% to 8.67%      8,840                 -            -         -          -       -
         2001                                 8.67%               9,335                 -            -         -          -       -
         2002                                 8.67%               9,695                 -            -         -          -       -
         2003                                 6.13% to 8.67%     10,030                 -            -         -          -       -
         2004 through 2008                    6.07% to 8.67%     56,770                 -            -         -          -       -
         2009 through 2013                    8.67%              75,210                 -            -         -          -       -
         2014 through 2018                    8.67%              55,860                 -            -         -          -       -
         2019 through 2023                    7.30% to 7.75%          -                 -            -         -          -       -
         2024 through 2026                    6.88% to 9.00%          -                 -            -         -          -       -
------------------------------------------------------------------------------------------------------------------------------------
         Total first mortgage bonds                             234,080                 -            -         -          -       -

     Other long-term debt --
         Pollution control revenue bonds --
           Collateralized:
             4.38% to 6.75% due 2000-2026                             -                 -            -         -          -       -
             Variable rates (3.10% to 5.25% at 1/1/99)
               due 2011-2025                                          -                 -            -         -          -       -
           Non-collateralized:
             6.75% to 7.25% due 2003-2020                        85,000                 -            -         -          -       -
             Variable rates (3.15% to 5.33% at 1/1/99)
               due 2021-2037                                          -                 -            -         -          -       -
         Long-term notes payable --
           6.13% to 11.00% due 1999-2002                              -                 -            -         -          -       -
           5.35% to 9.75% due 2003-2004                               -                 -            -         -          -       -
           5.49% to 10.50% due 2005                                   -                 -            -         -          -       -
           6.80% to 8.14% due 2006                                    -                 -            -         -          -       -
           7.16% to 10.25% due 2007                                   -                 -            -         -          -       -
           3.66% to 10.56% due 2008-2015                              -             2,488            -         -          -       -
           6.38% to 8.12% due 2018-2038                               -                 -            -         -          -       -
           6.88% to 7.13% due 2047-2048                               -                 -            -         -          -       -
           Adjustable rates (5.23% to 7.10% at 1/1/99)
             due 1999-2001                                            -                 -            -         -          -       -
           Adjustable rates (6.58% at 1/1/99)
             due 2002                                                 -                 -            -         -          -       -
           Adjustable rates (3.96% at 1/1/99)
             due 2004                                                 -                 -            -         -          -       -
           Adjustable rates (6.93% to 7.57% at 1/1/99)
             due 2005-2007                                            -                 -            -         -          -       -
           Long-term notes payable to affiliates                      -                 -       46,666         -          -       -
     Capitalized lease obligations                                    -                 -            -         -          -       -
     Unamortized debt premium (discount), net                   (27,681)                -            -         -          -       -
------------------------------------------------------------------------------------------------------------------------------------
     Total long-term debt (annual interest
         requirement--$771 million)                             291,399             2,488       46,666         -          -       -
     Less amount due within one year                              8,340               318            -         -          -       -
------------------------------------------------------------------------------------------------------------------------------------
     Long-term debt excluding amount due
         within one year                                        283,059             2,170       46,666         -          -       -
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                                           $302,392           $26,969    $ 139,259    $2,111     $7,947      $5
====================================================================================================================================

The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 throughA-6 inclusive) are an integral part of this statement.

                                     A-13b

                                                   THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                                                   CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                                       FOR THE YEAR ENDED DECEMBER 31, 1998
                                                         (Stated in Thousands of Dollars)

                                                                                      Intercompany
                                                                                      Eliminations
                                                                                     and Transfers
                                                               Consolidated           Add (Deduct)    SOUTHERN          ALABAMA

BALANCE, December 31, 1997                                  $  3,842,135          $  (3,367,269)   $  3,842,135    $    1,221,467

ADD:
     Net income after dividends on preferred
         stock of subsidiary companies                           976,556             (1,073,213)        976,556           377,223
----------------------------------------------------------------------------------------------------------------------------------
                                                               4,818,691             (4,440,482)      4,818,691         1,598,690
DEDUCT (ADD):
     Cash dividends paid on common stock                         933,341             (1,044,795)        933,341           367,100
     Other common and preferred stock
         transactions, net                                         7,018                 (6,943)          7,018             6,625
----------------------------------------------------------------------------------------------------------------------------------

BALANCE, December 31, 1998                                  $  3,878,332          $  (3,388,744)   $  3,878,332    $    1,224,965
==================================================================================================================================

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                        (Stated in Thousands of Dollars)

                                                              GEORGIA        GULF       MISSISSIPPI      SAVANNAH

BALANCE, December 31, 1997                                  $ 1,745,347      $172,208    $   170,417    $112,720

ADD:
     Net income after dividends on preferred
         stock of subsidiary companies                          570,228        56,521         55,105      23,644
-----------------------------------------------------------------------------------------------------------------
                                                              2,315,575       228,729        225,522     136,364
DEDUCT (ADD):
     Cash dividends paid on common stock                        536,600        57,200         51,700      23,500
     Other common and preferred stock
         transactions, net                                         (583)          909             82         (90)
-----------------------------------------------------------------------------------------------------------------

BALANCE, December 31, 1998                                  $ 1,779,558      $170,620    $   173,740    $112,954
=================================================================================================================


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                        (Stated in Thousands of Dollars)

                                                                         SOUTHERN                Energy
                                                              SEGCO       Energy    MESH        Solutions

BALANCE, December 31, 1997                                  $ 17,145    $   124     $     -    $  (16,415)

ADD:
     Net income after dividends on preferred
         stock of subsidiary companies                         7,470       (123)      4,445       (13,234)
----------------------------------------------------------------------------------------------------------
                                                              24,615          1       4,445       (29,649)
DEDUCT (ADD):
     Cash dividends paid on common stock                       8,695          -           -             -
     Other common and preferred stock
         transactions, net                                         -          -           -             -
----------------------------------------------------------------------------------------------------------

BALANCE, December 31, 1998                                  $ 15,920    $     1     $ 4,445    $  (29,649)
==========================================================================================================



                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                        (Stated in Thousands of Dollars)

                                                                 Southern
                                                                   Linc             Powercall       Telecom

BALANCE, December 31, 1997                                  $     (55,781)   $        (519)    $     556

ADD:
     Net income after dividends on preferred
         stock of subsidiary companies                             (9,131)          (2,991)        4,056
------------------------------------------------------------------------------------------------------------
                                                                  (64,912)          (3,510)        4,612
DEDUCT (ADD):
     Cash dividends paid on common stock                                -                -             -
     Other common and preferred stock
         transactions, net                                              -                -             -
------------------------------------------------------------------------------------------------------------

BALANCE, December 31, 1998                                  $     (64,912)   $      (3,510)    $   4,612
============================================================================================================



                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                  CONSOLIDATING STATEMENT OF PAID-IN CAPITAL 1
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                        (Stated in Thousands of Dollars)
                                                                                   Intercompany
                                                                                   Eliminations
                                                                                  and Transfers
                                                                    Consolidated   Add (Deduct)     SOUTHERN         ALABAMA

BALANCE, December 31, 1997                                       $  2,330,537     $  (6,015,104)    $2,330,537     $  1,304,744

ADD (DEDUCT):
     Proceeds from issuance of common
         stock over the par value thereof                             132,595                 -        132,595                -
     Contributions to (distributions from) capital                          -          (283,270)             -           30,000
     Conversion of debt to equity                                           -                 -              -                -
     Translation adjustment                                                 -                 -              -                -
     Unrealized gains/losses on investment
         valuations                                                         -                 -              -                -
     Other                                                             (1,016)(2)        (1,026)        (1,016)(2)            -
--------------------------------------------------------------------------------------------------------------------------------

BALANCE,  December 31, 1998                                      $  2,462,116     $  (6,299,400)    $2,462,116     $  1,334,744
================================================================================================================================
1 Includes premium on preferred stock, debits for executive stock options
(ESO's), tax benefits-ESO's, PIC-treasury stock, and credits for deferred compensation liability.
2  SOUTHERN issued 6.4 million original shares of common stock during 1998.


                                     A-15a


        THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
          CONSOLIDATING STATEMENT OF PAID-IN CAPITAL 1
              FOR THE YEAR ENDED DECEMBER 31, 1998
                (Stated in Thousands of Dollars)



                                                                      GEORGIA    GULF          MISSISSIPPI    SAVANNAH

BALANCE, December 31, 1997                                       $ 1,930,131     $ 218,450     $179,716     $ 8,688

ADD (DEDUCT):
     Proceeds from issuance of common
         stock over the par value thereof                                  -             -            -           -
     Contributions to (distributions from) capital                  (270,000)            -            -           -
     Conversion of debt to equity                                          -             -            -           -
     Translation adjustment                                                -             -            -           -
     Unrealized gains/losses on investment
         valuations                                                        -             -            -           -
     Other                                                               233           522           84           -
--------------------------------------------------------------------------------------------------------------------

BALANCE,  December 31, 1998                                      $ 1,660,364     $ 218,972     $179,800     $ 8,688
====================================================================================================================
1 Includes premium on preferred stock, debits for executive stock options
(ESO's), tax benefits-ESO's, PIC-treasury stock, and credits for deferred compensation liability.
2 SOUTHERN issued 6.4 million original shares of common stock during 1998.

                                     A-15b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                  CONSOLIDATING STATEMENT OF PAID-IN CAPITAL 1
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                        (Stated in Thousands of Dollars)

                                                                                           SOUTHERN      SOUTHERN
                                                             SEGCO            SCS          NUCLEAR       ENERGY        MESH

BALANCE, December 31, 1997                               $ 32,472         $      150     $  1,852     $  2,124,761     $ 14,887

ADD (DEDUCT):
     Proceeds from issuance of common
         stock over the par value thereof                       -                  -            -                -            -
     Contributions to (distributions from) capital              -                  -            -          501,617            -
     Conversion of debt to equity                               -                  -            -                -            -
     Translation adjustment                                     -                  -            -                -            -
     Unrealized gains/losses on investment
         valuations                                             -                  -            -                -            -
     Other                                                      -                  -          187                -            -
--------------------------------------------------------------------------------------------------------------------------------

BALANCE,  December 31, 1998                              $ 32,472          $     150     $  2,039     $  2,626,378     $ 14,887
================================================================================================================================
1 Includes premium on preferred stock, debits for executive stock options
(ESO's), tax benefits-ESO's, PIC-treasury stock, and credits for deferred compensation liability.
2  SOUTHERN issued 6.4 million original shares of common stock during 1998.


                                     A-15c

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                  CONSOLIDATING STATEMENT OF PAID-IN CAPITAL 1
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                        (Stated in Thousands of Dollars)


                                                                    Energy     Southern              Southern
                                                                   Solutions     Linc     Powercall  Telecom

BALANCE, December 31, 1997                                       $ 36,842        $157,505 $  1,900 $  3,006

ADD (DEDUCT):
     Proceeds from issuance of common
         stock over the par value thereof                               -               -        -        -
     Contributions to (distributions from) capital                 17,605               -    3,720      328
     Conversion of debt to equity                                       -               -        -        -
     Translation adjustment                                             -               -        -        -
     Unrealized gains/losses on investment
         valuations                                                     -               -        -        -
     Other                                                              -               -        -        -
----------------------------------------------------------------------------------------------------------------

BALANCE,  December 31, 1998                                      $ 54,447        $157,505 $  5,620 $  3,334
================================================================================================================

1 Includes premium on preferred stock, debits for executive stock options
(ESO's), tax benefits-ESO's, PIC-treasury stock, and credits for deferred compensation liability.
2  SOUTHERN issued 6.4 million original shares of common stock during 1998.


                                     A-15d

                          Notes to Financial Statements
                              at December 31, 1998


The notes to the financial statements are herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive and are an integral part of the financial statements.

                     ALABAMA POWER COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (in thousands)

                                                            ALABAMA                            ALABAMA     ALABAMA      ALABAMA
                                                          Consolidated        Eliminations   CORPORATE     TRUST I      TRUST II
---------------------------------------------------------------------------------------------------------------------------------

TOTAL OPERATING REVENUES                                     $  3,386,373        $    -   $ 3,386,373   $   -         $    -
------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES:
Operation --
     Fuel                                                         900,309               -       900,309       -             -
     Purchased and interchanged, net                               92,998               -        92,998       -             -
     Purchase power from affiliates                               150,897               -       150,897       -             -
     Other                                                        527,954               -       527,954       -             -
Maintenance                                                       300,383               -       300,383       -             -
Depreciation and amortization                                     338,822               -       338,822       -             -
Taxes other than income taxes                                     193,049               -       193,049       -             -
Federal and state income taxes                                    224,922               -       224,922       -             -
------------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                   2,729,334               -     2,729,334       -             -
------------------------------------------------------------------------------------------------------------------------------
 OPERATING INCOME                                                  657,039                       657,039
OTHER INCOME (EXPENSE):
Allowance for equity funds used during construction                 3,811               -         3,811       -             -
Income from subsidiary                                              5,271               -         5,271       -             -
Interest income                                                    68,553         (23,736)       69,244   7,375        15,670
Other, net                                                        (40,861)              -       (40,861)      -             -
Income taxes applicable to other income                             6,347               -         6,347       -             -
------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                    700,160         (23,736)      700,851   7,375        15,670
------------------------------------------------------------------------------------------------------------------------------
INTEREST CHARGES:
Interest on long-term debt                                        192,426         (23,045)      215,471       -             -
Allowance for debt funds used during construction                  (4,664)              -        (4,664)      -             -
Interest on interim obligations                                    11,012               -        11,012       -             -
Amortization of debt discount, premium and expense, net            42,494               -        42,494       -             -
Other interest charges                                             44,672               -        44,672       -             -
Distributions on preferred securities of subsidiaries              22,354            (691)            -   7,375        15,061
------------------------------------------------------------------------------------------------------------------------------
     Net interest charges                                         308,294         (23,736)      308,985   7,375        15,061
------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                        391,866               -       391,866       -           609
DIVIDENDS ON PREFERRED STOCK                                       14,643               -        14,643       -             -
-----------------------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK                $    377,223        $      -     $ 377,223 $     - $         609
==============================================================================================================================

                                      A-17

                     ALABAMA POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (in thousands)

---------------------------------------------------------------------------------------------------------------------------------
                                                                ALABAMA                       ALABAMA       ALABAMA     ALABAMA
                                                              Consolidated    Eliminations   CORPORATE      TRUST I    TRUST II
---------------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net Income                                                      $   391,866 $        - $      391,866 $     - $           -
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                  425,167          -        425,167       -             -
     Deferred income taxes, net                                      79,430          -         79,430       -             -
     Allowance for equity funds used during construction             (3,811)         -         (3,811)      -             -
     Other, net                                                     (62,928)         -        (62,928)      -             -
Change in current assets and liabilities -
     Receivables, net                                                49,747          -         49,747       -             -
     Inventories                                                      2,880          -          2,880       -             -
     Payables                                                        26,583          -         26,583       -             -
     Taxes accrued                                                    4,570          -          4,570       -             -
     Energy cost recovery, retail                                   (95,427)         -        (95,427)      -             -
     Other                                                          (14,373)         -        (14,373)      -             -
----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATING ACTIVITIES                         803,704          -        803,704       -             -
----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Gross property additions                                           (610,132)         -       (610,132)      -             -
Other                                                               (52,940)         -        (52,940)      -             -
----------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR  INVESTING ACTIVITIES                            (663,072)         -       (663,072)      -             -
----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES AND CAPITAL CONTRIBUTIONS
Proceeds--
     Capital contributions                                           30,000          -         30,000       -             -
     Preferred stock                                                200,000          -        200,000       -             -
     Other long term debt                                         1,462,990          -      1,462,990       -             -
Retirements--
     Preferred stock                                                (88,000)         -        (88,000)      -             -
     First mortgage bonds                                          (771,108)         -       (771,108)      -             -
     Other long term debt                                          (107,776)         -       (107,776)      -             -
Interim obligations, net                                           (306,882)         -       (306,882)      -             -
Payment of common stock dividends                                  (367,100)         -       (367,100)      -             -
Payment of preferred stock dividends                                (15,596)         -        (15,596)      -             -
Other--                                                             (66,869)         -        (66,869)      -             -
----------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR FINANCINGS                                        (30,341)         -        (30,341)      -             -
----------------------------------------------------------------------------------------------------------------------------
NET INC (DEC) IN CASH AND TEMPORARY CASH INVESTMENTS                110,291          -        110,291       -             -
CASH AND TEMPORARY CASH INVESTMENTS, BEG OF PERIOD                   23,957          -         23,957       -             -
----------------------------------------------------------------------------------------------------------------------------
CASH AND TEMPORARY CASH INVESTMENTS, END OF PERIOD              $   134,248 $        - $      134,248 $     - $           -
============================================================================================================================


                     ALABAMA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 1998
                                 (in thousands)

                                                         ALABAMA                                      ALABAMA       ALABAMA
                                                       Consolidated    Eliminations     CORPORATE     TRUST I       TRUST II
------------------------------------------------------------------------------------------------------------------------------

UTILITY PLANT                                          $  7,307,259   $        -     $ 7,307,259    $      -     $        -
-----------------------------------------------------------------------------------------------------------------------------

OTHER PROPERTY AND INVESTMENTS                              279,396    (315,372)         288,582     100,000         206,186
-----------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
Cash and cash equivalents                                   134,248           -          134,248           -               -
Receivables -
     Customer accounts receivable                           343,630           -          343,630           -               -
     Affiliated companies                                    39,981           -           39,981           -               -
     Other accounts receivable                               32,394           -           32,394           -               -
     Accumulated provision for uncollectible accts           (1,855)          -           (1,855)          -               -
Refundable income taxes                                      52,117           -           52,117           -               -
Fossil fuel stock, at average cost                           83,238           -           83,238           -               -
Materials and supplies, at average cost                     149,669           -          149,669           -               -
Prepayments                                                  17,160           -           17,160           -               -
Vacation pay deferred                                        28,390           -           28,390           -               -
-----------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                  878,972           -          878,972           -               -
-----------------------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES
Deferred charges related to income taxes                    362,953           -          362,953           -               -
Debt expense, being amortized                                 8,602           -            8,602           -               -
Premium on reacquired debt, being amortized                  83,440           -           83,440           -               -
Prepaid pension Costs                                       169,393           -          169,393           -               -
Department of Energy assessments                             31,088           -           31,088           -               -
Miscellaneous                                               104,595           -          104,595           -               -
-----------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                  760,071           -          760,071           -               -
-----------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                           $  9,225,698 $  (315,372)    $  9,234,884  $  100,000     $   206,186
=============================================================================================================================


                     ALABAMA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 1998
                                 (in thousands)

                                                       ALABAMA                               ALABAMA     ALABAMA       ALABAMA
                                                     Consolidated          Eliminations     CORPORATE    TRUST I       TRUST II
-------------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION
Common Stock Equity                                  $     2,784,067 $           - $      2,784,067 $         - $            -
Preferred Stock                                              317,512             -          317,512           -              -
Company obligated mandatorily
  redeemable preferred securities                            297,000        (9,186)         297,000     100,000        206,186
Long-term debt                                             2,646,566      (306,186)       2,646,566           -              -
-------------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                 6,045,145      (315,372)       6,045,145     100,000        206,186
-------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
Preferred stock due within one year                           50,000             -           50,000           -              -
Long-term debt due within one year                           471,209             -          471,209           -              -
Accounts payable -
     Affiliated companies                                     79,844             -           79,844           -              -
     Other                                                   188,074             -          188,074           -              -
Customer deposits                                             29,235             -           29,235           -              -
Taxes accrued                                                 99,778             -           99,778           -              -
Interest accrued                                              38,166             -           38,166           -              -
Vacation pay accrued                                          28,390             -           28,390           -              -
Miscellaneous                                                 79,095             -           79,095           -              -
-------------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                 1,063,791             -        1,063,791           -              -
-------------------------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES
Accumulated deferred income taxes                          1,202,971             -        1,202,971           -              -
Accumulated deferred investment tax credits                  271,611             -          271,611           -              -
Prepaid capacity revenues, net                                96,080             -           96,080           -              -
Department of Energy assessments                              27,202             -           27,202           -              -
Deferred credits related to income taxes                     315,735             -          315,735           -              -
Natural disaster reserve                                      19,385             -           19,385           -              -
Miscellaneous                                                183,778             -          183,778           -              -
-------------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                 2,116,762             -        2,116,762           -              -
-------------------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES                 $     9,225,698 $    (315,372)$      9,225,698 $   100,000 $      206,186
===============================================================================================================================

                         Notes to ALABAMA's Consolidated
                              Financial Statements



 (A) Represents equity in earnings of SEGCO, a non-consolidated subsidiary in which ALABAMA has 50% ownership, which is accounted for on the equity basis. See pages A-2 through A-16 for SEGCO's financial statements consolidated for SOUTHERN.

 (B) Includes $1,535,386 equity in earnings of Alabama Property Company, a non-consolidated subsidiary, which is accounted for on the equity basis. See pages A-24 through A-26 for Alabama Property Company's financial statements.

 (C)    Represents ALABAMA's investment in SEGCO.

 (D)    Includes $9,935,987 of investments in Alabama Property Company.

                ALABAMA PROPERTY COMPANY
                   STATEMENT OF INCOME
          FOR THE YEAR ENDED DECEMBER 31, 1998
    (Unaudited; Not Consolidated in Parent, ALABAMA)

REVENUES:
    Sales of recreational lots                                   $4,660,800
    Rentals                                                         108,178
      Total Revenues                                              4,768,978

COSTS AND EXPENSES:
    Cost of recreational lot sales                                2,043,510
    Selling, administrative and general expenses                    385,427
      Total costs and expenses                                    2,428,937
OPERATING INCOME                                                  2,340,041

OTHER INCOME (EXPENSE):
    Interest income                                                 213,965
    Other                                                             1,142
      Total other income                                            215,107
                                                              -------------
INCOME BEFORE PROVISION FOR INCOME TAXES                          2,555,148
PROVISION FOR INCOME TAXES                                        1,019,762
                                                              -------------
NET INCOME                                                     $  1,535,386
                                                              =============


                ALABAMA PROPERTY COMPANY
             STATEMENT OF RETAINED EARNINGS
          FOR THE YEAR ENDED DECEMBER 31, 1998
    (Unaudited; Not Consolidated in Parent, ALABAMA)


RETAINED EARNINGS AT DECEMBER 31, 1997                           $8,950,601
    Net income                                                    1,535,386
    Less: Cash dividends                                          1,000,000
                                                                -----------
RETAINED EARNINGS AT DECEMBER 31, 1998                           $9,485,987
                                                                 ==========

                    ALABAMA PROPERTY COMPANY
                     STATEMENT OF CASH FLOWS
              FOR THE YEAR ENDED DECEMBER 31, 1998
        (Unaudited; Not Consolidated in Parent, ALABAMA)


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                     $   1,535,385
                                                                 -------------
      Adjustments to reconcile net income to net cash
        provided by operating activities:
           Changes in current assets and liabilities:
              (Increase) decrease in receivables                        11,736
              Increase (decrease) in accounts payable                 (554,274)
              Increase (decrease) in taxes accrued                     538,921
                                                                  ------------
      Net Cash Provided From Operations                                 (3,617)

INVESTING AND FINANCING ACTIVITIES:
  Gross property additions, net                                      1,856,857
  Cash used for payment of common stock dividends                   (1,000,000)
      Net Cash Used                                                    856,857
                                                                  ------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                              2,388,625
CASH AND CASH EQUIVALENTS, Beginning of year                         3,051,038
                                                                   -----------

CASH AND CASH EQUIVALENTS, End of year                              $5,439,663
                                                                    ==========

                 ALABAMA PROPERTY COMPANY
               BALANCE SHEET AT DECEMBER 31, 1998
        (Unaudited; Not Consolidated in Parent, ALABAMA)

                             ASSETS

CURRENT ASSETS:
  Cash                                                        $   261,808
  Temporary cash investments                                    5,177,855
  Accounts receivable
      Other                                                         2,500
      Associated Companies                                         26,851
                                                              -----------
Total current assets                                            5,469,014

PROPERTY AND MINERAL RIGHTS HELD FOR
  FUTURE DEVELOPMENT                                            4,534,533
                                                              -----------
      Total Assets                                            $10,003,547
                                                              ===========


                 LIABILITIES AND CAPITALIZATION


CURRENT LIABILITIES:
  Accounts payable to associated companies                    $    98,854
  Accrued income taxes                                            (31,294)
                                                              -----------
      Total current liabilities                                    67,560

SHAREHOLDER'S INVESTMENT:
  Common stock, $150 par value; 1,000 shares
      authorized, issued and outstanding                          150,000
  Additional paid-in capital                                      300,000
  Retained earnings                                             9,485,987
                                                              -----------

      Total shareholder's investment                            9,935,987
                                                              -----------
      Total liabilities and capitalization                    $10,003,547
                                                              ===========


                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (in thousands)

                                                   GEORGIA                      GEORGIA                     GEORGIA  GEORGIA
                                                 Consolidated   Eliminations    CORPORATE      PIEDMONT     CAPITAL  TRUST I
------------------------------------------------------------------------------------------------------------------------------

TOTAL OPERATING REVENUES                           $ 4,738,253     $ (838)     $  4,738,253    $    838 $   $    -   $     -
------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES:
Operation --
     Fuel                                              917,119          -           917,119           -          -          -
     Purchased and interchanged, net                   229,960          -           229,960           -          -          -
     Purchase power from affiliates                    161,003          -           161,003           -          -          -
     Provision for separation benefits                   2,369          -             2,369           -          -          -
     Other                                             817,220       (838)          818,051           -          7          -
Maintenance                                            358,218          -           358,218           -          -          -
Depreciation and amortization                          763,390          -           763,342          48          -          -
Amortization of deferred Plant Vogtle
     expenses, net                                      50,412          -            50,412                      -          -
Write-down of Rocky Mountain plant                      33,536          -            33,536                      -          -
Taxes other than income taxes                          204,623          -           204,285         338          -          -
Federal and state income taxes                         406,983          -           406,808         175          -          -
------------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                        3,944,833       (838)        3,945,103         561          7          -
------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                       793,420          -           793,150         277         (7)         -
OTHER INCOME (EXPENSE):
Allowance for equity funds used during
     construction                                        3,235          -             3,235
Equity in earnings of unconsolidated
     subsidiary                                          3,735          -             3,735
Interest income                                         79,578    (56,536)           79,156         951      9,279     17,977
Other, net                                             (41,512)         -           (41,015)       (497)
Income taxes applicable to other income                  8,351          -             8,317          34
------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                         846,807    (56,536)          846,578         765      9,272     17,977
------------------------------------------------------------------------------------------------------------------------------
INTEREST CHARGES:
Interest on long-term debt                             180,746    (56,536)          236,753         529          -          -
Allowance for debt funds used during construction       (7,117)         -            (7,117)          -          -          -
Interest on interim obligations                         12,213          -            12,213           -          -          -
Amortization of debt discount,
     premium and expense, net                           13,366          -            13,366           -          -          -
Other interest charges                                  17,105          -            17,105           -          -          -
Distributions on preferred securities of
     subsidiary companies                               54,327          -                 -           -      9,000     17,438
------------------------------------------------------------------------------------------------------------------------------
     Net interest charges                              270,640    (56,536)          272,320         529      9,000     17,438
------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                             576,167          -           574,258         236        272        539
DIVIDENDS ON PREFERRED STOCK                             5,939                        5,939
------------------------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK        $  570,228   $      - $         568,319 $       236 $      272 $      539
==============================================================================================================================

                                      A-25a

                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (in thousands)

                                                   GEORGIA    GEORGIA
                                                   TRUST II  TRUST III
-----------------------------------------------------------------------

TOTAL OPERATING REVENUES                         $        - $        -
-----------------------------------------------------------------------

OPERATING EXPENSES:
Operation --
     Fuel                                                 -          -
     Purchased and interchanged, net                      -          -
     Purchase power from affiliates                       -          -
     Provision for separation benefits                    -          -
     Other                                                -          -
Maintenance                                               -          -
Depreciation and amortization                             -          -
Amortization of deferred Plant Vogtle
     expenses, net                                        -          -
Write-down of Rocky Mountain plant                        -          -
Taxes other than income taxes                             -          -
Federal and state income taxes                            -          -
-----------------------------------------------------------------------
     Total operating expenses                             -          -
-----------------------------------------------------------------------
OPERATING INCOME                                          -          -
OTHER INCOME (EXPENSE):
Allowance for equity funds used during
     construction
Equity in earnings of unconsolidated
     subsidiary
Interest income                                      13,673     15,078
Other, net
Income taxes applicable to other income
-----------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                       13,673     15,078
-----------------------------------------------------------------------
INTEREST CHARGES:
Interest on long-term debt                                -          -
Allowance for debt funds used during construction         -          -
Interest on interim obligations                           -          -
Amortization of debt discount,
     premium and expense, net                             -          -
Other interest charges                                    -          -
Distributions on preferred securities of
     subsidiary companies                            13,263     14,626
-----------------------------------------------------------------------
     Net interest charges                            13,263     14,626
-----------------------------------------------------------------------
NET INCOME                                              410        452
DIVIDENDS ON PREFERRED STOCK
----------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK     $      410 $      452
=======================================================================

                                      A-25b

                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (in thousands)

                                                                     GEORGIA                      GEORGIA               GEORGIA
                                                                   Consolidated   Eliminations   CORPORATE   PIEDMONT    CAPITAL
---------------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net Income                                                           $    576,167  $    -       $  574,258  $      236  $   272
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                        867,637       -          867,532         105        -
     Deferred income taxes, net                                           (93,005)      -          (93,001)         (4)       -
     Allowance for equity funds used during construction                   (3,235)      -           (3,235)          -        -
     Amortization of deferred Plant Vogtle costs                           50,412       -           50,412           -        -
     Other, net                                                            (6,546)      -           (6,546)          -        -
Change in current assets and liabilities -
     Receivables, net                                                     (25,453)  1,596          (25,453)          -     (272)
     Inventories                                                          (11,156)                 (11,156)          -        -
     Payables                                                              47,862  (1,596)          49,535           -        -
     Taxes accrued                                                         22,139                   22,312        (173)       -
     Other                                                                (22,791)                 (22,791)          -        -
--------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATING ACTIVITIES                             1,402,031       -        1,401,867         164        -
--------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Property additions                                                       (499,053)                (499,053)          -        -
Sales of property                                                          67,031                   67,031           -        -
--------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR  INVESTING ACTIVITIES                                  (432,022)      -         (432,022)          -        -
--------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES AND CAPITAL CONTRIBUTIONS
Proceeds--
     Pollution control bonds                                               89,990       -           89,990           -        -
     Senior notes                                                         495,000       -          495,000           -        -
     Other Long term debt                                                       -       -             (629)        629        -
Retirements--
     Preferred stock                                                     (106,064)      -         (106,064)          -        -
     First mortgage bonds                                                (558,250)      -         (558,250)          -        -
     Other long term debt                                                 (89,990)      -          (89,990)          -        -
Interim obligations, net                                                  (25,378)      -          (25,378)          -        -
Capital distribution to parent company                                   (270,000)      -         (270,000)          -        -
Payment of common stock dividends                                        (536,600)      -         (536,600)          -        -
Payment of preferred stock dividends                                       (9,137)      -           (9,137)          -        -
Other--                                                                   (26,641)      -          (25,803)       (838)       -
--------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR FINANCINGS                                           (1,037,070)      -       (1,036,861)       (209)       -
--------------------------------------------------------------------------------------------------------------------------------
NET INC (DEC) IN CASH AND TEMPORARY CASH INVESTMENTS                      (67,061)      -          (67,016)        (45)       -
CASH AND TEMPORARY CASH INVESTMENTS, BEG OF PERIOD                         83,333       -           83,288          45        -
--------------------------------------------------------------------------------------------------------------------------------
CASH AND TEMPORARY CASH INVESTMENTS, END OF PERIOD                    $    16,272 $     -    $      16,272    $      -  $     -
================================================================================================================================

                                     A-26a

                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (in thousands)

                                                                    GEORGIA                  GEORGIA         GEORGIA
                                                                    TRUST I                  TRUST II       TRUST III
----------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net Income                                                          $    539             $       410       $      452
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                         -                        -               -
     Deferred income taxes, net                                            -                        -               -
     Allowance for equity funds used during construction                   -                        -               -
     Amortization of deferred Plant Vogtle costs                           -                        -               -
     Other, net                                                            -                        -               -
Change in current assets and liabilities -
     Receivables, net                                                   (539)                    (373)           (412)
     Inventories                                                           -                        -               -
     Payables                                                              -                      (37)            (40)
     Taxes accrued                                                         -                        -               -
     Other                                                                 -                        -               -
----------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATING ACTIVITIES                                -                        -               -
----------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Property additions                                                         -                        -               -
Sales of property                                                          -                        -               -
----------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR  INVESTING ACTIVITIES                                    -                        -               -
----------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES AND CAPITAL CONTRIBUTIONS
Proceeds--
     Pollution control bonds                                               -                        -               -
     Senior notes                                                          -                        -               -
     Other Long term debt                                                  -                        -               -
Retirements--
     Preferred stock                                                       -                        -               -
     First mortgage bonds                                                  -                        -               -
     Other long term debt                                                  -                        -               -
Interim obligations, net                                                   -                        -               -
Capital distribution to parent company                                     -                        -               -
Payment of common stock dividends                                          -                        -               -
Payment of preferred stock dividends                                       -                        -               -
Other--                                                                    -                        -               -
----------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR FINANCINGS                                               -                        -               -
----------------------------------------------------------------------------------------------------------------------
NET INC (DEC) IN CASH AND TEMPORARY CASH INVESTMENTS                       -                        -               -
CASH AND TEMPORARY CASH INVESTMENTS, BEG OF PERIOD                         -                        -               -
----------------------------------------------------------------------------------------------------------------------
CASH AND TEMPORARY CASH INVESTMENTS, END OF PERIOD                  $      -       $                -     $        -
======================================================================================================================


                                    A-26b

                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 1998
                                 (in thousands)

                                                             GEORGIA                    GEORGIA               GEORGIA
                                                           Consolidated  Eliminations  CORPORATE   PIEDMONT   CAPITAL
----------------------------------------------------------------------------------------------------------------------

UTILITY PLANT                                               $9,663,242   $       -    $9,644,159  $19,083   $       -
----------------------------------------------------------------------------------------------------------------------

OTHER PROPERTY AND INVESTMENTS                                 323,268    (756,625)      367,180    2,139     103,100
----------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
Cash and cash equivalents                                       16,272           -        16,272        -           -
Receivables -
     Customer accounts receivable                              439,420           -       439,420        -           -
     Affiliated companies                                       16,817           -        16,817        -           -
     Other accounts receivable                                  99,574      (3,787)       99,574        -       1,065
     Accumulated provision for uncollectible accts              (5,500)          -        (5,500)       -           -
Fossil fuel stock, at average cost                             104,133           -       104,133        -           -
Materials and supplies, at average cost                        243,477           -       243,477        -           -
Prepayments                                                     29,670           -        29,670        -           -
Vacation pay deferred                                           43,610           -        43,610        -           -
----------------------------------------------------------------------------------------------------------------------
     TOTAL                                                     987,473      (3,787)      987,473        -       1,065
----------------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES
Deferred charges related to income taxes                       604,488           -       604,488        -           -
Deferred Plant Vogtle costs                                          -           -             -        -           -
Premium on reacquired debt, being amortized                    173,858           -       173,858        -           -
Prepaid pension costs                                          103,606           -       103,606        -           -
Miscellaneous                                                  177,683           -       177,683        -           -
----------------------------------------------------------------------------------------------------------------------
     TOTAL                                                   1,059,635           -     1,059,635        -           -
----------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                               $12,033,618  $ (760,412)  $12,058,447  $21,222   $ 104,165
======================================================================================================================

                                     A-27a

                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 1998
                                 (in thousands)

                                                                 GEORGIA              GEORGIA              GEORGIA
                                                                 TRUST I             TRUST II             TRUST III
-----------------------------------------------------------------------------------------------------------------

UTILITY PLANT                                             $         -          $         -         $          -
-----------------------------------------------------------------------------------------------------------------

OTHER PROPERTY AND INVESTMENTS                                 231,959              180,412              195,103
-----------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
Cash and cash equivalents                                            -                    -                    -
Receivables -
     Customer accounts receivable                                    -                    -                    -
     Affiliated companies                                            -                    -
     Other accounts receivable                                   1,212                  806                  704
     Accumulated provision for uncollectible accts                   -                    -                    -
Fossil fuel stock, at average cost                                   -                    -                    -
Materials and supplies, at average cost                              -                    -                    -
Prepayments                                                          -                    -                    -
Vacation pay deferred                                                -                    -                    -
-----------------------------------------------------------------------------------------------------------------
     TOTAL                                                       1,212                  806                  704
-----------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES
Deferred charges related to income taxes                             -                    -                    -
Deferred Plant Vogtle costs                                          -                    -                    -
Premium on reacquired debt, being amortized                          -                    -                    -
Prepaid pension costs                                                -                    -                    -
Miscellaneous                                                        -                    -                    -
-----------------------------------------------------------------------------------------------------------------
     TOTAL                                                           -                    -                    -
-----------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                 $ 233,171        $     181,218         $    195,807
=================================================================================================================


                             A-27b


                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 1998
                                 (in thousands)

                                                        GEORGIA                           GEORGIA                       GEORGIA
                                                      Consolidated      Eliminations      CORPORATE     PIEDMONT        CAPITAL
-------------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION
Common Stock Equity                               $ 3,784,172         $    (32,778)   $  3,784,172   $   7,667     $     4,165
Preferred Stock                                        15,527                    -          15,527           -               -
Company obligated mandatorily
  redeemable preferred securities                     689,250                    -               -           -         100,000
Long-term debt                                      2,744,362             (723,847)      3,454,936      13,273               -
-------------------------------------------------------------------------------------------------------------------------------
     TOTAL                                          7,233,311             (756,625)      7,254,635      20,940         104,165
-------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
Preferred stock due within one year                    35,656                    -          35,656           -               -
Long-term debt due within one year                    399,429                    -         399,429           -               -
Notes payable to banks                                117,634                    -         117,634           -               -
Commercial paper                                      223,218                    -         223,218           -               -
Accounts payable -
     Affiliated companies                              75,774                    -          75,774           -               -
     Other                                            326,317                    -         326,317           -               -
Customer deposits                                      69,584                    -          69,584           -               -
Taxes accrued                                         138,160                    -         137,715         445               -
Interest accrued                                       60,187               (3,787)         63,974           -               -
Miscellaneous                                         100,793                    -         100,793           -               -
-------------------------------------------------------------------------------------------------------------------------------
     TOTAL                                          1,546,752               (3,787)      1,550,094         445               -
-------------------------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES
Accumulated deferred income taxes                   2,249,613                    -       2,249,776        (163)              -
Accumulated deferred investment tax credits           381,914                    -         381,914           -               -
Deferred credits related to income taxes              284,017                    -         284,017           -               -
Employee benefits provisions                          177,148                    -         177,148           -               -
Miscellaneous                                         160,863                    -         160,863           -               -
-------------------------------------------------------------------------------------------------------------------------------
     TOTAL                                          3,253,555                    -       3,253,718        (163)              -
-------------------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES              $12,033,618           $ (760,412)    $12,058,447   $  21,222       $ 104,165
===============================================================================================================================

                                     A-28a


                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 1998
                                 (in thousands)

                                                             GEORGIA           GEORGIA           GEORGIA
                                                             TRUST I           TRUST II         TRUST III
------------------------------------------------------------------------------------------------------------

CAPITALIZATION
Common Stock Equity                                           $    8,171      $  6,218         $     6,557
Preferred Stock                                                        -             -
Company obligated mandatorily
  redeemable preferred securities                                225,000       175,000              189,250
Long-term debt                                                         -             -
------------------------------------------------------------------------------------------------------------
     TOTAL                                                       233,171       181,218              195,807
------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
Preferred stock due within one year                                    -             -                    -
Long-term debt due within one year                                     -             -                    -
Notes payable to banks                                                 -             -                    -
Commercial paper                                                       -             -                    -
Accounts payable -
     Affiliated companies                                              -             -                    -
     Other                                                             -             -                    -
Customer deposits                                                      -             -                    -
Taxes accrued                                                          -             -                    -
Interest accrued                                                       -             -                    -
Miscellaneous                                                          -             -                    -
------------------------------------------------------------------------------------------------------------
     TOTAL                                                             -             -                    -
------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES
Accumulated deferred income taxes                                      -             -                    -
Accumulated deferred investment tax credits                            -             -                    -
Deferred credits related to income taxes                               -             -                    -
Employee benefits provisions                                           -             -                    -
Miscellaneous                                                          -             -                    -
------------------------------------------------------------------------------------------------------------
     TOTAL                                                             -             -                    -
------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES                          $  233,171     $ 181,218             $195,807
============================================================================================================

                                     A-28b

                         Notes to GEORGIA's Consolidated
                              Financial Statements



   (A) Includes $3,735,000 equity in earnings for SEGCO, a non-consolidated subsidiary in which GEORGIA has 50% ownership. SEGCO is accounted for on the equity basis. See pages A-2 through A-14 for SEGCO's financial statements consolidated for SOUTHERN.

   (B)    Includes $24,360,000 of investments in SEGCO.


                       GULF POWER COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (in thousands)

                                                                 GULF                          GULF        GULF        GULF
                                                             Consolidated   Eliminations     CORPORATE   TRUST I      TRUST II
-----------------------------------------------------------------------------------------------------------------------------

TOTAL OPERATING REVENUES                                         $ 650,518    $    -        $ 650,518         - $          -
-----------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES:
Operation --
     Fuel                                                          197,462         -          197,462         -            -
     Purchased power from non-affiliates                            29,369         -           29,369         -            -
     Purchased power from affiliates                                14,445         -           14,445         -            -
     Other                                                         119,011         -          119,011         -            -
Maintenance                                                         57,286         -           57,286         -            -
Depreciation and amortization                                       59,129         -           59,129         -            -
Taxes other than income taxes                                       51,462         -           51,462         -            -
Federal and state income taxes                                      34,089         -           34,089         -            -
-----------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                      562,253         -          562,253         -            -
-----------------------------------------------------------------------------------------------------------------------------

OPERATING INCOME                                                    88,265         -           88,265         -            -
OTHER INCOME (EXPENSE):
Interest income                                                        931    (6,229)             931     3,144        3,085
Other, net                                                          (2,339)        -           (2,339)        -            -
Income taxes applicable to other income                              1,890         -            1,890         -            -
-----------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                      88,747    (6,229)          88,747     3,144        3,085
-----------------------------------------------------------------------------------------------------------------------------
INTEREST CHARGES:
Interest on long-term debt                                          19,718    (6,229)          25,947         -            -
Other interest charges                                               2,548         -            2,548         -            -
Interest on notes payable                                            1,190         -            1,190         -            -
Amortization of debt discount, premium and expense, net              2,100         -            2,100         -            -
Distributions on preferred securities of subsidiary trust            6,034         -                -     3,050        2,984
-----------------------------------------------------------------------------------------------------------------------------
     Net interest charges                                           31,590    (6,229)          31,785     3,050        2,984
-----------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                          57,157         -           56,962        94          101
DIVIDENDS ON PREFERRED STOCK                                           636         -              636         -            -
----------------------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK                     $ 56,521   $     -        $  56,326    $   94     $    101
=============================================================================================================================


                       GULF POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (in thousands)

-------------------------------------------------------------------------------------------------------------------------------
                                                                    GULF                      GULF         GULF         GULF
                                                                 Consolidated  Eliminations CORPORATE     TRUST I      TRUST II
-------------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net Income                                                       $   57,157      $    -     $56,962     $    94      $    101
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                   69,633           -      69,633            -            -
     Deferred income taxes, net                                      (4,684)          -      (4,684)           -            -
     Accumulated provision for property damage                        2,308           -       2,308            -            -
     Other, net                                                       1,155           -       1,155            -            -
Change in current assets and liabilities -
     Receivables, net                                                11,308         195      11,308          (94)        (101)
     Inventories                                                     (4,308)          -      (4,308)           -            -
     Payables                                                           823        (195)      1,018            -            -
     Taxes accrued                                                   (7,960)          -      (7,960)           -            -
     Current cost of 1995 coal contract renegotiation                   812           -         812            -            -
     Other                                                          (11,323)          -     (11,323)           -            -
------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATING ACTIVITIES                         114,921           -     114,921            -            -
------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Gross property additions                                            (69,731)          -     (69,731)           -            -
Other                                                                 5,990      47,784       4,598            -      (46,392)
------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR  INVESTING ACTIVITIES                             (63,741)     47,784     (65,133)           -      (46,392)
------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES AND CAPITAL CONTRIBUTIONS
Proceeds--
     Common securities                                                    -      (1,392)          -            -        1,392
     Preferred securities                                            45,000           -           -            -       45,000
     Capital contributions from parent                                  522           -         522            -            -
     Other long-term debt                                            50,000     (46,392)     96,392            -            -
Retirements--
     Preferred stock                                                 (9,455)          -      (9,455)           -            -
     First mortgage bonds                                           (45,000)          -     (45,000)           -            -
     Other long-term debt                                            (8,326)          -      (8,326)           -            -
Notes payable, net                                                  (15,500)          -     (15,500)           -            -
Payment of common stock dividends                                   (67,200)          -     (67,200)           -            -
Payment of preferred stock dividends                                   (792)          -        (792)           -            -
Miscellaneous                                                        (4,167)          -      (4,167)           -            -
------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR FINANCINGS                                        (54,918)    (47,784)    (53,526)           -       46,392
------------------------------------------------------------------------------------------------------------------------------
NET INC (DEC) IN CASH AND TEMPORARY CASH INVESTMENTS                 (3,738)          -      (3,738)           -            -
CASH AND TEMPORARY CASH INVESTMENTS, BEG OF PERIOD                    4,707           -       4,707            -            -
------------------------------------------------------------------------------------------------------------------------------
CASH AND TEMPORARY CASH INVESTMENTS, END OF PERIOD                $     969     $     -     $   969      $     -      $     -
==============================================================================================================================


                       GULF POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 1998
                                 (in thousands)

                                                           GULF                        GULF        GULF        GULF
                                                        Consolidated   Eliminations  CORPORATE    TRUST I     TRUST II
---------------------------------------------------------------------------------------------------------------------

UTILITY PLANT                                            $1,060,653   $      -      $1,060,653   $     -    $      -
---------------------------------------------------------------------------------------------------------------------

OTHER PROPERTY AND INVESTMENTS                                  588    (90,258)          3,217    41,237      46,392
---------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
Cash and cash equivalents                                       969          -             969         -           -
Receivables -
     Customer accounts receivable                            49,067          -          49,067         -           -
     Other accounts and notes receivable                      3,514       (282)          3,514       181         101
     Affiliated companies                                     3,442          -           3,442         -           -
     Accumulated provision for uncollectible accts             (996)         -            (996)        -           -
Fossil fuel stock, at average cost                           24,213          -          24,213         -           -
Materials and supplies, at average cost                      28,025          -          28,025         -           -
Regulatory clauses under recovery                             9,737          -           9,737         -           -
Prepayments                                                   5,690          -           5,690         -           -
Vacation pay deferred                                         4,035          -           4,035         -           -
---------------------------------------------------------------------------------------------------------------------
     TOTAL                                                  127,696       (282)        127,696       181         101
---------------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES
Debt expense and loss, being amortized                       21,448          -          21,448         -           -
Deferred charges related to income taxes                     25,308          -          25,308         -           -
Prepaid pension costs                                        13,770          -          13,770         -           -
Miscellaneous                                                18,438          -          18,438         -           -
---------------------------------------------------------------------------------------------------------------------
     TOTAL                                                   78,964          -          78,964         -           -
---------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                             $1,267,901   $(90,540)     $1,270,530   $41,418    $ 46,493
=====================================================================================================================


                       GULF POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 1998
                                 (in thousands)

                                                           GULF                             GULF         GULF            GULF
                                                       Consolidated       Eliminations     CORPORATE     TRUST I         TRUST II
---------------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION
Common Stock Equity                                           $ 427,652     $ (2,629)   $   427,370   $    1,418       $   1,493
Preferred Stock                                                   4,236                       4,236
Company obligated mandatorily
  redeemable preferred securities                                85,000            -              -       40,000          45,000
Long-term debt                                                  317,341      (87,629)       404,970            -               -
---------------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                      834,229      (90,258)       836,576       41,418          46,493
---------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
Long-term debt due within one year                               27,000            -         27,000            -               -
Notes payable                                                    31,500            -         31,500            -               -
Accounts payable
   Affiliated companies                                          19,756            -         19,756            -               -
   Other                                                         23,697            -         23,697            -               -
Customer deposits                                                12,560            -         12,560            -               -
Taxes accrued                                                     7,432            -          7,432            -               -
Interest accrued                                                  5,184         (282)         5,466            -               -
Regulatory clauses over recovery                                  6,037            -          6,037            -               -
Vacation pay accrued                                              4,035            -          4,035            -               -
Dividends declared                                                   54            -             54            -               -
Miscellaneous                                                     3,960            -          3,960            -               -
---------------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                      141,215         (282)       141,497            -               -
---------------------------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES
Accumulated deferred income taxes                               166,118            -        166,118            -               -
Accumulated deferred investment tax credits                      29,632            -         29,632            -               -
Deferred credits related to income taxes                         52,465            -         52,465            -               -
Accumulated provision for postretirement benefits                23,534            -         23,534            -               -
Accumulated provision for property damage                         1,605            -          1,605            -               -
Miscellaneous                                                    19,103            -         19,103            -               -
---------------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                      292,457            -        292,457            -               -
---------------------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES                         $1,267,901     $(90,540)   $ 1,270,530    $  41,418        $ 46,493
=================================================================================================================================


                    MISSISSIPPI POWER COMPANY AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)

                                                                     MISSISSIPPI                    MISSISSIPPI  MISSISSIPPI
                                                                     Consolidated   Eliminations    CORPORATE     TRUST I
------------------------------------------------------------------------------------------------------------------------

TOTAL OPERATING REVENUES                                                     $595,131       $   -    $595,131     $   -
------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES:
Operation --
     Fuel                                                                     156,539           -     156,539         -
     Purchased and interchanged, net                                           33,872           -      33,872         -
     Purchase power from affiliates                                            36,037           -      36,037         -
     Other                                                                    109,993           -     109,993         -
Maintenance                                                                    50,404           -      50,404         -
Depreciation and amortization                                                  47,450           -      47,450         -
Taxes other than income taxes                                                  45,965           -      45,965         -
Federal and state income taxes                                                 34,499           -      34,499         -
------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                                 514,759           -     514,759         -
------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                               80,372           -      80,372         -
OTHER INCOME (EXPENSE):
Income from subsidiary                                                              -           -           -         -
Interest income                                                                   947      (2,796)        947     2,796
Other, net                                                                      2,498           -       2,498         -
Income taxes applicable to other income                                          (165)          -        (165)        -
------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                                 83,652      (2,796)     83,652     2,796
------------------------------------------------------------------------------------------------------------------------
INTEREST CHARGES:
Interest on long-term debt                                                     20,567      (2,796)     23,363         -
Interest on notes payable                                                         943           -         943         -
Amortization of debt discount, premium and expense, net                         1,446           -       1,446         -
Other interest charges                                                            790           -         790         -
Distributions on preferred securities of subsidiary trust                       2,796           -           -     2,796
------------------------------------------------------------------------------------------------------------------------
     Net interest charges                                                      26,542      (2,796)     26,542     2,796
------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                     57,110           -      57,110         -
DIVIDENDS ON PREFERRED STOCK                                                    2,005           -       2,005         -
------------------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK                                 $55,105      $    -     $55,105    $    -
========================================================================================================================


                    MISSISSIPPI POWER COMPANY AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (in thousands)

-------------------------------------------------------------------------------------------------------------------
                                                                 MISSISSIPPI               MISSISSIPPI  MISSISSIPPI
                                                                 Consolidated  Eliminations CORPORATE    TRUST I
-------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net Income                                                          $  57,110    $   -       57,110   $     -
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                     51,517        -       51,517         -
     Deferred income taxes, net                                        11,620        -       11,620         -
     Other, net                                                       (12,175)       -      (12,175)        -
Change in current assets and liabilities -
     Receivables, net                                                  (5,486)       -       (5,486)        -
     Inventories                                                       (5,050)       -       (5,050)        -
     Payables                                                            (389)       -         (389)        -
     Taxes accrued                                                     (2,457)       -       (2,457)        -
     Other                                                             (1,604)       -       (1,604)        -
--------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATING ACTIVITIES                            93,086        -       93,086         -
--------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Gross property additions                                              (68,231)       -      (68,231)        -
Other                                                                    (324)       -         (324)        -
--------------------------------------------------------------------------------------------------------------
NET CASH USED FOR  INVESTING ACTIVITIES                               (68,555)       -      (68,555)        -
--------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES AND CAPITAL CONTRIBUTIONS
Proceeds--
    Capital contributions                                                  85        -           85         -
    Pollution control bonds                                            13,520        -       13,520         -
    Other long-term debt                                               90,000        -       90,000         -
Retirements--
     Preferred stock                                                      (87)       -          (87)        -
     First mortgage bonds                                             (75,000)       -      (75,000)        -
     Pollution control bonds                                          (13,020)       -      (13,020)        -
Increase (decrease) in notes payable, net                              13,000        -       13,000         -
Payment of common stock dividends                                     (51,700)       -      (51,700)        -
Payment of preferred stock dividends                                   (2,005)       -       (2,005)        -
Miscellaneous                                                          (2,429)       -       (2,429)        -
--------------------------------------------------------------------------------------------------------------
NET CASH USED FOR FINANCINGS                                          (27,636)       -      (27,636)        -
--------------------------------------------------------------------------------------------------------------
NET INC (DEC) IN CASH AND TEMPORARY CASH INVESTMENTS                   (3,105)       -       (3,105)        -
CASH AND TEMPORARY CASH INVESTMENTS, BEG OF PERIOD                      4,432        -        4,432         -
--------------------------------------------------------------------------------------------------------------
CASH AND TEMPORARY CASH INVESTMENTS, END OF PERIOD                  $   1,327    $   -    $   1,327   $     -
==============================================================================================================




                                                               MISSISSIPPI POWER COMPANY AND SUBSIDIARY
                                                                       CONSOLIDATED BALANCE SHEET
                                                                          AT DECEMBER 31, 1997
                                                                             (in thousands)

                                                     MISSISSIPPI                       MISSISSIPPI  MISSISSIPPI
                                                     Consolidated        Eliminations   CORPORATE     TRUST I
-------------------------------------------------------------------------------------------------------------

UTILITY PLANT                                              $1,020,672      $      -    $1,020,672    $     -
-------------------------------------------------------------------------------------------------------------

OTHER PROPERTY AND INVESTMENTS                                    979       (37,164)        2,061     36,082
-------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
Cash and cash equivalents                                       1,327             -         1,327          -
Receivables -
     Customer accounts receivable                              29,829             -        29,829          -
     Regulatory clauses under recovery                          8,042             -         8,042          -
     Other accounts and notes receivable                       12,495             -        12,495          -
     Affiliated companies                                      10,946             -        10,946          -
     Accumulated provision for uncollectible accts               (621)            -          (621)         -
Fossil fuel stock, at average cost                             16,418             -        16,418          -
Materials and supplies, at average cost                        18,735             -        18,735          -
Current portion of accumulated deferred income taxes            4,248             -         4,248          -
Prepayments                                                     1,651             -         1,651          -
Vacation pay deferred                                           4,717             -         4,717          -
-------------------------------------------------------------------------------------------------------------
     TOTAL                                                    107,787             -       107,787          -
-------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES
Debt expense and loss, being amortized                         13,713             -        13,713          -
Deferred charges related to income taxes                       22,697             -        22,697          -
Long-term notes receivable                                      2,072             -         2,072          -
Workforce Reduction Plan                                       12,748             -        12,748          -
Miscellaneous                                                   8,937             -         8,937          -
-------------------------------------------------------------------------------------------------------------
     TOTAL                                                     60,167             -        60,167          -
-------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                               $1,189,605      $(37,164)   $1,190,687    $36,082
============================================================================================================




                    MISSISSIPPI POWER COMPANY AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 1997
                                 (in thousands)

                                                   MISSISSIPPI                  MISSISSIPPI   MISSISSIPPI
                                                   Consolidated  Eliminations   CORPORATE      TRUST I
-------------------------------------------------------------------------------------------------------

CAPITALIZATION
Common Stock Equity                               $  391,231      $  (1,082)  $  391,231     $   1,082
Preferred Stock                                       31,809              -       31,809             -
Company obligated mandatorily
  redeemable preferred securities                     35,000              -            -        35,000
Long-term debt                                       292,744        (36,082)     328,826             -
-------------------------------------------------------------------------------------------------------
     TOTAL                                           750,784        (37,164)     751,866        36,082
-------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
Long-term debt due within one year                    50,020              -       50,020             -
Notes payable                                         13,000              -       13,000             -
Accounts payable                                      60,313              -       60,313             -
Customer deposits                                      3,272              -        3,272             -
Taxes accrued                                         32,503              -       32,503             -
Interest accrued                                       2,955              -        2,955             -
Miscellaneous                                         11,753              -       11,753             -
-------------------------------------------------------------------------------------------------------
     TOTAL                                           173,816              -      173,816             -
-------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES
Accumulated deferred income taxes                    143,852              -      143,852             -
Accumulated deferred investment tax credits           25,913              -       25,913             -
Deferred credits related to income taxes              37,277              -       37,277             -
Postretirement benefits other than pension            25,869              -       25,869             -
Accumulated provision for property damage                910              -          910             -
Workforce Reduction Plan                              13,051              -       13,051             -
Miscellaneous                                         18,133              -       18,133             -
-------------------------------------------------------------------------------------------------------
     TOTAL                                           265,005              -      265,005             -
-------------------------------------------------------------------------------------------------------
                                                                                                     -
TOTAL CAPITALIZATION AND LIABILITIES              $1,189,605       $(37,164) $ 1,190,687      $ 36,082
=======================================================================================================



               SAVANNAH ELECTRIC AND POWER COMPANY AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (in thousands)

                                                                 SAVANNAH                  SAVANNAH     SAVANNAH
                                                              Consolidated  Eliminations   CORPORATE    TRUST I
----------------------------------------------------------------------------------------------------------------

TOTAL OPERATING REVENUES                                        $ 254,455       $  -      $ 254,455      $     -
----------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES:
Operation --
     Fuel                                                          53,021          -         53,021           -
     Purchased power from non-affiliates                            9,460          -          9,460           -
     Purchase power from affiliates                                35,687          -         35,687           -
     Other                                                         49,055          -         49,055           -
Maintenance                                                        18,711          -         18,711           -
Depreciation and amortization                                      22,032          -         22,032           -
Taxes other than income taxes                                      12,342          -         12,342           -
Federal and state income taxes                                     16,335          -         16,335           -
-----------------------------------------------------------------------------------------------------------------
     Total operating expenses                                     216,643          -        216,643           -
-----------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                   37,812          -       37,812             -
OTHER INCOME (EXPENSE):
Allowance for equity funds used during construction                    83          -             83           -
Interest income                                                       384       (172)           384         172
Other, net                                                         (1,781)         -         (1,781)          -
Income taxes applicable to other income                             1,234          -          1,234           -
----------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                     37,732       (172)        37,732         172
----------------------------------------------------------------------------------------------------------------
INTEREST CHARGES:
Interest on long-term debt                                         10,383       (172)        10,555           -
Allowance for debt funds used during construction                    (133)         -           (133)          -
Interest on notes payable                                             278          -            278           -
Amortization of debt discount, premium and expense, net               853          -            853           -
Distributions on preferred securities of subsidiary trust             167          -              -         167
Other interest charges                                                474          -            474           -
---------------------------------------------------------------------------------------------------------------
     Net interest charges                                          12,022       (172)        12,027         167
---------------------------------------------------------------------------------------------------------------
NET INCOME                                                         25,710          -         25,705           5
DIVIDENDS ON PREFERRED STOCK                                        2,066          -          2,066           -
---------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK                    $ 23,644  $       -      $  23,639       $   5
===============================================================================================================




               SAVANNAH ELECTRIC AND POWER COMPANY AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (in thousands)

--------------------------------------------------------------------------------------------------------------------------
                                                                   SAVANNAH                    SAVANNAH         SAVANNAH
                                                                  Consolidated  Eliminations   CORPORATE         TRUST I
--------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net Income                                                           $25,710     $     -      $ 25,705        $       5
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                    23,531           -        23,531                -
     Deferred income taxes and investment tax credits, net             7,011           -         7,011                -
     Allowance for equity funds used during construction                 (83)          -           (83)               -
     Other, net                                                           (6)          -            (6)               -
Change in current assets and liabilities -
     Receivables, net                                                 (9,969)          5        (9,969)              (5)
     Inventories                                                         705           -           705                -
     Payables                                                            470          (5)          475                -
     Taxes accrued                                                      (434)          -          (434)               -
     Other                                                            (4,331)          -        (4,331)               -
------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATING ACTIVITIES                           42,604           -        42,604                -
------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Gross property additions                                             (18,071)          -       (18,071)               -
Other                                                                  1,617      42,474           380          (41,237)
------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR  INVESTING ACTIVITIES                              (16,454)     42,474       (17,691)         (41,237)
------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES AND CAPITAL CONTRIBUTIONS
Proceeds--
     Common Securities                                                     -      (1,237)            -            1,237
     Preferred securities                                             40,000           -             -           40,000
     Other long-term debt                                             30,000     (41,237)       71,237                -
Retirements--
     Preferred stock                                                 (35,000)          -       (35,000)               -
     First mortgage bonds                                            (30,000)          -       (30,000)               -
     Other long-term debt                                               (478)          -          (478)               -
Payment of common stock dividends                                    (23,500)          -       (23,500)               -
Payment of preferred stock dividends                                  (2,556)          -        (2,556)               -
Miscellaneous                                                         (4,798)          -        (4,798)               -
------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR FINANCINGS                                         (26,332)    (42,474)      (25,095)          41,237
------------------------------------------------------------------------------------------------------------------------
NET INC (DEC) IN CASH AND TEMPORARY CASH INVESTMENTS                    (182)          -          (182)               -
CASH AND TEMPORARY CASH INVESTMENTS, BEG OF PERIOD                     6,144           -         6,144                -
------------------------------------------------------------------------------------------------------------------------
CASH AND TEMPORARY CASH INVESTMENTS, END OF PERIOD                  $  5,962     $     -      $  5,962          $     -
========================================================================================================================



               SAVANNAH ELECTRIC AND POWER COMPANY AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 1998
                                 (in thousands)

                                                            SAVANNAH                                 SAVANNAH        SAVANNAH
                                                          Consolidated            Eliminations      CORPORATE        TRUST I
----------------------------------------------------------------------------------------------------------------------------

UTILITY PLANT                                                    $ 442,942        $       -        $442,942       $      -
----------------------------------------------------------------------------------------------------------------------------

OTHER PROPERTY AND INVESTMENTS                                       1,420          (42,474)          2,657          41,237
----------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
Cash and cash equivalents                                            5,962                -           5,962               -
Receivables -
     Customer accounts receivable                                   18,030                -          18,030               -
     Other accounts and notes receivable                             3,543               (5)          3,543               5
     Affiliated companies                                            1,388                -           1,388               -
     Accumulated provision for uncollectible accts                    (284)               -            (284)              -
     Fuel cost under recovery                                       17,628                -          17,628               -
Fossil fuel stock, at average cost                                   4,984                -           4,984               -
Materials and supplies, at average cost                              6,496                -           6,496               -
Prepayments                                                          4,772                -           4,772               -
----------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                          62,519               (5)         62,519               5
----------------------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES
Debt expense, being amortized                                        3,554                -           3,554               -
Deferred charges related to income taxes                            17,130                -          17,130               -
Premium on reacquired debt, being amortized                          8,570                -           8,570               -
Prepaid pension costs                                                3,281                -           3,281               -
Cash surrender value of life insurance for deferred
    compensation plans                                              14,179                -          14,179               -
Miscellaneous                                                        2,204                -           2,204               -
----------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                          48,918                -          48,918               -
----------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                     $ 555,799         $(42,479)       $557,036        $ 41,242
============================================================================================================================

::

                                                           SAVANNAH ELECTRIC AND POWER COMPANY AND SUBSIDIARY
                                                                       CONSOLIDATED BALANCE SHEET
                                                                          AT DECEMBER 31, 1998
                                                                             (in thousands)

                                                          SAVANNAH                           SAVANNAH        SAVANNAH
                                                        Consolidated      Eliminations       CORPORATE        TRUST I
-----------------------------------------------------------------------------------------------------------------------

CAPITALIZATION
Common Stock Equity                                             $175,865     $ (1,237)       $ 175,860      $    1,242
Company obligated mandatorily
  redeemable preferred securities                                 40,000            -                -          40,000
Long-term debt                                                   163,443      (41,237)         204,680               -
-----------------------------------------------------------------------------------------------------------------------
     TOTAL                                                       379,308      (42,474)         380,540          41,242
-----------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
Amount of securities due within one year                             689            -              689               -
Accounts payable                                                  15,847            -           15,847               -
Customer deposits                                                  5,224            -            5,224               -
Taxes accrued                                                      5,358            -            5,358               -
Interest accrued                                                   3,815           (5)           3,820               -
Vacation pay accrued                                               1,978            -            1,978               -
Miscellaneous                                                      6,700            -            6,700               -
-----------------------------------------------------------------------------------------------------------------------
     TOTAL                                                        39,611           (5)          39,616               -
-----------------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES
Accumulated deferred income taxes                                 82,778            -           82,778               -
Accumulated deferred investment tax credits                       11,943            -           11,943               -
Deferred credits related to income taxes                          21,349            -           21,349               -
Deferred compensation plans                                        9,788            -            9,788               -
Postretirement benefits                                            6,434            -            6,434               -
Miscellaneous                                                      4,588            -            4,588               -
-----------------------------------------------------------------------------------------------------------------------
     TOTAL                                                       136,880            -          136,880               -
-----------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES                            $555,799     $(42,479)        $557,036        $ 41,242
=======================================================================================================================



         EXHIBITS.

         Exhibits (including reference to previous filings):

                Exhibit
                Number         Description of Exhibit

                A-1            Annual Report of SOUTHERN on Form 10-K for the year ended December 31,
                               1998.  (File No. 1-3526.)

                A-2            Annual Report of ALABAMA on Form 10-K for the year ended December 31,
                               1998.  (File No. 1-3164.)

                A-3            Annual Report of GEORGIA on Form 10-K for the year ended December 31,
                               1998.  (File No. 1-6468.)

                A-4            Annual Report of GULF on Form 10-K for the year ended December 31, 1998.
                               (File No. 0-2429.)

                A-5            Annual Report of MISSISSIPPI on Form 10-K for the year ended December 31,
                               1998.  (File No. 0-6849.)

                A-6            Annual Report of SAVANNAH on Form 10-K for the year ended December 31,
                               1998.  (File No. 1-5072.)

                A-7            Annual Report on Form U-13-60 for SEI for the year ended December 31, 1998.

                B-1            Composite Certificate of Incorporation of SOUTHERN, reflecting all amendments thereto through January 5, 1994.  (Designated in Registration
                               No. 33-3546, as Exhibit 4(a), in Certificate of Notification, File No.
                               70-7341, as Exhibit A and in Certificate of Notification, File No. 70-8181,
                               as Exhibit A.)

                B-2            By-laws of SOUTHERN as amended effective October 21, 1991, and as presently in effect. (Designated in Form U-1, File No. 70-8181, as Exhibit A-2.)

                B-3            Charter of ALABAMA and amendments thereto through August 10, 1998.
                               (Designated in Registration No. 2-59634 as Exhibit 2(b), in Registration
                               No. 2-60209 as Exhibit 2(c), in Registration No. 2-60484 as Exhibit 2(b),
                               in Registration No. 2-70838 as Exhibit 4(a)-2, in Registration No. 2-85987
                               as Exhibit 4(a)-2, in Registration No. 33-25539 as Exhibit 4(a)-2, in
                               Registration No. 33-43917 as Exhibit 4(a)-2, in Form 8-K dated February 5,
                               1992, File No. 1-3164, as Exhibit 4(b)-3, in Form 8-K dated July 8, 1992,
                               File No. 1-3164, as Exhibit 4(b)-3, in Form 8-K dated October 27, 1993,
                               File No. 1-3164, as Exhibits 4(a) and 4(b), in Form 8-K dated November 16,
                               1993, File No. 1-3164, as Exhibit 4(a), in Certificate of Notification,
                               File No. 70-8191, as Exhibit A, in Form 10-K for the year ended December
                               31, 1997, File No. 1-3164, as Exhibit 3(b)2 and in Form 8-K dated August
                               10, 1998, File No. 1-3164, as Exhibit 4.4.)

                B-4            By-laws of ALABAMA as amended effective July 23, 1993, and as presently in effect.  (Designated in Form U-1, File No. 70-8191, as Exhibit A-2.)



         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit

             B-5               Charter of GEORGIA and amendments thereto through January 26, 1998.
                               (Designated in Registration No. 2-63392 as Exhibit 2(a)-2, in Registration
                               No. 2-78913 as Exhibits 4(a)-(2) and 4(a)-(3), in Registration No. 2-93039
                               as Exhibit 4(a)-(2), in Registration No. 2-96810 as Exhibit 4(a)(2), in
                               Registration No. 33-141 as Exhibit 4(a)(2), in Registration No. 33-1359 as
                               Exhibit 4(a)(2), in Registration No. 33-5405 as Exhibit 4(b)(2), in
                               Registration No. 33-14367 as Exhibits 4(b)-2 and 4(b)-3, in Registration
                               No. 33-22504 as Exhibits 4(b)-(2), 4(b)-(3) and 4(b)-(4), in GEORGIA's Form
                               10-K for the year ended December 31, 1991, File No. 1-6468, as Exhibits
                               4(a)(2) and 4(a)(3), in Registration No. 33-48895, as Exhibits 4(b)-(2) and
                               4(b)-(3), in Form 8-K dated December 10, 1992, File No. 1-6468, as Exhibit
                               4(b), in Form 8-K dated June 17, 1993, File No. 1-6468, as Exhibit 4(b), in
                               Form 8-K dated October 20, 1993, File No. 1-6468, as Exhibit 4(b) and in
                               Form 10-K for the year ended December 31, 1997, File No. 1-6468, as Exhibit
                               3(c)2.)

                B-6            By-laws of GEORGIA as amended effective July 18,
                               1990, and as presently in effect. (Designated in GEORGIA's Form 10-K for the year ended December
                               31, 1990, File No. 1-6468, as Exhibit 3.)

                B-7            Restated Articles of Incorporation of GULF and amendments thereto through
                               January 28, 1998.  (Designated in Registration No. 33-43739 as Exhibit
                               4(b)-(1), in Form 8-K dated January 15, 1992, File No. 0-2429, as Exhibit
                               1(b), in Form 8-K dated August 18, 1992, File No. 0-2429, as Exhibit
                               4(b)-2, in Form 8-K dated September 22, 1993, File No. 0-2429, as Exhibit
                               4, in Form 8-K dated November 3, 1993, File No. 0-2429, as Exhibit 4 and in
                               Form 10-K for the year ended December 31, 1997, File No. 0-2429, as Exhibit
                               3(d)2.)

                B-8            By-laws of GULF as amended effective July 26, 1996, and as presently in effect.  (Designated in Form U-1, File No. 70-8949, as Exhibit A-2(c).)

                B-9            Articles of incorporation of MISSISSIPPI, articles of merger of Mississippi
                               Power Company (a Maine corporation) into MISSISSIPPI and articles of amendment to the articles of incorporation of MISSISSIPPI through December
                               31, 1997.  (Designated in Registration No. 2-71540 as Exhibit 4(a)-1, in
                               Form U5S for 1987, File No. 30-222-2, as Exhibit B-10, in Registration No.
                               33-49320 as Exhibit 4(b)-1, in Form 8-K dated August 5, 1992, File No.
                               0-6849, as Exhibits 4(b)-2 and 4(b)-3 in Form 8-K dated August 4, 1993,
                               File No. 0-6849, as Exhibit 4(b)-3, in Form 8-K dated August 18, 1993, File
                               No. 0-6849, as Exhibit 4(b)-3 and in Form 10-K for the year ended December
                               31, 1997, File No. 0-6849, as Exhibit 3(e)2.)

                B-10           By-laws of MISSISSIPPI as amended effective April 2, 1996, and as presently in effect.  (Designated in Form U5S for 1995, File No. 30-222-2, as Exhibit
                               B-10.)

                B-11           Charter of SAVANNAH and amendments thereto through December 2, 1998.
                               (Designated in Registration No. 33-25183 as Exhibit 4(b)-(1), in
                               Registration No. 33-45757 as Exhibit 4(b)-(2), in Form 8-K dated November
                               9, 1993, File No. 1-5072 as Exhibit 4(b) and in Form 10-K for the year ended December 31, 1998, File No. 1-5072, as Exhibit 3(f)2.)



         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit


                B-12           By-laws of SAVANNAH as amended effective February
                               16, 1994, and as presently in effect. (Designated in SAVANNAH's Form 10-K for the year ended
                               December 31, 1993, File No. 1-5072, as Exhibit
                               3(f)2.)

                B-13           SEGCO Certificate of Incorporation as amended to date, last amended
                               November 29, 1966.  (Designated in Forms U-1, File No. 70-3480, as Exhibit
                               A-5, File No. 70-3630, as Exhibit A-6, File Nos. 70-3738 and 70-3842, as
                               Exhibit A-8(b); Registration No. 2-18084 as Exhibit 3(a)-2 and First
                               Certificate of Notification, File No. 70-3945, as Exhibit A.)

                B-14           SEGCO By-laws as amended to date, last amended
                               July 10, 1986. (Designated in Form U5S for the year ended December 31, 1990, as Exhibit B-14.)

                B-15           SCS Certificate of Incorporation as amended.  (Designated in Form U-1, File
                               No. 70-3573, as Exhibit A-1; in Form U-1, File No. 70-3833, as Exhibit A-2;
                               Form U5S for 1962, File No. 30-222-2, as Exhibit A-17; and Form U5S for
                               1985, File No. 30-222-2, as Exhibit B-13(b).)

                B-16           SCS By-laws as amended to date, last amended October 19, 1998.

                B-17           Alabama Property Company Certificate of Incorporation.  (Designated in Form
                               U-5B, File No. 30-115, as Exhibit B-29.)

                B-18           Alabama Property Company By-laws.  (Designated in Form U-5B, File No.
                               30-115, as Exhibit B-30.)

                B-19           Piedmont-Forrest Corporation Articles of Incorporation and amendments thereto through August 31, 1987.  (Designated in Form U-1, File No.
                               70-6135, as Exhibit A-1 and in Form U5S for 1987, File No. 30-222-2, as
                               Exhibit B-21.)

                B-20           Piedmont-Forrest Corporation By-laws as presently in effect.  (Designated in Form U-1, File No. 70-6135, as Exhibit A-2.)

                B-21           Articles of Incorporation of Southern Energy Resources, Inc. and amendments thereto.  (Designated in Form U5S for 1982, File No. 30-222-2, as Exhibit
                               A-19, in Form U5S for 1987, File No. 30-222-2, as Exhibit B-24 and in Form
                               U5S for 1996, File No. 30-222-2, as Exhibit B-22.)

                B-22           Certificate of Amendment of the Certificate of Incorporation of Southern
                               Energy Resources, Inc. dated December 30, 1997.

                B-23           By-laws of Southern Energy Resources, Inc. as amended to date, last amended
                               October 19, 1998.

                B-24           Articles of Incorporation of MESH and amendments thereto. (Designated in
                               Form U5S for 1995, File No. 30-222-2, as Exhibit B-23.)



         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit


                B-25           By-laws of MESH. (Designated in Form U5S for 1995, File No. 30-222-2, as
                               Exhibit B-24.)

                B-26           Articles of Incorporation of Energy Solutions and amendments thereto through March 25, 1993.  (Designated in Form U5S for 1985, File No.
                               30-222-2, as Exhibit B-23 , in Form U5S for 1987, File No. 30-222-2, as
                               Exhibit B-27 and in Form U5S for 1993, File No. 30-222-2, as Exhibit B-25.)

                B-27           By-laws of Energy Solutions.

                B-28           By-laws of SOUTHERN NUCLEAR as amended to date, last amended May 21, 1991.
                               (Designated in Form U5S for 1991, File No. 30-222-2, as Exhibit B-27 and in
                               Form U5S for 1997, File No. 30-222-2, as Exhibit B-28.)

                B-29           Articles of Incorporation of SOUTHERN NUCLEAR and amendment thereto through
                               June 14, 1991.  (Designated in Form U5S for 1991, File No. 30-222-2, as
                               Exhibit B-28.)

                B-30           Certificate of Incorporation of SERC.  (Designated in Form U5S for 1993,
                               File No. 30-222-2, as Exhibit B-30.)

                B-31           By-laws of SERC.  (Designated in Form U5S for 1993, File No. 30-222-2, as
                               Exhibit B-31.)

                B-32           Certificate of Incorporation of SOUTHERN COMMUNICATIONS.  (Designated in
                               Form U5S for 1994, File No. 30-222-2, as Exhibit B-31)

                B-33           By-laws of SOUTHERN COMMUNICATIONS.  (Designated in Form U5S for 1994, File
                               No. 30-222-2, as Exhibit B-32)

                B-34           Certificate of Incorporation of Southern Energy, Inc..  (Designated in Form
                               U5S for 1993, File No. 30-222-2, as Exhibit B-32.)

                B-35           Certificate of Amendment of the Certificate of Incorporation of Southern
                               Energy, Inc. dated December 30, 1997.

                B-36           By-laws of Southern Energy, Inc.

                B-37           Certificate of Incorporation of Southern Electric International - Europe,
                               Inc. and amendments thereto. (Designated in Form U5S for 1995, File No.
                               30-222-2, as Exhibit B-37.)

                B-38           By-laws of Southern Electric International - Europe, Inc. (Designated in
                               Form U5S for 1995, File No. 30-222-2, as Exhibit B-38.)

                B-39           Certificate of Incorporation of Southern Energy North America, Inc.
                               (Designated in Form U5S for 1993, File No. 30-222-2, as Exhibit B-38.)



         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit


                B-40           Certificate of Amendment of Certificate of Incorporation of Southern
                               Electric Wholesale Generators, Inc. changing name to Southern Energy North
                               America Inc. (Designated in Form U5S for 1996, File No. 30-222-2, as
                               Exhibit B-41.)

                B-41           By-laws of Southern Energy North America, Inc.  (Designated in Form U5S for
                               1993, File No. 30-222-2, as Exhibit B-39.)

                B-42           Certificate of Incorporation of Southern Electric International Trinidad,
                               Inc. and amendments thereto. (Designated in Form U5S for 1995, File No.
                               30-222-2, as Exhibit B-43.)

                B-43           By-laws of Southern Electric International Trinidad, Inc. (Designated in
                               Form U5S for 1995, File No. 30-222-2, as Exhibit B-44.)

                B-44           Articles of Organization of MESCO and amendments thereto. (Designated in
                               Form U5S for 1995, File No. 30-222-2, as Exhibit B-49.)

                B-45           Operating Agreement of MESCO. (Designated in Form U5S for 1995, File No.
                               30-222-2, as Exhibit B-50.)

                B-46           Certificate of Incorporation of Southern Electric, Inc.  (Designated in
                               Form U5S for 1994, File No. 30-222-2, as Exhibit B-51)

                B-47           By-laws of Southern Electric, Inc.  (Designated in Form U5S for 1994, File
                               No. 30-222-2, as Exhibit B-52)

                B-48           Certificate of Incorporation of GEORGIA POWER HOLDINGS.  (Designated in
                               Form U5S for 1994, File No. 30-222-2, as Exhibit B-53)

                B-49           By-laws of GEORGIA POWER HOLDINGS.  (Designated in Form U5S for 1994, File
                               No. 30-222-2, as Exhibit B-54)

                B-50           Certificate of Limited Partnership of GEORGIA CAPITAL.  (Designated in Form
                               U5S for 1994, File No. 30-222-2, as Exhibit B-55)

                B-51           Amended and Restated Agreement of Limited Partnership of GEORGIA CAPITAL.
                               (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-56)

                B-52           Action of General Partner of GEORGIA CAPITAL dated December 9, 1994.
                               (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-57)

                B-53           Certificate of Incorporation of Southern Energy International, Inc. and
                               amendments thereto.  (Designated in Form U5S for 1995, File No. 30-222-2,
                               as Exhibit B-58 and in Form U5S for 1997, File No. 30-222-2, as Exhibit
                               B-61)



         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit


                B-54           By-laws of Southern Energy International, Inc. (Designated in Form U5S for
                               1996, File No. 30-222-2, as Exhibit B-62.)

                B-55           Certificate of Incorporation of Southern Energy - Newco 2, Inc. and
                               amendments thereto.  (Designated in Form U5S for 1995, File No. 30-222-2,
                               as Exhibit B-60 and in Form U5S for 1996, File No. 30-222-2, as Exhibit
                               B-64.)

                B-56           By-laws of Southern Energy - Newco 2, Inc. (Designated in Form U5S for
                               1996, File No. 30-222-2, as Exhibit B-65.)

                B-57           By-Laws of Southern Energy Finance Company, Inc.

                B-58           Certificate of Incorporation of EPZ Lease, Inc. (Designated in Form U5S for
                               1996, File No. 30-222-2, as Exhibit B-67.)

                B-59           By-laws of EPZ Lease, Inc.

                B-60           Certificate of Formation of EPZ Lease, L.L.C. (Designated in Form U5S for
                               1996, File No. 30-222-2, as Exhibit B-69.)

                B-61           Certificate of Formation of EPZ Lease Holding A, L.L.C. (Designated in Form
                               U5S for 1996, File No. 30-222-2, as Exhibit B-70.)

                B-62           Articles of Organization of EPZ Lease Holding A, L.L.C. (Designated in Form
                               U5S for 1996, File No. 30-222-2, as Exhibit B-71.)

                B-63           Certificate of Formation of EPZ Lease Holding B, L.L.C. (Designated in Form
                               U5S for 1996, File No. 30-222-2, as Exhibit B-72.)

                B-64           Articles of Organization of EPZ Lease Holding B, L.L.C. (Designated in Form
                               U5S for 1996, File No. 30-222-2, as Exhibit B-73.)

                B-65           Certificate of Formation of EPZ Lease Holding C, L.L.C. (Designated in Form
                               U5S for 1996, File No. 30-222-2, as Exhibit B-74.)

                B-66           Articles of Organization of EPZ Lease Holding C, L.L.C. (Designated in Form
                               U5S for 1996, File No. 30-222-2, as Exhibit B-75.)

                B-67           Certificate of Incorporation of Southern Energy Ventures, Inc.

                B-68           By-laws of Southern Energy Ventures, Inc.

                B-69           Certificate of Incorporation of Southern Energy Southwest Investments, Inc.

                B-70           By-laws of Southern Energy Southwest Investments, Inc.

                B-71           Certificate of Incorporation of Southern Energy Texas (G.P.), Inc.




         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit


                B-72           By-laws of Southern Energy Texas (G.P.), Inc.

                B-73           Certificate of Incorporation of Southern Energy Hudson Valley Investments,
                               LTD.

                B-74           By-Laws of Southern Energy Hudson Valley Investments, LTD.

                B-75           Certificate of Incorporation of Southern Energy New York G.P., Inc.

                B-76           By-Laws of Southern Energy New York G.P., Inc.

                B-77           Certificate of Limited Partnership of SEI Texas, L.P.

                B-78           Certificate of Incorporation of Southern Energy California, Inc.

                B-79           By-Laws of Southern Energy California, Inc.

                B-80           Certificate of Formation of Southern Energy California, L.L.C.

                B-81           Certificate of Incorporation of Southern Energy Bay Area Investments, Inc.

                B-82           By-Laws of Southern Energy Bay Area Investments, Inc.

                B-83           By-Laws of SEI State Line Inc.

                B-84           Certificate of Incorporation of Southern Energy Europe Investments, Inc.

                B-85           By-Laws of Southern Energy Europe Investments, Inc.

                B-86           Certificate of Formation of Southern Energy Lovett, L.L.C.

                B-87           Certificate of Formation of Southern Energy Bowline, L.L.C.

                B-88           Certificate of Incorporation of Southern Energy Netherlands, LTD. and
                               amendments thereto.

                B-89           By-Laws of Southern Energy Netherlands, LTD.

                B-90           Certificate of Incorporation of Southern Energy Netherlands Management
                               Company, Inc.

                B-91           By-Laws of Southern Energy Netherlands Management Company, Inc.

                B-92           By-Laws of Southern Energy - Asia, Inc.

                B-93           By-Laws of Powercall, Inc.

                B-94           By-Laws of Southern Telecom, Inc.



         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit


                B-95           Certificate of Formation of Southern Energy Canal III, L.L.C.

                B-96           Certificate of Limited Partnership of Southern Energy Central Texas, L.P.

                B-97           Certificate of Formation of Southern Energy NY-GEN, L.L.C.

                C-1            Subordinated Note Indenture dated as of February 1, 1997, among SOUTHERN,
                               Southern Company Capital Funding, Inc. and Bankers Trust Company, as
                               Trustee, and indentures supplemental thereto dated as of February 4, 1997.
                               (Designated in Registration Nos. 333-28349 as Exhibits 4.1 and 4.2 and
                               333-28355 as Exhibit 4.2.)

                C-2            Subordinated Note Indenture dated as of June 1, 1997, among SOUTHERN,
                               Southern Company Capital Funding, Inc. and Bankers Trust Company, as
                               Trustee, and indentures supplemental thereto through of December 23, 1998.
                               (Designated in Form 10-K for the year ended December 31, 1997, File No.
                               1-3526, as Exhibit 4(a)2, in Form 8-K dated June 18, 1998, File No. 1-3526, as Exhibit 4.2 and in Form 8-K dated December 18, 1998, File No. 1-3526, as
                               Exhibit 4.4.)

                C-3            Indenture dated as of January 1, 1942, between ALABAMA and The Chase
                               Manhattan Bank (formerly Chemical Bank), as Trustee, and indentures supplemental thereto through December 1, 1994.  (Designated in Registration
                               Nos. 2-59843 as Exhibit 2(a)-2, 2-60484 as Exhibits 2(a)-3 and 2(a)-4,
                               2-60716 as Exhibit 2(c), 2-67574 as Exhibit 2(c), 2-68687 as Exhibit 2(c),
                               2-69599 as Exhibit 4(a)-2, 2-71364 as Exhibit 4(a)-2, 2-73727 as Exhibit
                               4(a)-2, 33-5079 as Exhibit 4(a)-2, 33-17083 as Exhibit 4(a)-2, 33-22090 as
                               Exhibit 4(a)-2, in ALABAMA's Form 10-K for the year ended December 31,
                               1990, File No. 1-3164, as Exhibit 4(c), in Registration Nos. 33-43917 as
                               Exhibit 4(a)-2, 33-45492 as Exhibit 4(a)-2, 33-48885 as Exhibit 4(a)-2,
                               33-48917 as Exhibit 4(a)-2, in Form 8-K dated January 20, 1993, File No.
                               1-3436, as Exhibit 4(a)-3, in Form 8-K dated February 17, 1993, File No.
                               1-3436, as Exhibit 4(a)-3, in Form 8-K dated March 10, 1993, File No.
                               1-3436, as Exhibit 4(a)-3, in Certificate of Notification, File No.
                               70-8069, as Exhibits A and B, in Form 8-K dated June 24, 1993, File No.
                               1-3436, as Exhibit 4, in Certificate of Notification, File No. 70-8069, as
                               Exhibit A, in Form 8-K dated November 16, 1993, File No. 1-3436, as Exhibit
                               4(b), in Certificate of Notification, File No. 70-8069, as Exhibits A and
                               B, in Certificate of Notification, File No. 70-8069, as Exhibit A, in
                               Certificate of Notification, File No. 70-8069, as Exhibit A and in Form 8-K
                               dated November 30, 1994, File No. 1-3436, as Exhibit 4.)

                C-4            Subordinated Note Indenture dated as of January
                               1, 1996, between ALABAMA and The Chase Manhattan
                               Bank (formerly Chemical Bank), as Trustee, and indenture supplemental thereto dated as of January 1, 1996. (Designated in Certificate of
                               Notification, File No. 70-8461, as Exhibits E and
                               F.)




         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit

                C-5            Subordinated Note Indenture dated as of January
                               1, 1997, between ALABAMA and The Chase Manhattan
                               Bank, as Trustee, and indentures supplemental thereto through February 25, 1999. (Designated in
                               Form 8-K dated January 9, 1997, File No. 1-3164, as Exhibits 4.1 and 4.2 and in Form 8-K dated
                               February 18, 1999, File No. 1-3164, as Exhibit
                               4.2.)

                C-6            Senior Note Indenture dated as of December 1, 1997, between ALABAMA and The
                               Chase Manhattan Bank, as Trustee, and indentures supplemental thereto through November 17, 1998.  (Designated in Form 8-K dated December 4, 1997,
                               File No. 1-3164, as Exhibits 4.1 and 4.2, in Form 8-K dated February 20,
                               1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated April 17, 1998,
                               File No. 1-3164, as Exhibit 4.2, in Form 8-K dated August 11, 1998, File
                               No. 1-3164, as Exhibit 4.2, in Form 8-K dated September 8, 1998, File No.
                               1-3164, as Exhibit 4.2, in Form 8-K dated September 16, 1998, File No.
                               1-3164, as Exhibit 4.2, in Form 8-K dated October 7, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated October 28, 1998, File No. 1-3164, as
                               Exhibit 4.2 and in Form 8-K dated November 12, 1998, File No. 1-3164, as
                               Exhibit 4.2 .)

                C-7            Indenture dated as of March 1, 1941, between GEORGIA and The Chase
                               Manhattan Bank (formerly Chemical Bank), as Trustee, and indentures supplemental thereto dated as of March 1, 1941, March 3, 1941 (3 indentures), March 6, 1941 (139 indentures), March 1, 1946 (88 indentures)
                               and December 1, 1947, through October 15, 1995.  (Designated in
                               Registration Nos. 2-4663 as Exhibits B-3 and B-3(a), 2-7299 as Exhibit
                               7(a)-2, 2-61116 as Exhibit 2(a)-3 and 2(a)-4, 2-62488 as Exhibit 2(a)-3,
                               2-63393 as Exhibit 2(a)-4, 2-63705 as Exhibit 2(a)-3, 2-68973 as Exhibit
                               2(a)-3, 2-70679 as Exhibit 4(a)-(2), 2-72324 as Exhibit 4(a)-2, 2-73987 as
                               Exhibit 4(a)-(2), 2-77941 as Exhibits 4(a)-(2) and 4(a)-(3), 2-79336 as
                               Exhibit 4(a)-(2), 2-81303 as Exhibit 4(a)-(2), 2-90105 as Exhibit 4(a)-(2),
                               33-5405 as Exhibit 4(a)-(2), 33-14367 as Exhibits 4(a)-(2) and 4(a)-(3),
                               33-22504 as Exhibits 4(a)-(2), 4(a)-(3) and 4(a)-(4), 33-32420 as Exhibit
                               4(a)-(2),  33-35683 as Exhibit 4(a)-(2), in GEORGIA's Form 10-K for the
                               year ended December 31, 1990, File No. 1-6468, as Exhibit 4(a)(3), in Form
                               10-K for the year ended December 31, 1991, File No. 1-6468, as Exhibit
                               4(a)(5), in Registration No. 33-48895 as Exhibit 4(a)-(2), in Form 8-K
                               dated August 26, 1992, File No. 1-6468, as Exhibit 4(a)-(3), in Form 8-K
                               dated September 9, 1992, File No. 1-6468, as Exhibits 4(a)-(3) and
                               4(a)-(4), in Form 8-K dated September 23, 1992, File No. 1-6468, as Exhibit
                               4(a)-(3), in Form 8-A dated October 12, 1992, as Exhibit 2(b), in Form 8-K dated January 27, 1993, File No. 1-6468, as Exhibit 4(a)-(3), in
                               Registration No. 33-49661 as Exhibit 4(a)-(2), in Form 8-K dated July 26,
                               1993, File No. 1-6468, as Exhibit 4, in Certificate of Notification, File
                               No. 70-7832, as Exhibit M, in Certificate of Notification, File No.
                               70-7832, as Exhibit C, in Certificate of Notification, File No. 70-7832, as
                               Exhibits K and L, in Certificate of Notification, File No. 70-8443, as
                               Exhibit C, in Certificate of Notification, File No. 70-8443, as Exhibit C,
                               in Certificate of Notification, File No. 70-8443, as Exhibit E, in
                               Certificate of Notification, File No. 70-8443, as Exhibit E, in Certificate
                               of Notification, File No. 70-




         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit


                               8443, as Exhibit E, in GEORGIA's Form 10-K for the year ended December 31, 1994, File No.
                               1-6468, as Exhibits 4(c)2 and 4(c)3, in
                               Certificate of Notification, File No. 70-8443, as
                               Exhibit C, in Certificate of Notification, File
                               No. 70-8443, as Exhibit C, in Form 8-K dated May
                               17, 1995, File No. 1-6468, as Exhibit 4 and in
                               GEORGIA's Form 10-K for the year ended December
                               31, 1995, File No. 1-6468, as Exhibits 4(c)2,
                               4(c)3, 4(c)4, 4(c)5 and 4(c)6.)

                C-8            Indenture dated as of June 1, 1994, between
                               GEORGIA and Trust Company Bank, as Trustee and indenture supplemental thereto dated December 15, 1994. (Designated in Certificate of Notification,
                               File No. 70-8461 as Exhibits E and F.)

                C-9            Subordinated Note Indenture dated as of August 1,
                               1996, between GEORGIA and The Chase Manhattan
                               Bank, as Trustee, and indentures supplemental thereto through January 1, 1997. (Designated in
                               Form 8-K dated August 21, 1996, File No. 1-6468, as Exhibits 4.1 and 4.2 and in Form 8-K dated
                               January 9, 1997, File No. 1-6468, as Exhibit
                               4.2.)

                C-10           Subordinated Note Indenture dated as of June 1,
                               1997, between GEORGIA and The Chase Manhattan
                               Bank, as Trustee, and indentures supplemental thereto through February 25, 1999. (Designated in
                               Certificate of Notification, File No. 70-8461, as
                               Exhibits D and E and in Form 8-K dated February
                               17, 1999, File No. 1-6468, as Exhibit 4.4.)

                C-11           Senior Note Indenture dated as of January 1,
                               1998, between GEORGIA and The Chase Manhattan
                               Bank, as Trustee, and indentures supplemental thereto through March 9, 1999. (Designated in
                               Form 8-K dated January 21, 1998, File No. 1-6468, as Exhibits 4.1 and 4.2, in Forms 8-K each dated
                               November 19, 1998, File No. 1-6468, as Exhibit
                               4.2 and in Form 8-K dated March 3, 1999, File No.
                               1-6468, as Exhibit 4.5.)

                C-12           Indenture dated as of September 1, 1941, between GULF and The Chase
                               Manhattan Bank (formerly The Chase Manhattan Bank (National Association)), as Trustee, and indentures supplemental thereto through November 1, 1996.
                               (Designated in Registration Nos. 2-4833 as Exhibit B-3, 2-62319 as Exhibit
                               2(a)-3, 2-63765 as Exhibit 2(a)-3, 2-66260 as Exhibit 2(a)-3, 33-2809 as
                               Exhibit 4(a)-2, 33-43739 as Exhibit 4(a)-2, in GULF's Form 10-K for the
                               year ended December 31, 1991, File No. 0-2429, as Exhibit 4(b), in Form 8-K
                               dated August 18, 1992, File No. 0-2429, as Exhibit 4(a)-3, in Registration
                               No. 33-50165 as Exhibit 4(a)-2, in Form 8-K dated July 12, 1993, File No.
                               0-2429, as Exhibit 4, in Certificate of Notification, File No. 70-8229, as
                               Exhibit A, in Certificate of Notification, File No. 70-8229, as Exhibits E
                               and F, in Form 8-K dated January 17, 1996, File No. 0-2429, as Exhibit 4, in Certificate of Notification, File No. 70-8229, as Exhibit A, in
                               Certificate of Notification, File No. 70-8229, as Exhibit A and in Form 8-K
                               dated November 6, 1996, File No. 0-2429, as Exhibit 4.)


                                      A-51


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit


                C-13           Subordinated Note Indenture dated as of January
                               1, 1997, between GULF and The Chase Manhattan
                               Bank, as Trustee, and indentures supplemental thereto through January 1, 1998. (Designated in
                               Form 8-K dated January 27, 1997, File No. 0-2429, as Exhibits 4.1 and 4.2, in Form 8-K dated July
                               28, 1997, File No. 0-2429, as Exhibit 4.2 and in
                               Form 8-K dated January 13, 1998, File No. 0-2429, as Exhibit 4.2.)

                C-14           Senior Note Indenture dated as of January 1,
                               1998, between GULF and The Chase Manhattan Bank, as Trustee, and indenture supplemental thereto dated as of June 24, 1998. (Designated in Form
                               8-K dated June 17, 1998, File No.
                               0-2429, as Exhibits 4.1 and 4.2.)

                C-15           Indenture dated as of September 1, 1941, between MISSISSIPPI and Bankers
                               Trust Company, as Successor Trustee, and indentures supplemental thereto through December 1, 1995.  (Designated in Registration Nos. 2-4834 as
                               Exhibit B-3, 2-62965 as Exhibit 2(b)-2, 2-66845 as Exhibit 2(b)-2, 2-71537
                               as Exhibit 4(a)-(2), 33-5414 as Exhibit 4(a)-(2), 33-39833 as Exhibit
                               4(a)-2, in MISSISSIPPI's Form 10-K for the year ended December 31, 1991,
                               File No. 0-6849, as Exhibit 4(b), in Form 8-K dated August 5, 1992, File
                               No. 0-6849, as Exhibit 4(a)-2, in Second Certificate of Notification, File
                               No. 70-7941, as Exhibit I, in MISSISSIPPI's Form 8-K dated February 26,
                               1993, File No. 0-6849, as Exhibit 4(a)-2, in Certificate of Notification,
                               File No. 70-8127, as Exhibit A, in Form 8-K dated June 22, 1993, File No.
                               0-6849, as Exhibit 1, in Certificate of Notification, File No. 70-8127, as
                               Exhibit A, in Form 8-K dated March 8, 1994, File No. 0-6849, as Exhibit 4, in Certificate of Notification, File No. 70-8127, as Exhibit C and in Form
                               8-K dated December 5, 1995, File No. 0-6849, as Exhibit 4.)

                C-16           Subordinated Note Indenture dated as of February
                               1, 1997, between MISSISSIPPI and Bankers Trust
                               Company, as Trustee, and indenture supplemental thereto dated as of February 1, 1997. (Designated in Form 8-K dated February 20, 1997, File No.
                               0-6849, as Exhibits 4.1 and 4.2.)

                C-17 Senior Note Indenture dated as of May 1, 1998 between MISSISSIPPI and Bankers Trust Company, as
                               Trustee and indentures supplemental thereto through May 20, 1998. (Designated in Form 8-K dated May 14, 1998, File No. 0-6849, as Exhibits
                               4.1, 4.2(a) and 4.2(b).)

                C-18           Indenture dated as of March 1, 1945, between SAVANNAH and The Bank of New
                               York, as Trustee, and indentures supplemental thereto through May 1, 1996.
                               (Designated in Registration Nos. 33-25183 as Exhibit 4(a)-(1), 33-41496 as
                               Exhibit 4(a)-(2), 33-45757 as Exhibit 4(a)-(2), in SAVANNAH's Form 10-K for
                               the year ended December 31, 1991, File No. 1-5072, as Exhibit 4(b), in Form
                               8-K dated July 8, 1992, File No. 1-5072, as Exhibit 4(a)-3, in Registration
                               No. 33-50587 as Exhibit 4(a)-(2), in Form 8-K dated July 22, 1993, File No.
                               1-5072, as Exhibit 4, in Form 8-K dated May 18, 1995, File No. 1-5072, as
                               Exhibit 4 and in Form 8-K dated May 23, 1996, File No. 1-5072, as Exhibit
                               4.)



         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit


                C-19           Subordinated Note Indenture dated as of December
                               1, 1998, between SAVANNAH and The Bank of New
                               York, as Trustee, and indenture supplemental thereto dated as of December 9, 1998. (Designated in Form 8-K dated December 3, 1998, File No.
                               1-5072, as Exhibit 4.3 and 4.4.)

                C-20 Senior Note Indenture dated as of March 1, 1998 between SAVANNAH and The Bank of New York, as
                               Trustee and indenture supplemental thereto dated as of March 1, 1998. (Designated in Form 8-K dated March 9, 1998, File No.
                               1-5072, as Exhibits 4.1 and 4.2.)

                D-1            Income Tax Allocation Agreement and Amendments 1 through 55 thereto.
                               (Designated in Form U5S for 1981, File No. 30-222-2, as Exhibit A-21, in
                               Form U5S for 1982, File No. 30-222-2, as Exhibit A-22(b), in Form U5S for
                               1982, File No. 30-222-2, as Exhibit A-22(c), in Form U5S for 1983, File No.
                               30-222-2, as Exhibit D-1(d), in Form U5S for 1985, File No. 30-222-2, as
                               Exhibit D-1(e), in Amendment No. 1 to Form U5S for 1985, File No. 30-222-2,
                               as Exhibit D-1(f) in Form U5S for 1987, File No. 30-222-2, as Exhibit D-2,
                               in Form U5S for 1991, File No. 30-222-2, as Exhibit D-2 and in Form U5S for
                               1992, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1991, File No.
                               30-222-2, as Exhibit D-2, in Form U5S for 1994, File No. 30-222-2, as
                               Exhibit D-2 and in Form U5S for 1995, File No. 30-222-2, as Exhibit D-2, as
                               Exhibit D-2, in Form U5S for 1994, File No. 30-222-2, as Exhibit D-2, in
                               Form U5S for 1996, File No. 30-222-2, as Exhibit D-2 and in Form U5S for
                               1997, File No. 30-222-2, as Exhibit D-2.)

                D-2            Amendments 56 through 76 to Income Tax Allocation Agreement.

                E-1            ALABAMA's, GEORGIA's, GULF's, MISSISSIPPI's, SCS's and SOUTHERN NUCLEAR's
                               personnel policies pertaining to employee loans. (Designated in Form U5S for 1985, File No. 30-222-2, as Exhibits E-1, E-2, E-3, E-4 and E-5, in
                               Form U5S, File No. 30-222-2, for 1987 as Exhibit E-2, in Form U5S for 1990,
                               File No. 30-222-2, as Exhibit E-2, in Form U5S for 1991, File No. 30-222-2,
                               as Exhibits E-2 and E-3 , in Form U5S for 1992, File No. 30-222-2, as
                               Exhibit E-2 in Form U5S for 1993, File No. 30-222-2, as Exhibit E-2, in
                               Form U5S for 1991, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1994,
                               File No. 30-222-2, as Exhibit E-2, in Form U5S for 1995, File No. 30-222-2,
                               as Exhibit E-2 and in Form U5S for 1997, File No. 30-222-2, as Exhibit E-2.)

                G-1            ALABAMA's Financial Data Schedule.  (Designated in Form 8-K dated February
                               10, 1999, File No. 1-3164, as Exhibit 27.)

                G-2            GEORGIA's Financial Data Schedule.  (Designated in Form 8-K dated February
                               10, 1999, File No. 1-6468, as Exhibit 27.)

                G-3            GULF's Financial Data Schedule.  (Designated in Form 8-K dated February 10,
                               1999, File No. 0-2429, as Exhibit 27.)

                                      A-53




         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit


                G-4            MISSISSIPPI's Financial Data Schedule.  (Designated in Form 8-K dated
                               February 10, 1999, File No. 0-6849, as Exhibit 27.)

                G-5            SAVANNAH's Financial Data Schedule.  (Designated in Form 8-K dated February
                               10, 1999, File No. 1-5072, as Exhibit 27.)

                G-6            SOUTHERN system's consolidated Financial Data Schedule.  (Designated in
                               Form 8-K dated February 10, 1999, File No. 1-3526, as Exhibit 27.)

                H              Organizational chart.

                I Financial statements relating to certain exempt wholesale generators and foreign utility companies.

         Exhibits listed above which have heretofore been filed with the SEC pursuant to various Acts administered by the SEC, and which were designated as noted above, are hereby incorporated herein by reference and made a part hereof with the same effect as if filed herewith.

                                    SIGNATURE


                The undersigned registered holding company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.

                                                 THE SOUTHERN COMPANY



         Date:  May 3, 1999                 By    /s/   W. L. Westbrook
                                                   W. L. Westbrook
                                                  Financial Vice President,
                                                 Chief Financial Officer, and
                                                         Treasurer


                                      A-55